UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Cousins Properties Incorporated

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PROXY STATEMENT

and Notice of Annual Meeting
of Stockholders

Cousins

2022

Our history of success is a testament to both the quality of the projects and the quality of the teams who develop, lease, and manage them.

Cousins

LETTER FROM OUR CEO
March 16, 2022

Dear Stockholders,
As we look back across the year, 2021 began with the optimism that COVID-19 would be on the decline. Since then, while the variants resulted in some delays in office returns, vaccines gave us the ability to welcome more of our teams back to the office over the past year. I’m proud that as the Company marked its 63rd year, we have never been stronger. We are encouraged by our strong financial results, the momentum of national migration trends, and the power of the Sun Belt’s economy.
At Cousins, the health and safety of our customers and our employees are our top priorities. I continue to be so pleased how our team has kept our buildings safe and healthy for customers, while providing excellent customer service. They have eased our customers’ return to the physical office and strengthened our company.

STRATEGY
Cousins creates value for stockholders through ownership of the premier office portfolio in the Sun Belt markets of the U.S. We have assembled a trophy portfolio in fast-growing Sun Belt markets. We have organic growth opportunities within the portfolio as we drive occupancy gains and rental rate increases. We have external growth opportunities in our $759 million development pipeline. We also have a well-located land bank that can support another $2.6 billion in development, representing approximately 5 million square feet of trophy office and mixed-use space. Importantly, we have a rock-solid balance sheet that provides financial flexibility and a highly capable team to execute on the strategy.
Cousins is well-positioned to weather these uncertain times with a simple, compelling strategy that enabled us to operate effectively throughout the year. First, to build the premier trophy Sun Belt office portfolio. Second, to be disciplined about capital allocation and focus on new investments where our platform can add value. Third, and importantly, to have a best-in-class balance sheet to take advantage of opportunities. And finally, to leverage our strong local operating platforms that take an entrepreneurial approach in our high-growth markets.

LETTER FROM OUR CEO

2021 highlights include:
	•	Increased second generation net rent per square foot on a cash-basis by 15.1%.

	•	Entered the Nashville market with a transformative mixed-use development project known as Neuhoff in the Germantown submarket.

	•	Acquired highly amenitized, efficient, innovative properties, including Heights Union in Tampa and 725 Ponce in Atlanta.
Neuhoff Nashville

•
Delivered Norfolk Southern’s new headquarters in Atlanta on time and under budget; commenced an expansive redevelopment of Buckhead Plaza, 3350 Peachtree, and Promenade Central, all in Atlanta, and began development of Domain 9 in Austin.

•
Leased 2 million square feet of space, including a 123,000 square foot lease with Visa at Promenade Central in Midtown Atlanta and a 330,000 square foot lease with Amazon, for the full building of Domain 9 in Austin.

	•	Acquired $608 MM of assets, and started $428 MM of new development, for a combined $1,036 MM of new investments.
725 Ponce Atlanta

Cousins is well-positioned at the intersection of the office trends we have seen reflected in our leasing performance over the past year. First, the flight to quality is intensifying. Our customers recognize that interesting and inspiring space will be a competitive advantage in retaining and recruiting talent as well as rebuilding culture and connectivity. Second, the migration to the Sun Belt has accelerated. The rapid urbanization in places like Downtown Austin, Midtown Atlanta, and the South End of Charlotte have changed the equation for companies previously located in more dense, larger cities in the Northeast and West Coast. Sun Belt cities now offer a dynamic urban experience in addition to an attractive climate and a lower cost of living and doing business.

COUSINS 2022 PROXY STATEMENT

ENVIRONMENTAL, SOCIAL & GOVERNANCE
Our ESG initiatives are at the foundation of what we do and how we operate our business. Cousins is committed to developing and acquiring high-quality assets, operating them responsibly, and seizing innovative improvements wherever possible. I am proud we have continued to make our company more energy efficient.
We believe making a strong impact in the communities in which we operate is supportive of our overall success. Our employees are the foundation of our success, and we are committed to fostering an inclusive culture that embraces diversity. We prioritize having a workforce reflective of the diverse and qualified talent in the markets in which we operate.
Earlier this year, our Board of Directors established a Board-level Sustainability Committee to advise the Board and management on sustainability objectives and strategy, including working with management to establish environmental performance goals and initiatives related to climate action and resilience, along with monitoring and evaluating the Company’s progress in achieving its sustainability goals and commitments. This oversight is complementary to that of two other key committees—the Compensation & Human Capital Committee, which has oversight over human capital matters, including diversity, inclusion, retention, succession planning, and executive compensation, and the Nominating & Governance Committee, which oversees our adherence to corporate governance best practices.

LOOKING AHEAD
From significant leasing activity and transactions, to the completion of notable development projects—all while our teams continued to keep our buildings healthy—this was a truly impressive year. As we hopefully approach the other side of the health crisis, our conviction around our Sun Belt trophy office strategy has only grown.
Thank you to our team and our dedicated Board of Directors, who continue to serve our customers and our stockholders with their experience, expertise, and strategic vision. It is an honor to lead Cousins, and I appreciate your support and confidence as we continue to pursue our strategy.

M. Colin Connolly
President and Chief Executive Officer

We believe making a strong impact in the communities in which we operate is supportive of our overall success.

LETTER FROM OUR CEO

NOTICE OF 2022 ANNUAL MEETING
OF STOCKHOLDERS

The 2022 Annual Meeting of Stockholders of Cousins Properties Incorporated will be held:

Date	Time	Location
Tuesday, April 26, 2022	12:00 PM ET	Virtual
virtualshareholdermeeting.com/CUZ2022

	Proposal	For more information	Board Recommendation
Proposal 1	Election of nine nominees named in the proxy statement as Directors, each for a term of one year.	Page 24	For each nominee

Proposal 2	Consideration of an advisory vote to approve executive compensation.	Page 89	For approval

Proposal 3	Approval of the Cousins 2021 Employee Stock Purchase Plan.	Page 90	For approval

Proposal 4	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022.	Page 92	For ratification

Stockholders of record of Cousins common stock (NYSE: CUZ) at the close of business on February 25, 2022 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

YOUR VOTE IS IMPORTANT
Please vote as promptly as possible by using any of the following methods:

SCAN	PHONE	MAIL	AT VIRTUAL MEETING
You can scan this QR code to vote with your mobile phone. You will need the 16-digit number included in your proxy card, voter instruction form, or notice.	Call 1-800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form, or notice.	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	See next page regarding virtual attendance at the Meeting.

COUSINS 2022 PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2022:
The proxy statement and 2021 Annual Report are available at www.proxyvote.com.
ATTENDANCE AT THE MEETING
To attend the meeting, you must be a stockholder on the record date. You will be able to attend the Annual Meeting as well as vote during the meeting by visiting www.virtualshareholdermeeting.com/CUZ2022 and entering the 16-digit number included in your proxy card.
Participation in the meeting may be limited due to the capacity of the host platform, in which case access to the meeting will be accepted on a first come, first served basis. Electronic entry to the meeting will begin at 11:30 a.m. Eastern Time and the meeting will begin promptly at 12:00 p.m. Eastern Time. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/CUZ2022.
We encourage stockholder participation in our Annual Meeting, which we have designed to promote stockholder engagement. Stockholders will be permitted to ask questions on the ballot items during the meeting and on other subjects during a question and answer session that will begin at the conclusion of the meeting. Stockholders will be able to review the Rules of Conduct for the meeting and submit questions at www.virtualshareholdermeeting.com/CUZ2022, beginning at 11:30 a.m. Eastern Time, continuing through the conclusion of the question and answer session that follows.
By Order of the Board of Directors.
Pamela F. Roper
Corporate Secretary, Atlanta, Georgia
March 16, 2022

Cousins Properties Incorporated (3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326) is providing you with this proxy statement relating to its 2022 Annual Meeting of Stockholders. We began mailing a notice on March 16, 2022 containing instructions on how to access this proxy statement and our annual report online, and we also began mailing a full set of the proxy materials to stockholders who had previously requested delivery of the materials in paper copy. References to “the Company”, “Cousins” or “our” in this proxy statement refer to Cousins Properties Incorporated and, as applicable, its consolidated subsidiaries.
Notice of 2022 Annual Meeting

TABLE OF CONTENTS

07	2022 PROXY STATEMENT SUMMARY			72	SUMMARY COMPENSATION TABLE FOR 2021
18	GENERAL INFORMATION			74	GRANT OF PLAN-BASED AWARDS IN 2021
24	PROPOSAL 1 - ELECTION OF DIRECTORS			76	OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END
	28	Meetings of the Board of Directors and Director Attendance at Annual Meetings		78	STOCK VESTED IN 2021
	28	Director Independence		79	POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE IN CONTROL
	29	Board Leadership Structure
	29	Executive Sessions of Independent Directors		83	CEO PAY RATIO
	30	Committees of the Board of Directors		85	DIRECTOR COMPENSATION
	34	Corporate Governance			86	2021 Compensation of Directors
	34	Board’s Role in Risk Oversight		87	COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
	36	Board’s Role in Corporate Strategy
	37	Majority Voting for Directors and Director Resignation Policy		87	EQUITY COMPENSATION PLAN INFORMATION
	38	Selection of Nominees for Director		89	PROPOSAL 2 - ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
	39	Management Succession Planning

	39	Board Refreshment and Board Succession Planning		90	PROPOSAL 3 - APPROVAL OF OUR 2021 EMPLOYEE STOCK PURCHASE PLAN
	39	Board and Committee Evaluation Process

	40	Hedging, Pledging and Insider Trading Policy		92	PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
	40	Stockholder Engagement and Outreach
	40	Sustainability & Corporate Responsibility

45	EXECUTIVE COMPENSATION				92	Summary of Fees to Independent Registered Public Accounting Firm
	45	Compensation Discussion & Analysis
	45	Executive Summary		94	REPORT OF THE AUDIT COMMITTEE
	49	Compensation Practices		96	CERTAIN TRANSACTIONS
	51	Say on Pay Results		96	SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
	51	Compensation Philosophy and Competitive Positioning
	51	Compensation Review Process		96	FINANCIAL STATEMENTS
	52	Role of Management and Compensation Consultants		97	STOCKHOLDERS PROPOSALS FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
	53	Components of Compensation
		54	Base Salary	97	EXPENSES OF SOLICITATION
		54	Annual Incentive Cash Award	97	INFORMATION ABOUT VOITNG AND THE MEETING
		61	Long-Term Incentive Equity Awards	100	STOCK OWNERSHIP
		63	LTI Grant Practices	102	APPENDIX A - COUSINS PROPERTIES INCORPORATED 2021 EMPLOYEE STOCK PURCHASE PLAN
		65	Other Compensation Items
	66	Benefits and Perquisites		112	APPENDIX B
	67	Incentive-Based Compensation Recoupment or “Clawback” Policy			112	Reconciliation of Net Income Available to Common Stockholders to Funds From Operations
		67	Stock Ownership Guidelines and Stock Holding Period
		69	Severance Policy, Retirement and Change in Control Agreements		113	Reconciliation of Net Income to Net Operating Income and Same Property Net Operating income
		70	Tax Implications of Executive Compensation
		71	Assessment of Compensation-Related Risks
		71	Committee Report on Compensation

PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
BUSINESS HIGHLIGHTS
Cousins is a fully integrated, self-administered and self-managed real estate investment trust, based in Atlanta, Georgia. Founded in 1958 by Tom Cousins, we have extensive expertise in the development, acquisition, leasing, and property management of Class A office towers.
When it comes to strategy, Cousins keeps it simple:
•     assemble a portfolio of trophy assets in high-growth Sun Belt markets,
•     capture value embedded in the operating portfolio, and
•     execute attractive investment opportunities,
•     all while maintaining a conservative balance sheet.
At the end of December 2021, Cousins managed an approximately 19 million square foot trophy office portfolio primarily in the high-growth markets of Atlanta, Austin, Charlotte, Phoenix, Tampa, and Dallas. In July 2021, we announced our entry into the high-growth market of Nashville.

2021 HIGHLIGHTS
•
In 2021, our core markets of Atlanta, Austin, Charlotte, Phoenix, Tampa, Dallas and Nashville all saw significant corporate relocations and expansions, including Cousins leases with Visa (in Atlanta) and Amazon (in Austin).

•
Cousins continues to execute its strategy of maintaining a dominant market share in highly-amenitized submarkets, including 11% of the Class A Market Share in Midtown Atlanta, 15% of the Class A Market Share in Phoenix, 18% of the Class A Market Share in each of Buckhead, 14% of the Class A Market Share in Downtown Austin, 20% of the Class A Market Share in Westshore in Tampa, and 40% of the Class A Market Share in The Domain in Austin.

•
Cousins grew its in-place gross rents per square foot 15 out of the last 16 quarters. Cousins grew its in place gross rents per square foot 6.4% to a company record-high $42.85 per share. Yet our portfolio remains stable, with near-term lease expirations significantly below those of the office REIT average.

•
Cousins continues to grow through its development pipeline, with active projects in Nashville, Austin and Phoenix, while maintaining a land bank for further development opportunities in Atlanta, Austin, Charlotte, Dallas, and Tampa.

•
Cousins maintains a simple and strong balance sheet, with over $750 million of liquidity as of December 31, 2021, and a flexible property portfolio within only 21% of our pro rata share of NOI from our assets encumbered by property-level debt.

	•	Cousins’ leadership team is stable and experienced, with more than 20 years of average tenure in the real estate industry and 12 years at Cousins.

2022 PROXY STATEMENT SUMMARY

COMPENSATION HIGHLIGHTS
The Compensation Committee approved the 2021 compensation arrangements for our named executive officers (“NEOs”). Below are highlights of our 2021 compensation arrangements for our NEOs from the Compensation Discussion and Analysis (the “CD&A”) section of this proxy statement:
•     No Structural Changes to our Executive Compensation
•     In 2021, Total CEO compensation was 85% “at risk” or “performance based” compensation. As illustrated below, only base salary is a fixed amount. The other components are based on performance and/or stock price.
•     Long-term equity awards were granted to our NEOs using a mix of 42% market-conditioned restricted stock units (“RSUs”), 18% performance-conditioned RSUs, and 40% time-vested restricted stock. The market-conditioned RSUs (“Market RSUs”) are earned only upon meeting market performance goals relating to total stockholder return (relative to a peer group comprised of the constituents of the former SNL US REIT Office Index) (“TSR”), and the performance-conditioned RSUs (“Performance RSUs”) are earned only upon meeting Company performance goals relating to aggregate Funds From Operations (“FFO”) each over a three-year period from 2021 through 2023. The time-vested restricted stock vests ratably over a three-year service requirement, and the Market RSUs and Performance RSUs cliff vest only if the performance conditions and service requirement are satisfied.
•     COVID-19 Considerations
•     In recognition of the continued uncertainty presented by the ongoing COVID-19 pandemic and the challenges it presents to the Company, no base salary increases were approved for those NEOs who were first named NEO prior to 2021.
•     Also in light of the ongoing COVID-19 pandemic and the resulting uncertainty with respect to office occupancy and the direct impact upon parking revenue, the Company excluded increases in net operating income from annual incentive award goals for 2021.
•     Although the COVID-19 pandemic presented the Company with continuing challenges, the Compensation Committee did not adjust any existing long-term equity award targets in 2021.

COUSINS 2022 PROXY STATEMENT

2022 PROXY STATEMENT SUMMARY

ESG HIGHLIGHTS

Since 1958, Cousins has recognized that a commitment to thoughtful and responsible operations, with a sustainable model that values corporate social responsibility, creates meaningful value for all stakeholders.

In 2021, we issued our third Environmental, Social, and Governance (“ESG”) report. Our ESG initiatives are at the foundation of what we do and how we operate our business. Cousins is committed to developing and acquiring high-quality assets, operating them responsibly, and seizing innovative improvements wherever possible.

41	70%	37	1
LEED Certified Buildings	ENERGY STAR Certification	BOMA 360 Certified Buildings	Fitwel Certified Building Additional certifications are being pursued in 2022.

INAUGURAL HEALTHY BUILDINGS CERTIFICATIONS

• In 2021, 56 of the Company’s buildings, representing approximately 95% of our Fitwel VRM eligible square footage, were awarded Fitwel Viral Response Module (“VRM”) certification, based on a multi-faceted approach to mitigate the spread of disease. The VRM was developed with input from health experts and industry leaders, and it includes implementation standards for contagious disease outbreak plans, enhanced indoor air quality (with associated testing and monitoring), and enhanced cleaning, disinfecting, and maintenance protocols.

• Also in 2021, 2 of the Company’s buildings, which are managed by our JV partner, were awarded the WELL Health-Safety Rating, which reflects verification by GBCI and incorporates a subset of relevant features from the WELL Building Standards, focusing on the impact of facility operation and management on the long-term health and safety-needs of the space.

COUSINS 2022 PROXY STATEMENT

We are also committed to fostering an inclusive culture that embraces diversity. We prioritize having a workforce that reflects the diversity of qualified talent in the markets in which we operate.
KEY DIVERSITY HIGHLIGHTS

33%	Board of Directors	Our Board includes a woman as Chair of the Audit Committee and 33% of our Directors are women. In addition, minorities represent 11% of our Board.

33%	CEO Leadership Team	We have many women in key leadership roles, including the EVP & General Counsel, the EVP – Investments, and the SVP & Associate General Counsel. 33% of our executive management team are women.

45%	Managers	As of December 31, 2021, 45% of the supervisors at the Company were women.

4.6	Years Employee Tenure	As of December 31, 2021, the average tenure for all employees was more than four years and the average tenure of the executive team was 12 years.

39%	Female Workforce	As of December 31, 2021, women represented 39% of our workforce.

42%	Diverse Workforce	As of December 31, 2021, minorities represented 42% of our workforce.

DIVERSITY

61%
39%

Gender
(% of employees)

- Males
- Females

2%
5%
14%
58%
21%

Race
(% of employees)

- White
- African American
- Hispanic
- Asian
- Two or More Races

17%
29%
54%

Age
(% of employees)

- Under 30
- 30-50
- Over 50

Officer Promotions
With respect to the officer promotions which occurred in 2020 and 2021, 50% of the individuals receiving those promotions were minorities and 67% were women.

Cousins Scholars
Program introduces students who are under-represented minorities to the commercial real estate industry: inaugural class of 2 interns welcomed in 2021, in addition to 2 interns welcomed through other diversity programs.

Since our founding, we have recognized that talented colleagues are key to our success, as is giving back to the communities in which we live and work.
2022 PROXY STATEMENT SUMMARY

EMPLOYEE ENGAGEMENT

Cousins Properties is a 2021 Top Workplace!

2021 Top Workplaces Winner

By the *Atlanta Journal-Constitution* and *Top Workplaces USA*

2021 Third Party Employee Survey

With an overall engagement rate of 84%

Training

Extensive training, including 420 hours of training, in aggregate for our engineers

Juneteeth

Declared a 2020 holiday and an ongoing annual learning opportunity

CuzWeCan Council

Includes employees across departments with a focus on social and culture priorities

PHILANTHROPY

Community Contributions

Through the Company foundation, 2021 contributions focused on COVID-19 impacts and social justice.

24 Organizations Supported

Including $200,000 to East Lake's Drew Charter School's Office of College and Career Readinesss

Market-based Giving

With more than $56,000 raised by our employees in various markets

COUSINS 2022 PROXY STATEMENT

GOVERNANCE HIGHLIGHTS
We also recognize the importance of best in class governance practices. Below are some highlights of our practices:

Diverse Board of Directors and commitment to diversity

Independent Chairman of the Board

Annual election of all Directors

Majority voting standard for Director elections

No shareholder rights plan or “poison pill”

Compensation clawback policy

Policy against tax “gross-ups” for executives

Robust share ownership requirements

Holding periods for executive stock awards

Cap on incentive award payouts

Year-round shareholder engagement

Anti-hedging and anti-pledging policies
2022 PROXY STATEMENT SUMMARY

COUSINS 2022 PROXY STATEMENT

2022 ANNUAL MEETING INFORMATION

Date and Time	Location

APRIL 26, 2022	Virtual
12:00 P.M.	live audio webcast:
EASTERN TIME	www.virtualshareholdermeeting.com/CUZ2022

Record Date	Location

February 25,	Virtual
2022	live audio webcast:
www.virtualshareholdermeeting.com/CUZ2022

VOTING MATTERS AND BOARD RECOMMENDATIONS

	Proposal	For more information	Board Recommendation
Proposal 1	Election of nine nominees named in the proxy statement as Directors, each for a term of one year.	Page 24	For each nominee

Proposal 2	Consideration of an advisory vote to approve executive compensation.	Page 89	For approval

Proposal 3	Approval of the Cousins 2021 Employee Stock Purchase Plan.	Page 90	For approval

Proposal 4	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022.	Page 92	For ratification

2022 PROXY STATEMENT SUMMARY

ELECTION OF DIRECTORS
The Board of Directors (the “Board”) of Cousins Properties Incorporated (“we,” “our,” “us,” the “Company,” or “Cousins”) is asking you to elect nine directors (the “Directors”). The table below provides summary information about the nine Director nominees. All of the nominees currently serve on the Board. Our Bylaws provide for majority voting in uncontested Director elections. Therefore, a nominee will only be elected if the number of votes cast for the nominee’s election is greater than the number of votes cast against that nominee.
For more information about the nominees, including information about the qualifications, attributes and skills of the nominees, see page 24.

				Board Committees
Name	Age	Director Since	Primary Occupation	Audit	Compensation & Human Capital	Nominating/ Governance	Sustainability	Executive

Charles T. Cannada	63	2016	Private Investor	☑	☑

Robert M. Chapman	68	2015	Chairman of the Board of Cousins; Chief Executive Officer of CenterPoint Properties Trust					☑

M. Colin Connolly	45	2019	President and Chief Executive Officer of Cousins				☑	☑

Scott W. Fordham	54	2019	Former Chief Executive Officer of TIER REIT, Inc.				☑

Lillian C. Giornelli	61	1999	Chairman, Chief Executive Officer and Trustee of The Cousins Foundation, Inc.	☑		☑

R. Kent Griffin Jr.	52	2019	Managing Director of PHICAS Investors		☑	☑		☑

Donna W. Hyland	61	2014	President and Chief Executive Officer of Children’s Healthcare of Atlanta	☑	☑			☑

Dionne Nelson	50	2021	Chief Executive Officer of Laurel Street	☑			☑

R. Dary Stone	68	2018	President and Chief Executive Officer of R.D. Stone Interests			☑	☑
☑ = Committee member
☑ = Committee Chair

COUSINS 2022 PROXY STATEMENT

ADDITIONAL PROPOSALS

SAY ON PAY RESULTS
At our 2021 annual meeting, stockholders approved our say on pay vote with approval by 94.5% of votes cast. For more information, see page 51.

APPROVE EXECUTIVE COMPENSATION
The Board is asking you to approve executive compensation for our NEOs for 2021 on an advisory basis. Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. Stockholders have the opportunity to vote, on an advisory basis, on the compensation of our executive officers. This agenda item is often referred to as a say on pay, and it provides you the opportunity to cast a vote with respect to our 2021 executive compensation programs and policies and the compensation paid to the NEOs as disclosed in this proxy statement.
For more information, see page 89.

APPROVE COUSINS 2021 EMPLOYEE STOCK PURCHASE PLAN
In October 2021, the Board approved the Cousins 2021 Employee Stock Purchase Plan (the “ESPP”), through which all employees may elect to purchase common stock of the Company at a 15% discount, subject to certain customary terms and conditions. We believe the ESPP is a compelling enhancement to our employee benefits program, and this offering is anticipated to enhance our ability to attract and retain key employees.
The Board is asking you to approve the ESPP.
For more information, see page 90.

RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board is asking you to ratify the selection of Deloitte as our independent registered public accounting firm for the year ending December 31, 2022.
For more information, see page 92.

2022 PROXY STATEMENT SUMMARY

GENERAL INFORMATION

WHY IS THIS PROXY STATEMENT BEING MADE AVAILABLE?
Our Board of Directors has made this proxy statement available to you because you owned shares of our common stock at the close of business on February 25, 2022, and our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision, in accordance with the rules of the Securities and Exchange Commission (“SEC”), and is designed to assist you in voting.
WHAT IS A PROXY?
It is your legal designation of another person to vote the stock you own. That other person is called a proxy. The written document in which you designate that person is called a proxy or a proxy card. Two of our Directors have been designated as proxies for the 2022 Annual Meeting of Stockholders. These Directors are M. Colin Connolly and Robert M. Chapman.
WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS IN THE MAIL INSTEAD OF A PRINTED SET OF PROXY MATERIALS?
Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you on how to access and review the proxy statement and 2021 Annual Report to Stockholders over the internet. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the internet at www.proxyvote.com. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials, while also lowering our costs and reducing the environmental impact of our annual meeting. We have used this e-proxy process to furnish proxy materials to certain of our stockholders over the internet.
If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

WHO IS ENTITLED TO VOTE?
Holders of our common stock at the close of business on February 25, 2022 are entitled to receive notice of the meeting and to vote at the meeting and any postponements or adjournments of the meeting. February 25, 2022 is referred to as the record date.

TO HOW MANY VOTES IS EACH SHARE OF COMMON STOCK ENTITLED?
Holders of our common stock are entitled to one vote per share.

COUSINS 2022 PROXY STATEMENT

WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER
WHO HOLDS COMMON STOCK IN “STREET NAME?”
If your shares of common stock are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”
HOW DO I VOTE?
Common stockholders of record may vote:
•     over the internet at www.proxyvote.com, as noted in the Notice of Internet Availability of Proxy Materials or your proxy card (if you received a proxy card);
•     by telephone at 1-800-690-6903, as shown on your proxy card (if you received a proxy card);
•     by signing and dating your proxy card (if you received a proxy card) and mailing it in the postage-paid and addressed envelope enclosed therewith to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or
•     by virtually attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/CUZ2022 and entering the 16-digit number included in your proxy card.
If you have internet access, we encourage you to vote via the internet. It is convenient, more environmentally friendly, and saves us significant postage and processing costs. In addition, when you vote by proxy via the internet or by phone prior to the meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and, therefore, not be counted.
If you hold your shares of common stock through a broker or bank, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and internet voting depends on the process of the broker, bank or other nominee. Street name holders may vote in person only if they have a legal proxy to vote their shares as described below.
WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?
You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:
•     sending written notice of revocation to our Corporate Secretary at 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802;
•     submitting a subsequent proxy via internet or telephone or executing a new proxy card with a later date; or
•     voting (virtually) at the Annual Meeting.
Attendance at the meeting will not by itself revoke a proxy.
GENERAL INFORMATION

ON WHAT ITEMS AM I VOTING?
You are being asked to vote on four items:
•     to elect nine Directors nominated by the Board of Directors;
•     to approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this proxy statement;
•     to approve the Cousins Properties Incorporated 2021 Employee Stock Purchase Plan (the “ESPP”); and
•     to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2022.
No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.
HOW MAY I VOTE FOR THE NOMINEES FOR ELECTION OF DIRECTORS, AND HOW MANY VOTES MUST THE NOMINEES RECEIVE TO BE ELECTED?
With respect to the election of Directors, you may:
•    vote FOR the nine nominees for Director;
•    vote AGAINST the nine nominees for Director;
•    vote FOR certain of the nominees for Director and vote AGAINST the remaining nominees; or
•    ABSTAIN from voting on one or more of the nominees for Director.
Our Bylaws provide for majority voting in uncontested Director elections. Under the majority voting standard, Directors are elected by a majority of the votes cast, which means that the number of shares voted for a Director must exceed the number of shares voted against that Director. Abstentions are not considered votes cast for or against the nominee under a majority voting standard, and abstentions and broker non-votes will have no effect on the outcome of the vote.
WHAT HAPPENS IF A NOMINEE IS UNABLE TO STAND FOR ELECTION?
If a nominee is unable to stand for election, the Board may, by resolution, provide for a lesser number of Directors or designate a substitute nominee. If the Board designates a substitute nominee, shares represented by proxies voted for the nominee unable to stand for election will be voted for the substitute nominee. In no event may proxies be voted for more than nine Directors at the Annual Meeting.
HOW MAY I VOTE ON THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2021 AS DISCLOSED IN THIS PROXY STATEMENT, AND HOW MANY VOTES MUST THE PROPOSAL RECEIVE TO PASS?
With respect to this proposal, you may:
•     vote FOR the proposal;
•     vote AGAINST the proposal; or
•     ABSTAIN from voting on the proposal.
The proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

COUSINS 2022 PROXY STATEMENT

HOW MAY I VOTE FOR THE APPROVAL OF THE COMPANY’S ESPP, AND HOW MANY VOTES MUST THE PROPOSAL RECEIVE TO PASS?
With respect to the proposal to approve the Company’s ESPP, you may:
•    vote FOR the proposal;
•    vote AGAINST the proposal; or
•    ABSTAIN from voting on the proposal.
The proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.
HOW MAY I VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022, AND HOW MANY VOTES MUST THE PROPOSAL RECEIVE TO PASS?
With respect to the proposal to ratify the independent registered public accounting firm, you may:
•    vote FOR the proposal;
•    vote AGAINST the proposal; or
•    ABSTAIN from voting on the proposal.
The proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.
HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?
The Board recommends a vote:
•     FOR the nine Director nominees;
•     FOR the approval, on an advisory basis, of executive compensation;
•     FOR the approval of the Company’s ESPP; and
•     FOR the ratification of the appointment of the independent registered public accounting firm for 2022.
WHAT HAPPENS IF I SIGN AND RETURN MY PROXY CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?
If you return a signed proxy card but do not provide voting instructions, your shares of common stock will be voted:
•     FOR the nine Director nominees;
•     FOR the approval, on an advisory basis, of executive compensation;
•     FOR the approval of the Company’s ESPP; and
•     FOR the ratification of the appointment of the independent registered public accounting firm for 2022.
GENERAL INFORMATION

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WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD, VOTE BY PHONE OR VOTE OVER THE INTERNET?
If you are a common stockholder and you do not sign and return your proxy card, vote by phone, vote over the internet or attend the Annual Meeting and vote (virtually), your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.
If your shares of common stock are held in “street name” through a broker or bank and you do not provide voting instructions before the Annual Meeting, your broker or bank may vote your shares on your behalf under certain limited circumstances, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” including the ratification of the appointment of our independent registered public accounting firm described in this proxy statement. Therefore, with respect to this proposal, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.
The remaining proposals — the election of Directors, the say on pay vote, and the approval of the Company’s ESPP — are not considered routine matters under NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.
We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.
HOW MANY VOTES DO YOU NEED TO HOLD THE ANNUAL MEETING?
Shares of our common stock are counted as present at the Annual Meeting if the stockholder either attends and votes in person (virtually) at the Annual Meeting or properly submitted a proxy.

COUSINS 2022 PROXY STATEMENT

As of the record date, 148,763,433 shares of our common stock were outstanding and are entitled to vote at the Annual Meeting. Holders of a majority of the outstanding shares entitled to vote as of the record date, as to each proposal, must be represented at the Annual Meeting either by attending virtually or by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
IF I SHARE MY RESIDENCE WITH ANOTHER STOCKHOLDER, HOW MANY COPIES OF THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR OF THE PRINTED PROXY MATERIALS WILL I RECEIVE?
In accordance with SEC rules, we are sending only a single Notice of Internet Availability of Proxy Materials or set of the printed proxy materials to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” reduces the volume of duplicate information received at your household and helps us reduce costs.
Each stockholder subject to householding that requests printed proxy materials will receive a separate proxy card or voting instruction card. We will deliver promptly, upon written request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of these documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to our Transfer Agent at the following address: American Stock Transfer, Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York, 11219, or you may call (800) 937-5449 or email info@ASTfinancial.com.
If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.
WHAT IF I CONSENT TO HAVE ONE SET OF MATERIALS MAILED NOW BUT CHANGE MY MIND LATER?
You may withdraw your householding consent at any time by contacting our Transfer Agent at the address, telephone number and/or email address provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.
THE REASON I RECEIVE MULTIPLE SETS OF MATERIALS IS BECAUSE SOME OF THE SHARES BELONG TO MY CHILDREN. WHAT HAPPENS IF THEY MOVE OUT AND NO LONGER LIVE IN MY HOUSEHOLD?
When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting our Transfer Agent at the address, telephone number and/or email address provided above.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2022:
The proxy statement and annual report on Form 10-K for the year ended December 31, 2021 are available at www.proxyvote.com.
GENERAL INFORMATION

PROPOSAL 1 - ELECTION OF DIRECTORS
The Board has nominated the nine individuals named below for election at the Annual Meeting. Our Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their respective successors are elected.
Each of the Director nominees are currently members of the Board and were elected by the stockholders at the Annual Meeting in 2021, except Ms. Nelson, who was elected by the Board, effective May 21, 2021. Each Director nominee has consented to serve as a Director if so elected at the Annual Meeting.
Biographical information about our nominees for Director, including business experience for at least the past five years, age, year he or she began serving as our Director and other public companies for which he or she has served on the board of directors for at least the past five years is provided below. In addition, the experience, qualifications, attributes, and skills considered by our Nominating Committee and the Board in determining to nominate the Director are provided below.

☑	OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR

Nominee	Information About Nominee
Charles T. Cannada
Private investor and advisor with extensive background in the telecommunications industry. From 1989 to 2000, held various executive management positions at MCI (previously WorldCom and earlier LDDS Communications), including Chief Financial Officer from 1989 to 1994 and Senior Vice President in charge of Corporate Development and International Ventures and Alliances from 1995 to 2000. Chairman of the Board of Nanoventions, Inc. (a microstructure technology company) and Director for First Commercial Bank Inc. (Chairman of the Audit Committee and a member of the Investment/Asset Liability Management Committee). Trustee (and member of the Executive Committee) of Belhaven
University. Member of the Audit and Investment Committees of the University of Mississippi’s Foundation Board. From 2010 until the merger of the Company with Parkway Properties, Inc. (“Parkway”) (formerly traded on the NYSE as “PKY”), Director of Parkway, and Chairman of the Board from December 2011 to December 2013.

In deciding to nominate Mr. Cannada, the Nominating Committee and the Board considered his extensive experience in the areas of accounting, finance, mergers and acquisitions, capital markets, and governance of public companies has equipped him with distinct skills that are beneficial to the Company. As a successful entrepreneur and a board member in several non-public entities, he also brings a non-real estate perspective to the management and strategic planning areas of the Company.
• Director Since 2016 • Independent Director • Compensation Committee • Audit Committee – Financial Expert • Age 63

There are no family relationships among our Directors or executive officers

COUSINS 2022 PROXY STATEMENT

Nominee	Information About Nominee
Robert M. Chapman
Since 2013, Chief Executive Officer of CenterPoint Properties Trust, a company focused on the development, acquisition, and management of industrial property and transportation infrastructure. From August 1997 to November 2009, served in various positions with Duke Realty Corporation, including Chief Operating Officer from August 2007 to November 2009. From 1992 to 1997, served as Senior Vice President of RREEF Management Company. Since 2012, advisor to First Century Energy Holdings, Inc., Director of Rock-Tenn Company from 2007 to 2015.

In deciding to nominate Mr. Chapman, the Nominating Committee and the Board considered his broad managerial experience in real estate acquisitions and development, along with his track record of sound judgment and achievement, as demonstrated by his leadership positions as chief executive officer of a real estate company. In addition, his prior service as a director of another public company provides him perspective and broad experience on governance issues facing public companies.
• Director Since 2015 • Independent Director • Chairman of the Board • Chair of Executive Committee • Age 68

M. Colin Connolly
Since January 2019, President and Chief Executive Officer of Cousins. From July 2017 to December 2018, President and Chief Operating Officer of Cousins. From July 2016 to July 2017, Executive Vice President and Chief Operating Officer of Cousins. From December 2015 to July 2016, Executive Vice President and Chief Investment Officer of Cousins. From May 2013 to December 2015, Senior Vice President and Chief Investment Officer of Cousins.

In deciding to nominate Mr. Connolly, the Nominating Committee and the Board considered his position as our President and Chief Executive Officer, his experience in real estate investment and capital markets, and his track record of achievement and leadership as demonstrated during a more than 15-year career in the real estate industry.
• Director Since 2019 • President and CEO of Cousins • Sustainability Committee • Executive Committee • Age 45

Scott W. Fordham
Private investor with extensive background in the real estate industry. From 2014 until its merger with the Company, Chief Executive Officer and director for TIER. From 2013 to 2018, President of TIER. From 2008 to 2013, various roles within TIER’s predecessor company. Prior to joining TIER, various executive positions with real estate companies, including Prentiss Properties Trust and its successor, Brandywine Realty Trust, along with Apartment Investment and Management Company.

In deciding to nominate Mr. Fordham, the Nominating Committee and the Board considered his over 25 years of experience in real estate investment and capital markets, including his demonstrated track record of sound judgment and achievement through his service as a chief executive officer of a publicly-traded REIT, along with his broad experience in the areas of accounting, finance, capital markets, and real estate operations. In addition, his prior service as director of publicly-traded real estate companies provides him perspective and broad experience on issues facing public companies.
• Director Since 2019 • Chair of Sustainability Committee • Age 54

There are no family relationships among our Directors or executive officers
PROPOSAL 1 - ELECTION OF DIRECTORS

Nominee	Information About Nominee
Lillian C. Giornelli
Chairman and Chief Executive Officer of The Cousins Foundation, Inc. since 2000, and Trustee of The Cousins Foundation, Inc. since 1990. Since 2002, President and Director of CF Foundation. President and Trustee of Nonami Foundation since 2006. Vice Chairman of East Lake Foundation, Inc. In addition, Ms. Giornelli serves as a Trustee and Chair of the Audit Committee of the J.M. Tull Foundation.

In deciding to nominate Ms. Giornelli, the Nominating Committee and the Board considered her significant knowledge about the real estate industry and our Company, along with her track record of sound judgment and achievement, as demonstrated by her leadership positions in a number of significant charitable foundations.
• Director Since 1999 • Independent Director • Nom / Gov Committee • Audit Committee • Age 61

R. Kent Griffin, Jr.
Since 2016, Managing Director of PHICAS Investors, providing investment and capital strategy advisory services to public and private companies. From 2008 to 2015, President and Chief Operating Officer of BioMed Realty. From 2006 to 2010, Chief Financial Officer of BioMed Realty. Previously, investment banker for J.P. Morgan and Raymond James and auditor and advisor for Arthur Andersen as part of their real estate services group. Director of Healthpeak Properties, a member of its Investment and Finance Committee and Chair of its Audit Committee. Member of the Board of Advisors for Pilot Mountain Ventures (investment funds). Director of Charleston Waterkeeper, and member of the Board of Advisors for the Leonard W. Wood Center for Real Estate Studies and Board of Visitors for the Wake Forest University School of Business.

In deciding to nominate Mr. Griffin, the Nominating Committee and the Board considered his significant years of experience in real estate investment, mergers and acquisitions, and capital markets, including his demonstrated track record of sound judgment and achievement through his service as a president and chief operating officer of a publicly-traded REIT, along with his broad experience in the areas of accounting, finance and real estate operations. In addition, his current and prior service as director of publicly-traded real estate companies provides him perspective and broad experience on issues facing public companies.
• Director Since 2019 • Independent Director • Chair of Compensation Committee • Nom/Gov Committee • Executive Committee • Age 52

There are no family relationships among our Directors or executive officers

COUSINS 2022 PROXY STATEMENT

Nominee	Information About Nominee
Donna W. Hyland
President and Chief Executive Officer of Children’s Healthcare of Atlanta since June 2008; Chief Operating Officer of Children’s Healthcare of Atlanta from January 2003 to May 2008; Chief Financial Officer of Children’s Healthcare of Atlanta from February 1998 to December 2002. Since 2015, Director of Genuine Parts Company and a member of its Audit Committee and Compensation, Nominating & Governance Committee. Director of the Advisory Boards of SunTrust Bank of Georgia and Stone Mountain Industrial Park, Inc., a privately-held real estate company.

In deciding to nominate Ms. Hyland, the Nominating Committee and Board considered her track record of sound judgment and achievement, as demonstrated by her leadership positions as chief executive officer, chief operating officer, and chief financial officer of a large, integrated health services organization and her leadership positions in a number of significant charitable organizations, as well as the skills and experience that qualify her as an audit committee financial expert. In addition, her service as a director of another public company provides her perspective and broad experience on governance issues facing public companies.
• Director Since 2014 • Independent Director • Compensation Committee • Chair of Audit Committee – Financial Expert • Executive Committee • Age 61

Dionne Nelson
President and Chief Executive Officer of Laurel Street Residential, a private mixed-income development company since 2011. From 2007 to 2011, Senior Vice President of Crosland. Previously, an Investment Manager at NewSchools Venture Fund and EARNEST Partners, and a consultant with McKinsey & Company. Director for the Federal Reserve Bank of Richmond — Charlotte Branch. Trustee of the Urban Land Institute (ULI). Member of national advisory board for ULI’s Terwilliger Center for Housing and ULI’s Affordable Workforce Housing Council, and the Low Income Investment Fund Board of Directors. Member of the Charlotte Executive Leadership Council and the Charlotte Community Advisory Committee for the Knight Foundation and the Advisory Board of the University of North Carolina at Charlotte’s Childress Klein Center for Real Estate and Renaissance West Community Initiative.

In deciding to nominate Ms. Nelson, the Nominating Committee and the Board considered her significant knowledge of the real estate industry, especially in North Carolina, and her track record of sound judgment and achievement, as demonstrated by her leadership positions in real estate, investment and banking institutions.
• Director Since 2021 • Independent Director • Audit Committee – Financial Expert • Sustainability Committee • Age 50

R. Dary Stone
President and CEO of RD Stone Interests. Former Officer of Cousins (through 2011). Director and Chair of Nominating and ESG Committee of AIMCO, and member of its Audit Committee. Director and Chair of Audit Committee of Tolleson Wealth Management and Tolleson Private Bank. Member of Perry Homes Advisory Board. Former Chair of Baylor University Board of Regents. Former Chair of Banking Commission of Texas. Former Director of Parkway, Inc., Hunt Companies, Inc, and Lone Star Bank.

In deciding to nominate Mr. Stone, the Nominating Committee and the Board considered his significant knowledge of the real estate industry, especially in Texas and the southeastern U.S., and his track record of sound judgment and achievement, as demonstrated by his leadership positions in investment and banking institutions and as demonstrated during his 17-year career with Cousins, including as Vice Chairman and Director.
• Director Since 2018 • Independent Director • Chair of Nom / Gov Committee • Sustainability Committee • Age 68

There are no family relationships among our Directors or executive officers
PROPOSAL 1 - ELECTION OF DIRECTORS

MEETINGS OF THE BOARD OF DIRECTORS AND DIRECTOR ATTENDANCE AT ANNUAL MEETINGS
Our Board held eight meetings during 2021. Each current Director attended at least 75% of the total number of meetings of the Board (during such Director’s tenure) and any committees of which he or she was a member.
We typically schedule a Board meeting in conjunction with our Annual Meeting and expect that our Directors will attend both, absent a valid reason. Due to the COVID-19 pandemic, last year’s Annual Meeting was held virtually. The majority of our current Directors who were nominated for election at last year’s Annual Meeting attended that Annual Meeting virtually.
DIRECTOR INDEPENDENCE
In order to evaluate the independence of each Director, our Board has adopted a set of Director Independence Standards as part of our Corporate Governance Guidelines. The Director Independence Standards can be found on the Investor Relations page of our website at www.cousins.com.
The Board has reviewed Director independence under NYSE Rule 303A.02(a) and our Director Independence Standards. In performing this review, the Board considered all transactions and relationships between each Director and our Company, subsidiaries, affiliates, senior executives, and independent registered public accounting firm, including those reported under the section “Certain Transactions.” As a result of this review, the Board affirmatively determined that seven of the nine nominees for Director are independent. The independent Directors are reflected in the chart below:

Name	Independent
Charles T. Cannada	☑

Robert M. Chapman	☑

M. Colin Connolly*

Scott W. Fordham**

Lillian C. Giornelli	☑

R. Kent Griffin, Jr.	☑

Donna W. Hyland	☑

Dionne Nelson	☑

R. Dary Stone	☑

* President & CEO of Cousins
* * Former CEO of TIER REIT, which merged with Cousins in 2019

COUSINS 2022 PROXY STATEMENT

As noted, all but two of our Directors are independent. Mr. Connolly is not an independent Director because of his employment as our President and Chief Executive Officer. Mr. Fordham is not independent because of his prior employment as President and Chief Executive Officer of TIER at the time of the Merger in June 2019, which resulted in receipt of significant severance payments immediately following the Merger from a subsidiary of the Company.
Our Audit Committee, our Compensation & Human Capital Committee and our Nominating & Governance Committee are comprised solely of independent Directors. We believe that the number of independent, experienced Directors that comprise our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our stockholders.
BOARD LEADERSHIP STRUCTURE
We operate under a board leadership structure where one of our independent Directors, Mr. Chapman, serves as the non-executive Chairman of the Board. The non-executive Chairman presides at all executive sessions of “non-management” Directors, as defined under the NYSE Listed Company Manual. The powers and duties of our non-executive Chairman reflect corporate governance best practices. Among other duties, our non-executive Chairman provides input on meeting agendas, presides over all meetings, and chairs executive sessions of the independent Directors to discuss certain matters without members of management present. Pursuant to our Corporate Governance Guidelines, our non-executive Chairman is responsible for ensuring that the role between board oversight and management operations is respected, providing the medium for informal dialogue with and between independent Directors and allowing for free and open communication with that group. In addition, our non-executive Chairman serves as a communication conduit for third parties who wish to communicate with the Board.
We believe this current board leadership structure is appropriate for our Company and our stockholders. We believe this structure promotes efficiency and provides strong leadership for our Board, while also positioning our Chief Executive Officer, with the consultation of our Chairman of the Board, as the leader of the Company in the eyes of our business partners, employees, stockholders, and other interested parties.
EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS
Our independent Directors meet without management present at least four times each year. Mr. Chapman, as our non-executive Chairman, is responsible for presiding at meetings of the independent Directors.
Any stockholder or interested party who wishes to communicate directly with the Chairman or the independent Directors as a group may do so by writing to: non-executive Chairman, Cousins Properties Incorporated, c/o Corporate Secretary, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802.

PROPOSAL 1 - ELECTION OF DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS
In its meeting on February 1, 2022, following the review and recommendation of the Compensation, Succession, Nominating & Governance Committee (the “CSNG Committee”), the Board determined that the increasing focus and continuing evolution of matters related to “ESG” (environmental, sustainability, and governance) could best be addressed by the Board through a division of responsibilities that ensures these critical matters receive increased time and attention from our Board. Historically, all of those responsibilities, in addition to the responsibilities related to executive and director compensation and director nomination and succession, were housed in the CSNG Committee. In that meeting the Board determined that, as of April 26, 2022, our Board committee composition will change, as we divide the current duties and responsibilities of the CSNG Committee into three separate committees: the Compensation & Human Capital Committee, the Nominating & Governance Committee, and the Sustainability Committee.
As of April 26, 2022, our Board will have five standing committees: the Audit Committee, the Compensation & Human Capital Committee (the “Compensation Committee”), the Nominating & Corporate Governance Committee (the “Nominating Committee”), and the Sustainability Committee.
The membership and function of each of these committees, and the number of meetings held during 2021, are described below:
AUDIT COMMITTEE

Members*		The Audit Committee’s responsibilities include:

Donna W. Hyland (Chair)	>	providing oversight of the integrity of the Company’s financial statements, the Company’s accounting and financial reporting processes, and the Company’s system of internal controls;
Charles T. Cannada
Lillian C. Giornelli	>	sole authority to appoint, retain, or terminate our independent registered public accounting firm;
Dionne Nelson
	>	reviewing the independence of the independent registered public accounting firm;
Number of Meetings in 2021: 4	>	reviewing the audit plan and results of the audit engagement with the independent registered public accounting firm;
Financial Expertise:	>	reviewing the scope and results of our internal auditing procedures, risk assessment, and the adequacy of our financial reporting controls;
Our Board determined that Mmes. Hyland and Nelson and Mr. Cannada each qualify as an “audit committee financial expert” as that term is defined in the rules of the SEC.	>	considering the reasonableness of and, as appropriate, approving the independent registered public accounting firm’s audit and non-audit fees;
	>	reviewing, approving, or ratifying related party transactions;
	>	providing oversight of our cyber risk management; and
	>	performing such other oversight functions as may be requested by our Board of Directors from time to time.
Each member of the Audit Committee is independent within the meaning of the regulations promulgated by the SEC, the listing standards of the NYSE, and our Director Independence Standards. All of the members of the Audit Committee are financially literate, and three of the four members are financial experts, all in accordance with the meaning of the SEC regulations, the listing standards of the NYSE, and the Company’s Audit Committee Charter.

For additional disclosures regarding the Audit Committee, including the Audit Committee Report, see “Proposal 4: Ratification of Appointment of the Independent Registered Public Accounting Firm” beginning on page 92.
* Through April 26, 2022, R. Dary Stone also served on the Audit Committee. Our Board also determined that he qualifies as an “audit committee financial expert.”

COUSINS 2022 PROXY STATEMENT

COMPENSATION & HUMAN CAPITAL COMMITTEE

Members*		The Compensation Committee’s responsibilities include:

R. Kent Griffin, Jr. (Chair)	>	overseeing the administration of the Company’s compensation programs, including setting and administering our executive compensation;
Charles T. Cannada
Donna W. Hyland	>	overseeing the administration of our incentive compensation plans and equity-based plans;

Number of Meetings in 2021*: 6	>	reviewing and approving those corporate goals and objectives that are relevant to the compensation of the Chief Executive Officer (the “CEO”) and all other executive officers, and evaluating the performance of the CEO and the other executive officers in light of those goals and objectives;
	>	reviewing our incentive compensation arrangements to confirm that incentive compensation does not encourage excessive risk-taking, and periodically considering the relationship between risk management and incentive compensation;
	>	reviewing and making recommendations to the full Board of Directors regarding the compensation of non-employee Directors;
	>	consider results of stockholder advisory vote on executive compensation;
	>	review and discuss with management the compensation discussion and analysis, and recommend to our Board whether it be included in the annual proxy statement;
	>	oversight of all human capital management, including culture, diversity, inclusion, talent acquisition, retention, employee satisfaction, engagement and succession planning; and
	>	performing such other functions and duties deemed appropriate by our Board of Directors.
None of the members of the Compensation Committee is an employee of Cousins Properties and each of them is an independent director under the NYSE rules.

The Compensation Committee makes all compensation decisions for all executive officers. The Compensation Committee reviews and approves all equity awards for all employees and delegates limited authority to the CEO to make equity grants to employees who are not executive officers.

The Compensation Committee has retained Ferguson Partners Consulting (together with its predecessors, “FPC”), an independent human resources consulting firm, since 2015 to provide advice regarding executive compensation, including for our NEOs listed in the compensation tables in this proxy statement. FPC advised the Compensation Committee with respect to compensation trends, best practices, and plan design, including among REITs and the broader market. FPC provided the Compensation Committee with relevant market data, advice regarding the interpretation of such data, and alternatives to consider when making decisions regarding executive compensation, including for our executive officers. Information concerning the nature and scope of FPC’s assignments and related disclosure is included under “Compensation Discussion and Analysis” beginning on page 45.

The Compensation Committee Report is included in this proxy statement on page 71.
* Through April 26, 2022, the duties of the Compensation Committee were housed with the CSNG Committee, which was comprised of Mmes. Hyland and Giornelli, and Messrs. Cannada and Griffin (Chair).
PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINATING & CORPORATE GOVERNANCE COMMITTEE

Members*		The Nominating Committee’s responsibilities include:

R. Dary Stone (Chair)	>	identifying individuals qualified to become Board members, consistent with criteria established by the Nominating Committee, and recommending to the Board director nominees for election at each annual meeting of stockholders;
R. Kent Griffin, Jr.
Lillian C. Giornelli	>	recommending to the Board the directors for appointment to its committees;
	>	establishing a policy with regard to the consideration by the Nominating Committee of director candidates recommended by a stockholder;
Number of Meetings in 2021*: 6	>	establishing procedures to be followed by stockholders submitting such recommendations and establishing a process for identifying and evaluating nominees for our Board of Directors, including nominees recommended by stockholders;

	>	making recommendations regarding composition and size of the Board, together with coordination of succession planning by the Board of Directors;
	>	consider results of stockholder advisory vote on executive compensation;
	>	overseeing annual Board and committee evaluation process;

	>	reviewing and recommending to the Board corporate governance principles and policies that should apply to the Company;
	>	reviewing codes of conduct and enforcement procedures in place at least annually; and
	>	performing such other functions as may be requested by our Board of Directors from time to time.
The Nominating Committee is also responsible for annually reviewing our Corporate Governance Guidelines and recommending any changes to our Board of Directors. A copy of the Corporate Governance Guidelines is available on the Investor Relations page of our website at www.cousins.com.

Each member of the Nominating Committee is an independent director under the NYSE rules.
* Through April 26, 2022, the duties of the Nominating Committee were housed with the CSNG Committee, which was comprised of Mmes. Hyland and Giornelli, and Messrs. Cannada and Griffin (Chair).

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SUSTAINABILITY COMMITTEE

Members*		At its meeting on February 1, 2022, the Board of Directors established the Sustainability Committee, effective April 26, 2022. The Sustainability Committee’s responsibilities include:

Scott W. Forham (Chair)	>	reviewing and sharing real estate industry sustainability best practices;
M. Colin Connolly	>	working with our Board and management to establish environmental performance goals (energy, emissions, water and waste), and initiatives related to climate action and resilience;
Dionne Nelson
R. Dary Stone
	>	monitoring and evaluating the Company’s progress in achieving its sustainability goals and commitments, as well as relevant independent environmental, sustainability objectives and its strategy;
Number of Meetings in 2021*: 6	>	reporting to and advising our Board as appropriate on the Company’s sustainability objectives and its strategy;
	>	periodically reviewing legal, regulatory, and compliance matters that may have a material impact on the implementation of the Company’s sustainability objectives, and making recommendations to our Board and management, as appropriate, with respect to the Company’s response to such matters;
	>	assisting our Board in fulfilling its oversight responsibility by identifying, evaluating, and monitoring the environmental and climate trends, issues, risks, and concerns that affect or could affect the Company’s business activities and performance;
* Through April 26, 2022, the duties of the Nominating Committee were housed with the CSNG Committee, which was comprised of Mmes. Hyland and Giornelli, and Messrs. Cannada and Griffin (Chair).	>	advising our Board on significant stakeholder concerns related to sustainability; and
	>	performing such other functions as may be requested by our Board of Directors from time to time.
The Sustainability Committee is also responsible for reviewing and providing oversight regarding our annual ESG reports, which can be found at cousins.com/esg-reports.

EXECUTIVE COMMITTEE

Members*		The Executive Committee’s responsibilities include:

Robert M. Chapman (Chair)	>	exercising all powers of the Board in the management of our business and affairs, except for those powers expressly reserved to the Board.
M. Colin Connolly
R. Kent Griffin Donna W. Hyland	>	previous delegations include approving adjustments to the Board-approved minimum disposition price and maximum acquisition price for a real estate asset.

Number of Meetings in 2021: 0	>	previous delegations also include acting as a pricing committee in connection with public stock issuances.
The Executive Committee took no action in 2021.

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CORPORATE GOVERNANCE
Our Board has adopted a set of Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Investor Relations page of our website at www.cousins.com. The charters of the Audit Committee and the CSNG Committee are also available on the Investor Relations page of our website. As discussed above, effective April 26, 2022, the CSNG Committee will also be divided into three committees: the Compensation & Human Capital Committee; the Nominating & Governance Committee; and the Sustainability Committee. Charters for these newly-divided committees will also be made available on the Investor Relations page.
Our Board has adopted a Code of Business Conduct and Ethics (the “Ethics Code”), which applies to all officers, Directors, and employees. This Ethics Code reflects our long-standing commitment to conduct our business in accordance with the highest ethical principles. The Ethics Code includes a Vendor Code of Conduct, which describes our expectations of how vendors, consultants, and independent contractors engaged in providing products and services to us will conduct business, including through compliance with this Vendor Code of Conduct. Our Ethics Code is available on the Investor Relations page of our website at www.cousins.com. Copies of our Corporate Governance Guidelines, committee charters, and Ethics Code are also available upon written request to Cousins Properties Incorporated, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802, Attention: Corporate Secretary.
Any stockholder or interested party who wishes to communicate directly with our Board, or with an individual member of our Board, may do so by writing to Cousins Properties Incorporated Board of Directors, c/o Corporate Secretary, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802. At each regular Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations, or promotions of a product or service) and will make the communications available to the Directors upon request.
In addition, all known or possible instances of non-compliance with our Ethics Code may be reported anonymously using the Company’s ethics hotline at www.cousins.ethicspoint.com or by calling toll-free 1-877-888-0002. This ethics hotline is an independent, professional reporting service retained by the Company to assist with receiving reports of compliance concerns and suspected violations, and it is available 24 hours a day, 7 days a week. You are welcome to make any such reports anonymously, but we prefer you identify yourself so that we may contact you for additional information if necessary or appropriate.
BOARD’S ROLE IN RISK OVERSIGHT
Our Board is responsible for overseeing our risk management. The Board delegates some of its risk oversight role to each of the Audit Committee, the Compensation Committee, the Nominating Committee, and the Sustainability Committee.
•     Under its charter, the Audit Committee is responsible for discussing our financial risk assessment with management, as well as the oversight of our corporate compliance programs, cybersecurity concerns (including data privacy risk management), and the internal audit function. As part of this oversight, the Audit Committee oversees the planning and conduct of an annual risk assessment that is designed to identify and analyze risks to achieving the Company’s business objectives. The results of the risk assessment are then discussed with management and used to develop the Company’s annual internal audit plan.

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•    Under its charter, the CSNG Committee is responsible for oversight of the Company’s incentive compensation arrangements to confirm that incentive compensation does not encourage excessive risk-taking and to periodically consider the relationship between risk management and incentive compensation. These duties will reside with the Compensation Committee, as of April 26, 2022. As part of this oversight, the Compensation Committee, together with its independent compensation consultant, Ferguson Partners Consulting, annually reviews the Company’s executive compensation, including benchmarking of the level, type and mix of compensation, the components of performance goals and the appropriateness of each in relation to the Company’s strategy and portfolio.
•     Following the April 26, 2022 division of the CSNG Committee, the Nominating Committee will succeed to the responsibilities of the CSNG Committee for oversight of the Company’s governance principles and policies that should apply to the Company, along with reviewing the Company’s Corporate Governance Guidelines, Code of Business Conduct and Vendor Code of Conduct. This review includes policies related to insider stockholding requirements, potential conflict of interests, and expectations for board members.
•     Following the April 26, 2022 division of the CSNG Committee, the Sustainability Committee will succeed to the responsibilities of the CSNG Committee for oversight of the Company’s sustainability and social responsibility initiatives, goals, and reporting.
In addition, our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed. In particular, our Board of Directors administers its risk oversight function through:
•     the review and discussion of regular periodic reports to our Board of Directors and its committees on topics relating to the risks that the Company faces, including, among others:
•     market conditions;
•     tenant concentrations and credit worthiness;
•     leasing activity and expirations;
•     the status of current and anticipated development projects;
•     compliance with debt covenants;
•    management of debt maturities;
•     access to debt and equity capital markets;
•     existing and potential legal claims against the Company;
•     types and levels of insurance coverage for property, general liability, executive liability, and other lines of coverage;
•     climate change and sustainability;
•     potential cyber-attacks and intrusions;
•     public health crises, pandemics and epidemics; and
•     various other matters relating to the Company’s business;

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•    the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others:
•     significant acquisitions and dispositions of property;
•     commencement of significant development projects; and
•     new commitments for significant corporate-level borrowings;
•    the direct oversight of specific areas of the Company’s business by the Audit Committee, the Compensation Committee, the Nominating Committee, and the Sustainability Committee; and
•    regular periodic reports from the Company’s independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualifications of the Company as a REIT for tax purposes and the Company’s internal control over financial reporting.
The Board relies on management to bring significant matters impacting the Company to its attention. The Board believes that the work undertaken by its committees, together with the work of the full Board and management, enables the Board to effectively oversee the Company’s risk management function.
With respect to cybersecurity risk, the day-to-day management of cybersecurity is the responsibility of our Senior Vice President, Chief Information Officer and his larger Information Technology team. The Chief Information Officer reports directly to the Chief Financial Officer. The executive management team receives regular updates, and the Board receives an annual report from the Chief Information Officer on the Company’s cyber risks and threats, the status of projects to strengthen the Company’s information security systems, assessments of the Company’s security program, and the emerging threat landscape.
As one component of the Board’s management of risk, the Company has established a hotline that is available for the anonymous and confidential submission of complaints relating to any matter to encourage the reporting of questionable activities directly to our senior management and the Audit Committee. See “Corporate Governance” on page 34 for more information.

BOARD’S ROLE IN CORPORATE STRATEGY
Our Board is responsible for assisting management in developing and evaluating our corporate strategy. As part of a comprehensive review of our existing portfolio and review of opportunities for acquisition, disposition, and development, our management team reviews and discusses with the Board the current corporate strategy, including allocation among our target markets, potential new markets, and the degree to which the assets within our portfolio and potential opportunities are aligned with that strategy.
Our Board periodically conducts special meetings to review and discuss our corporate strategy, including perceived macro threats and opportunities in the office sector generally, our portfolio characteristics, the strengths and challenges of our target markets, anticipated opportunities for improvement of the portfolio, and our financial philosophy. Such reviews include discussion of our strategic goals and the status of our progress against the same.

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Our corporate strategy is summarized as follows:
•     Premier Urban Sun Belt Office Portfolio. We prioritize investment in trophy office building concentrations in the best-located and most highly-amenitized submarkets within some of the most attractive office markets in the Sun Belt, including Austin, Atlanta, Charlotte, Phoenix, Tampa, Dallas, and Nashville. We focus on appropriate distribution of investments among those markets, and we regularly review opportunities to expand selectively in additional office markets in the Sun Belt which offer strong long-term growth characteristics, including supply constraints and strong transportation infrastructure.
•     Disciplined About Capital Allocation. We pursue acquisition and development opportunities where we     believe our expertise in leasing and development will provide a strong base for generating attractive risk-adjusted returns and maintain or upgrade the quality of our portfolio.
•     Best in Class Balance Sheet. We maintain a simple, flexible, and low-levered balance sheet, appropriately sized to obtain benefits of scale, with a preference for limitations on the use of joint ventures (unless they bring strategic considerations other than funding).
•     Strong Local Operating Platforms. Local leadership leads our markets. They have direct responsibility for local operations and identifying new opportunities, supported by centralized corporate functions that can be shared across the portfolio while maintaining appropriate general and administrative expenses.
The Board continues to review and discuss our corporate strategy with management, making prudent adjustments as appropriate given current market conditions.
MAJORITY VOTING FOR DIRECTORS AND DIRECTOR RESIGNATION POLICY
Our Bylaws and Corporate Governance Guidelines provide for majority voting in uncontested Director elections. Under the majority voting standard, Directors are elected by a majority of the votes cast, which means that the number of shares cast for a Director must exceed the number of shares cast against that Director. Under our Corporate Governance Guidelines, if a Director fails to receive a sufficient number of votes for re-election at an annual meeting, the Director must offer to tender his or her resignation to the Board. The Board will determine whether or not to accept such resignation.
Our Bylaws provide that the Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Any Director who tenders his or her resignation in accordance with the Bylaw provision will not participate in the Nominating Committee’s recommendation or Board action regarding whether to accept such resignation. However, if each member of the Nominating Committee was not elected at the same election, then the independent Directors who were elected will appoint a committee among themselves to consider such resignations and recommend to the Board whether to accept them. However, if the only Directors who were elected in the same election constitute three or fewer Directors, all Directors may participate in the action regarding whether to accept such resignations.

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SELECTION OF NOMINEES FOR DIRECTOR
Our Directors take a critical role in guiding our strategic direction and overseeing our management. Our Board has delegated to the Nominating Committee the responsibility for reviewing and recommending nominees for membership on the Board. Candidates are considered based upon various criteria and must have integrity, accountability, judgment, and perspective. In addition, candidates are chosen based on their leadership and business experience, as well as their ability to contribute toward governance, oversight, and strategic decision-making. In identifying nominees for Director, the Nominating Committee focuses on issues of diversity, such as diversity of gender, race, ethnicity, professional experience, and differences in viewpoints, while also evaluating the skills that a potential nominee would bring to the Board. The Nominating Committee does not have a formal policy with respect to diversity; however the Board and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. In considering nominees for Director, the Nominating Committee considers the entirety of each candidates’ credentials in the context of these standards.
The Nominating Committee is responsible for recommending nominees for election to the Board at each Annual Meeting and for identifying one or more candidates to fill any vacancies that may occur on the Board. The Nominating Committee uses a variety of sources to identify new candidates. New candidates may be identified through recommendations from independent Directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the Board, and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating Committee, interviews with the Nominating Committee as a whole, one or more members of the Nominating Committee, or one or more other Board members, and discussions of the Nominating Committee and the full Board. The Nominating Committee then recommends candidates to the full Board, with the full Board selecting the candidates to be nominated for election by the stockholders or to be elected by the Board between annual meetings.
In 2020, the CSNG Committee (as predecessor to the Nominating Committee) retained a professional search firm to significantly increase the pool of potential candidates, reflecting the values of diversity outlined above. With the assistance of the search firm, the CSNG Committee conducted a thorough process, including conducting multiple private meetings with and consideration of multiple potential candidates. The CSNG Committee carefully reviewed the background and qualifications of each potential candidate and the alignment of the same with the strategic goals of the Company and its governance values. As part of the Director search process, each Director participated in live discussions with Ms. Nelson. At the culmination of such process, the CSNG Committee recommended to the Board that it elect Ms. Nelson to the Board. After reviewing Ms. Nelson’s background and qualifications, the Board elected Ms. Nelson as a Director, effective May 21, 2021.
The Nominating Committee will consider Director nominees proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective nominee for consideration by the Nominating Committee may do so by submitting the candidate’s name and qualifications in writing to Cousins Properties Incorporated Nominating & Governance Committee, c/o Corporate Secretary, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802.

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MANAGEMENT SUCCESSION PLANNING
The Nominating Committee is also responsible for the oversight of the Company’s succession planning, including overseeing a process to evaluate the qualities and characteristics of an effective Chief Executive Officer and conducting advance planning for contingencies, such as the departure, death, or disability of the Chief Executive Officer or other senior members of management. The Chief Executive Officer periodically reviews the management development and succession planning with the Nominating Committee. The succession plan is also reviewed with the full Board from time to time, which considers ensuring thoughtful, seamless, and effective transitions of leadership to be a primary responsibility of the Board. Potential leaders are given exposure and visibility to the Board members through formal presentations and informal events.
BOARD REFRESHMENT AND BOARD SUCCESSION PLANNING
Succession planning is not limited to management. We also consider the long-term make-up of our Board and how the members of our Board change over time. We aim to strike a balance between the knowledge that comes from longer-term service on the Board with the new ideas and energy that can come from adding members to the Board. We also consider the long-term needs of our Board and the expertise that is needed for our Board as our business strategy evolves and the marketplace in which we do business evolves.
We added one or more new independent Directors in six of the last eight years, including the addition of one new independent Director in May 2021, as discussed above.
We believe the average tenure for our Directors reflects the balance that the Board seeks between the different perspectives brought by long-serving Directors and new Directors. The graph below summarizes the tenure of our 2022 Director nominees.

BOARD AND COMMITTEE EVALUATION PROCESS
The Board has established a robust self-evaluation process. Our Corporate Governance Guidelines require the Board to evaluate its own performance annually. In addition, each of the charters of the Audit Committee and the CSNG Committee require an annual performance evaluation. Prior to the pending division of the CSNG Committee, the CSNG Committee oversaw the annual self-assessment process on behalf of the Board, and the Nominating & Governance Committee will succeed to these responsibilities as of April 26, 2022. For purposes of this discussion, the CSNG Committee is referred to as the “Governance Committee.” The formal self-evaluation may be in the form of written or oral questionnaires, administered by Board members, management, or third parties. Each year, our Governance Committee discusses and considers the appropriate approach and approves the form of the evaluation.
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In 2021, Mr. Griffin, as Chair of our Governance Committee, conducted individual interviews with each member to review and discuss the following: Board structure, size and composition (including diversity), including current membership; committee structures, size, composition and leadership; effectiveness of communications with management, including written materials; director engagement; effectiveness of communications among directors; succession planning for management; performance of Director Connolly as Chief Executive Officer; performance of Chairs of Board and committees; effectiveness of oversight by Board, including risk management and strategic planning; and effectiveness, duration and frequency of meetings. These discussions utilized a detailed questionnaire as a prompt. Mr. Griffin prepared a verbal report with details regarding the discussions to the Executive Chairman and the Chief Executive Officer. In February 2022, Mr. Griffin also provided a verbal summary of the discussions for discussions with the full Board.
We intend periodically to conduct similar evaluations in the future, and we may utilize the services of a third-party consultant for this purpose, as our Board deems appropriate as part of our standard annual performance evaluation and self-assessment process.
HEDGING, PLEDGING AND INSIDER TRADING POLICY
Our insider trading policy prohibits our employees, officers, and Directors from hedging their ownership of our stock, including a prohibition on short sales, buying or selling of puts and calls, and purchasing our stock on margin. Our insider trading policy also prohibits our employees, officers, and Directors from purchasing or selling our securities while in possession of material non-public information. None of our executive officers or Directors holds any of our stock subject to pledge.
STOCKHOLDER ENGAGEMENT AND OUTREACH
Our commitment to understanding the interests and perspectives of our stockholders is a key component of our corporate governance strategy and compensation philosophy. Throughout the year, we regularly meet with our investors to share our perspective and to solicit their feedback on a variety of topics, such as our strategy and performance, corporate governance, and market conditions. During 2021, we reached out to shareholders who collectively own approximately 75% of our outstanding common stock and requested meetings to solicit their input on a variety of topics, including market conditions, executive compensation, corporate strategy, corporate governance practices, and other matters related to ESG. Shareholders collectively owning approximately 65% of our outstanding common stock accepted such requests. The Chief Executive Officer and/or Chief Financial Officer personally led these meetings. Members of our executive management team typically participate in multiple investor conferences, and we look forward to the resumption of these conferences in person in 2022. Periodically, we hold investor days where members of our management team meet with stockholders to discuss our strategy and performance, provide tours of our properties, and respond to questions. We also consider the input received from our stockholders through individual meetings, property tours, telephone calls, and/or written communications. We plan to continue our engagement with our stockholders in 2022 and beyond, as we believe the perspectives provided by our stockholders provide valuable information to be considered in our decision-making process.
SUSTAINABILITY & CORPORATE RESPONSIBILITY
At Cousins, we believe that true value creation results not only from positive stock performance, but also from a commitment to sustainability. For us, sustainability means creating and maintaining durable buildings that are operated in an environmentally and socially responsible manner. This approach not only encourages office users to select us for their corporate operations, but it also enhances the communities where our buildings are located. We believe making a strong impact in the communities in which we operate is supportive of our overall success. Our community focus is strengthened

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by our operating structure, including having Managing Directors in each of our markets who provide local leadership, an entrepreneurial mindset, and a strong community presence. We have long focused on responsibly building the highest quality assets and emphasizing best-in-class projects, including incorporating environmentally sustainable design, construction, and operational components. We are focused on creating healthy workspaces and high-performance properties while simultaneously mitigating operational costs and the potential external impacts of energy and water consumption, waste production, and greenhouse gas emissions. This focus leads to strong customer satisfaction and interest from potential customers, which in turn maintains our buildings’ occupancy and promotes positive returns for our stockholders.
COMMITMENT TO SUSTAINABILITY
At Cousins, we pride ourselves on investing in trophy office buildings located in high-growth Sun Belt markets and managing these properties in a first-class manner, while achieving outstanding efficiency. In evaluating new acquisition opportunities, we focus carefully on the existing performance of the building in consumption of energy and water resources and the mitigation of resource consumption through recycling and other efforts. We evaluate the opportunities for improvement in these areas on a near- and long-term basis. We carefully evaluate the proximity to transit options, with a strong preference for nearby bus and rail transit. When planning development projects, we take all the foregoing into account, and we strive to design highly-sustainable buildings, generally taking advantage of the LEED and/or BOMA 360 certification process and designation. For our operational buildings and our buildings under development, we emphasize the importance of environmentally sustainable design, construction, and operations. During 2021, we began to take advantage of healthy building certifications, including Fitwel, which reassure our customers and employees of our focus on providing healthy working environments. Over the long term, we believe properties that reflect these priorities will remain attractive to office users and investors, and as a result, we anticipate that this philosophy will continue to generate high-quality returns for our stockholders.
The effectiveness of our sustainable and responsible development and operations is evidenced by the recognition our properties have received from some of the most respected third-party organizations that benchmark property efficiency and sustainability practices:

41 of our buildings, representing approximately 77% of our LEED eligible square footage, are LEED certified (O&M, Interiors and/or Core & Shell). This certification evidences the attainment of certain exacting standards of the U.S. Green Building Council’s Leadership in Energy and Design (LEED®) green building program. We intend to maintain certifications of our properties and to continue to evaluate our portfolio to identify and pursue additional opportunities to enhance the value and appeal of our properties through LEED certification.
LEED Certified 77%
37 of our eligible buildings, representing approximately 60% of our BOMA 360 eligible square footage, have achieved the elite BOMA 360 certification. This certification recognizes excellence in building operations and management, and it benchmarks performance in six key areas, including energy, environment, and sustainability. We intend to maintain certifications of our properties and to continue to evaluate our portfolio to identify and pursue additional opportunities to enhance the value and appeal of our properties through BOMA 360 certification.
BOMA 360 Certified 60%

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We track building performance through the EPA’s ENERGY STAR® benchmark program. 39 of our buildings, representing approximately 70% of our ENERGY STAR eligible square footage, are ENERGY STAR-certified for superior energy efficiency, responsible water usage, and reduced greenhouse emissions. ENERGY STAR is integrated into our energy management program for benchmarking our assets and tracking improvements in energy consumption, greenhouse gas emissions, water consumption and waste production. We intend to continue tracking our portfolio through ENERGY STAR and to maintain and/or pursue certification for all properties for which it is feasible.
ENERGY STAR Certified 70%
56 of our buildings, representing approximately 95% of our Fitwel VRM eligible square footage, are certified under the Fitwel Viral Response Module. In addition, 2 of our buildings are certified under WELL’s Health & Safety program. Each program verifies a multi-faceted approach to mitigate the spread of disease, including implementation standards for contagious disease outbreak plans, enhanced indoor air quality (with associated testing and monitoring), and enhanced cleaning, disinfecting, and maintenance standards.
95%
In 2021, the Company earned its sixth consecutive “Green Star” recognition from the Global Real Estate Sustainability Benchmark assessment. GRESB is an investor-driven evaluation system for measuring the sustainability performance of property companies and real estate funds. For the fifth consecutive year, the Company achieved an overall score of a “B” on the GRESB Public Disclosure assessment, including scores of “A” on the Disclosure of Sustainability Governance and Disclosure of Sustainability Implementation components. The 2021 scores reflected an increase of 8 points over the 2020 real estate score and 10 points over the 2020 disclosure score.
GRESB Green Star
Our sustainability efforts are managed by a sustainability team led by our EVP-Development, EVP-Operations, and EVP & General Counsel, along with representatives from the operations group and outside sustainability consultants. In consultation with the CEO and the Sustainability Committee, the team establishes the policies addressing environmental and social issues, reviews recent performance metrics, sets goals for sustainability improvements for individual buildings, and ensures that sustainability efforts are included as a core value in all design, development, investment, and operational decisions. In addition, representatives of this team regularly review and discuss with the broader management team and with the Sustainability Committee the status of our sustainability efforts, including planned strategic initiatives and recent accomplishments.
COMMITMENT TO DIVERSITY
We are focused on creating a diverse and inclusive workforce. Our priority is to attract, develop, and retain the best talent, foster an inclusive culture, and embrace diversity. Our employees are the foundation of our success, and we strive to have a workforce that reflects the diversity of qualified talent that is available in the markets we serve.
We are also committed to diversity at the Board level. Our Board will consider diversity, including gender, race, and ethnicity, when considering nominations to the Board and will endeavor to include women and individuals from minority groups in the qualified pool from which new director candidates are selected as the Board undergoes periodic Board refreshment. The Board’s objective is to have a Board comprised of individuals who by occupation, background, and experience can make a strong, positive contribution to the Company and its stockholders.

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Key diversity highlights include:
•     Our Board includes a female as Chair of the Audit Committee, and 33% of the Directors are women.
•     We have several women in key leadership roles, including the EVP—Investments, the EVP & General Counsel, and the SVP & Associate General Counsel. As of December 31, 2021, 45% of the supervisors at the Company were women.
•     As of December 31, 2021, 39% of the workforce were women.
•     As of December 31, 2021, 42% of the workforce self-identified as a minority.
Cousins, in partnership with Drew Charter School, created the Cousins Scholars Program in 2020 to introduce more students of color to the commercial real estate industry, and to establish a pipeline from intern to executive. In 2021, we welcomed two scholars to our program—along with an intern from NAIOP’s (the Commercial Real Estate Development Association) Career Diversity Internship Program—who gained experience with the investments, asset management, and development teams, while also receiving exposure to the Atlanta leasing team. In addition, we welcomed an intern from the UNC-Chapel Hill Business School’s REDI program (which focuses on partnering with commercial real estate companies to increase the overall diverse applicant pool), who gained experience with the Charlotte leasing and property management teams. All of the interns working with us through these programs self-identified as minorities.
COMMITMENT TO COMMUNITY
We believe that Cousins should be a good corporate citizen, paying our “civic rent” through our philanthropic commitments. Our employees regularly donate to local causes, participate in annual fundraising for local nonprofits, and are actively involved in community-building activities such as Habitat for Humanity. This occurs not just at the corporate office, but also at the property level, where we are actively involved in each community within which the Company has made a significant investment. Together with our extensive wellness program and our commitment to a fair and respectful workplace, we believe this commitment to service and integrity offers our employees many opportunities for meaningful engagement and collaboration.
The COVID-19 pandemic presented unprecedented challenges to the Company, our employees, our customers, and our communities. In March 2020, we instituted telework procedures for our corporate and property office employees, and we staggered work schedules for our property teams to increase social distancing. We increased our communication efforts through frequent emails, Zoom meetings and Town Hall events, and we regularly emphasized the importance of physical and mental health and the availability of resources for both through our generous benefit offerings. As our employees returned to the physical office, we required adherence to CDC guidance with respect to quarantining, facial coverings, social distancing, and contact tracing.
We reviewed our buildings and operational practices through a health security lens, consulting with industry experts, real estate leaders and other professionals to identify key issues. We implemented appropriate operational measures at our properties to help mitigate the spread of infectious disease, including enhanced cleaning and disinfecting, where applicable, increased air filtration levels, maximized outside air intake, monitored water quality, researched and evaluated emerging air quality technologies, displayed signage to encourage face coverings, encouraged decreased office density, and increased social distancing. We also carefully considered requests from tenants who were economically impacted by the pandemic and, where appropriate, we entered into lease amendments, primarily deferring or delaying rental obligations to mitigate short-term needs. We provided appropriate notice of potential close contact exposure to confirmed COVID-19 cases.

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In connection with our ongoing commitment to healthy and sustainable operations, in 2021 we achieved Fitwel Viral Response Module certification for 56 of our buildings (representing 95% of the Fitwel VRM eligible square footage) and WELL Healthy Buildings certification for 2 additional buildings. Each certification program validates the operational and maintenance support of healthy workplaces.
Recognizing that many communities faced financial challenges, we provided targeted charitable commitments and donations to organizations supporting local communities. These donations were made through the Cousins Properties Foundation, a non-profit 501(c)(3) organization controlled by the Company, which were in addition to the donations of time and money many of our employees gave on a personal level. Our Company’s support included a $10,000 donation to Feeding America, the nation’s largest domestic hunger-relief organization, which partners with a network of hundreds of food banks across the country. We have also continued to support the Charles R. Drew Charter School, the City of Atlanta’s first public charter school, which was founded to provide an excellent education to the children living in the Villages of East Lake. Drew Charter School continues to center its work around serving these students and students from economically disadvantaged families in a mixed-income setting.
We are committed to providing transparent disclosure regarding our corporate social responsibility efforts, and in 2021 we published an ESG report that is aligned with the Global Reporting Initiative reporting framework. More detailed information, including our sustainability strategy, key performance indicators, achievements and historical sustainability reports are available on our website at www.cousins.com. Except for the documents specifically incorporated by reference into our Annual Report on Form 10-K, information contained on our website or that can be accessed through our website is not incorporated by reference into our Annual Report on Form 10-K.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS
The Compensation & Human Capital Committee (as successor to the Compensation, Succession, Nominating and Governance Committee of our Board of Directors, which are collectively referred to in this section as the “Compensation Committee”) is responsible for establishing the underlying policies and principles of our compensation program. This Compensation Discussion and Analysis section describes our executive compensation programs for 2021. It states how and why the Compensation Committee made its decisions regarding 2021 compensation for our Named Executive Officers detailed in the tables that follow. Our NEOs for 2021 are:

Named Executive Officers	Title
M. Colin Connolly	President and Chief Executive Officer

Gregg D. Adzema	Executive Vice President and Chief Financial Officer

Richard G. Hickson IV	Executive Vice President - Operations

Kennedy Hicks	Executive Vice President - Investments & Managing Director

John S. McColl	Executive Vice President - Development
EXECUTIVE SUMMARY
OVERVIEW OF 2021 BUSINESS PERFORMANCE
Our strategy is to create value for our stockholders through ownership of the premier urban office portfolio in the Sun Belt markets of the United States, with a particular focus on Atlanta, Austin, Charlotte, Phoenix, Tampa, Dallas and Nashville. This strategy is based on a disciplined approach to capital allocation including value-add acquisition of assets, selective development projects, and timely disposition of non-core assets. Our simple, flexible, and low-leveraged balance sheet allows us to pursue acquisitions and development opportunities at the most advantageous points in the cycle. To implement this strategy, we leverage our strong local operating platforms within each of our markets.
In 2021, we executed on this strategy with strategic transactions, including key acquisition transactions and key leasing and disposition activities, along with commencing new development projects and delivering completed development projects. During this time, we remained focused on our core business, with our “Funds from Operations” (or “FFO”) and our same property net operating income each increasing in 2021 compared to 2020. In implementing our strategy, we had goals for 2021 that included FFO, gross office leasing volume and net effective rent performance on that leasing activity. We were successful in meeting these goals.
COMPENSATION DISCUSSION & ANALYSIS

TOTAL STOCKHOLDER RETURN
Our stockholders realized a 41.44% total return for the three-year period ended December 31, 2021, in comparison to the FTSE Nareit Equity Office Index and the FTSE Nareit Equity indices, whose total returns were 30.77% and 66.04%, respectively.
See Appendix B to this proxy for a reconciliation of net income available to common stockholders to FFO and to FFO and for a reconciliation of net income to same property net operating income. For the definition of FFO and same property net operating income, please see pages 30 and 33 of our Annual Report on Form 10-K for the year ended December 31, 2021, available at www.sec.gov or on the Investor Relations page of our website at www.cousins.com.
RECENT NOTABLE BUSINESS DEVELOPMENTS
In recent years, we have experienced several significant business developments resulting from transactions that represent a direct outgrowth of our company strategy to create value for our stockholders. These transactions have driven significant portfolio growth and repositioning of our portfolio through entries into new core markets and exits of existing core markets.
During 2019, through a strategic merger with TIER REIT, Inc. (“TIER”) (“the Merger”) we added nine operating office properties containing 5.8 million square feet of space, two office properties under development, and land parcels on which up to 2.5 million square feet of additional space could be developed. Strategically, we believe that the Merger with TIER created an unmatched portfolio of trophy office assets balanced across the premier Sun Belt markets, enhancing our position in our existing Austin and Charlotte markets, providing a strategic entry into Dallas, and balancing our exposure in Atlanta. Additional details of the merger with TIER are discussed in “Item 1. Business” of our 2019 Annual Report on Form 10-K.

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2021 ACTIVITIES
During 2021, we completed acquisitions and dispositions of multiple operating properties and land parcels, completed multiple development projects, and commenced development on one project. At year-end, we had four development projects in process; our share of the total expected costs of these projects totaled $759 million. The following is a summary of our significant 2021 activities:
INVESTMENT ACTIVITY
•    Commenced development of Domain 9, a 338,000 square foot office property in Austin, with total estimated project costs of $147 million.
•     Acquired 725 Ponce, a 372,000 square foot office property in Atlanta, for a gross purchase price of $300.2 million.
•     Entered into a 50/50 joint venture, with an initial contribution of $4.0 million, which owns the 715 Ponce land parcel adjacent to the 725 Ponce property.
•     Entered into a 50/50 joint venture to develop Neuhoff, a mixed-use project in Nashville, which will include 448,000 square feet of office and retail space as well as 542 multi-family units, for an estimated investment of $281.3 million at our share.
•     Acquired Heights Union, a 294,000 square foot office property in Tampa, for a gross price of $144.8 million.
•     Acquired the remaining 50% interest in the joint venture which owns 300 Colorado, a 369,000 square foot office property in Austin, for a gross purchase price of $162.5 million.
•     Acquired a land parcel adjacent to the Company’s 3350 Peachtree property in Atlanta, for $8 million through a 95% consolidated joint venture.
DISPOSITION ACTIVITY
•     Sold Burnett Plaza, a one million square foot office property in Fort Worth, for a gross sale price of $137.5 million.
•     Sold One South at the Plaza, an 891,000 square foot office property in Charlotte, for a gross price of $271.5 million.
•     Sold our 50% investment in Dimensional Place, a 281,000 square foot office property in Charlotte, for a gross price of $60.8 million.
•     Sold a land parcel adjacent to our 100 Mill office development in Phoenix to a hotel developer for a gross price of $6.4 million.
•     Sold 816 Congress, a 435,000 square foot office property in Austin for a gross sales price of $174.0 million.
COMPENSATION DISCUSSION & ANALYSIS

PORTFOLIO ACTIVITY
•     Leased or renewed 2.1 million square feet of office space.
•     Increased second generation net rent per square foot by 24.7% on a straight-line basis and 15.1% on a cash-basis.
•     Increased same property net operating income by 3.5% on a cash-basis.

KEY COMPENSATION DECISIONS FOR 2021
The Compensation Committee made the following key decisions with respect to the 2021 compensation for our NEOs:
•    In recognition of the continued uncertainty presented by the ongoing COVID-19 pandemic and the challenges it presents to the Company, no base salary increases were approved for those NEOs who were first named NEO prior to 2021.
•    Annual cash incentive awards were approved at 117.9% of target, primarily based on achievement of Company performance goals relating to FFO, gross office leasing volume and net effective rent performance on office leasing activity.
•    Long-term equity awards were granted to our NEOs in the form of restricted stock units (“RSUs”) and restricted stock using a mix of 42% market-conditioned RSUs (“Market RSUs”), 18% performance-conditioned RSUs (“Performance RSUs”) and 40% time-vested restricted stock. The market-conditioned RSUs are earned only upon meeting performance goals relating to total stockholder return (“TSR”), calculated relative to the SNL US REIT Office Index, and the Performance RSUs are earned only upon meeting Company performance goals relating to aggregate FFO, each over a three-year period from 2021 through 2023. The time-vested restricted stock vests ratably over a three-year service requirement. The Market RSUs and Performance RSUs cliff vest only if the performance conditions and service requirement are satisfied. Although the SNL US REIT Office Index has been discontinued, the terms of the 2021 LTI Awards consider the relative performance of those companies in that index on the grant date which remain publicly traded on a recognized exchange through the full performance period.
•    Although the COVID-19 pandemic presented the Company with unprecedented challenges, including navigating a remote working environment for the Company’s corporate employees and most of its office customers and experiencing negative impacts to net operating income as a result of lost parking revenue, the Compensation Committee did not adjust any existing long-term equity award targets in response to those challenges.

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COMPENSATION PRACTICES
We believe that our compensation program encourages executive decision-making that is aligned with the long-term interests of our stockholders by tying a significant portion of pay to Company performance over a multi-year period. Below we highlight our compensation practices that support these principles.

What We Do
Mitigate Undue Risk	We provide a balanced mix of cash and equity-based compensation, including annual and long-term incentives which have market or Company performance metrics that we believe mitigate against excessive risk-taking by our management.

Significant Portion of Equity Awards are Market or Company Performance-Based	In 2021, 60% of the regular equity awards granted to our executive officers are market or Company performance-based and require that we achieve market goals relating to TSR or Company performance goals relating to FFO, in each case over a three-year period for the awards to vest.

Incentive Cash Awards are Based on Achievement of Performance Goals, but Provide for Compensation Committee Discretion	Over the last thirteen years (2009 to 2021), payouts under our cash incentive plan have ranged from 0% to 150%, reflecting the Company’s performance under the relevant goals for each year. The Compensation Committee sets performance goals under our annual incentive cash award plan that it believes are reasonable in light of past performance and market conditions. Our plan permits the Compensation Committee to exercise discretion in making final cash incentive award determinations so as to take into account changing market conditions, allowing our executive officers to focus on the long-term health of our Company rather than an “all or nothing” approach to achieving short-term goals.

Cap on Incentive Awards	Our policy has established a maximum payout of the incentive cash award that can be earned by each of the executive officers under the annual incentive cash award plan for any year at 150% of the target cash award approved by the Compensation Committee for the year. Our policy has also established 200% as the maximum percentage for performance calculation of any individual component of the incentive cash award, with 150% of the target cash award remaining the overall maximum payout that can be earned by each of the executive officers under the annual incentive cash award plan for any year.

Clawback Policy	We have adopted a recoupment or “clawback” policy pursuant to which we may seek to recover incentive-based compensation from any current or former executive officer who received incentive-based compensation during the three-year period preceding the date on which we are required to restate any previously issued financial statements due to material noncompliance with any financial reporting requirement under federal securities laws.

Double Trigger Change in Control Agreements	We have entered into change in control agreements with our executive officers to ensure that the executives are focused on the interests of our stockholders in the event of a potential strategic acquisition, merger, or disposition. The agreements require a “double trigger,” both a change in control and a termination of employment, for the payout of benefits.

Independent Compensation Consultant	The Compensation Committee determined that its compensation consultant is independent pursuant to applicable NYSE listing standards.
COMPENSATION DISCUSSION & ANALYSIS

What We Do
Share Ownership Guidelines	We have stock ownership guidelines for our executive officers and Directors, including a target ownership of four times annual base salary for our Chief Executive Officer, two times annual base salary for our Executive Vice Presidents, and five times the annual cash retainer for our Directors.

Holding Period on Stock Awards	We have adopted a policy requiring our executive officers to hold 50% of the after tax number of shares of stock awarded as compensation, excluding stock-settled RSUs, for a period of 24 months following vesting.

Prohibition of Hedging and Pledging of Company Stock	Our insider trading policy prohibits our Directors and executive officers from engaging in any short sales with respect to our stock or buying or selling puts or calls with respect to our stock. We also prohibit our Directors and executive officers from purchasing our stock on margin. None of our Directors or executive officers holds any of our stock subject to pledge.

Long Term Incentive Awards Settled in Stock	Beginning with our 2020 long term incentive awards, our Market RSUs and Performance RSUs settle in stock, rather than cash, increasing the alignment with shareholders.

What We Don’t Do

No Employment Agreements	We do not have employment agreements with any of our executive officers. All of our executive officers are employed “at-will.”

No Perquisites	We generally do not provide perquisites above the reporting threshold to our executive officers. In 2021, we did not provide any perquisites to our executive officers above the reporting threshold.

No Pension Plans, Deferred Compensation Plans or Supplemental Executive Retirement Plans	We do not provide any defined benefit pension plans, deferred compensation plans or supplemental executive retirement plans to our executive officers. Our executive officers are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan on the same basis as all of our employees.

No Single-Trigger Severance or Acceleration	Our change in control arrangements do not provide for payment on a change in control without a qualifying termination.

No Dividend Equivalent Units on Unearned Performance Awards	No dividend equivalent units (“DEUs”) are paid on Market RSUs or Performance RSUs during the performance period. DEUs are paid only if and to the extent that the underlying Market RSUs or Performance RSUs are earned.

No Tax Gross-Up Provisions in Change in Control Agreements	Our change in control agreements with our executive officers do not include Section 280G tax gross-up provisions. We have committed that we will not enter into a new agreement to include a tax gross-up provision.

No Option Repricing	Although the 2019 Omnibus Incentive Stock Plan permits granting of stock options as part of a compensation program, we do not intend to grant any stock options as part of our executive or director compensation programs. If we were to grant stock options, we would prohibit repricing of any granted stock options

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SAY ON PAY RESULTS
At our 2021 annual meeting, stockholders approved our say on pay vote with approval by 94.5% of votes cast.
We believe our compensation programs are effectively designed, are in alignment with the interests of our stockholders, and are instrumental in achieving our business strategy. The Compensation Committee will continue to consider stockholder concerns and feedback in the future.
COMPENSATION PHILOSOPHY AND COMPETITIVE POSITIONING
The success of our business strategy depends significantly on the performance of our executives, requiring a more diverse skill set than if we were a passive real estate investor and allowing us to underwrite and execute on acquisition, development, and other investment opportunities, in addition to disposition, joint venture and financing activities. In assessing the compensation of our executives, including our NEOs, we consider strategies designed to attract and retain talented executives in a competitive and dynamic real estate marketplace. While keeping in mind our accountability to our stockholders, we aim to reward executives commensurate with Company and individual performance.
In making compensation decisions for the executive officers, the Compensation Committee typically examines a range of data, with the median data point used as an initial reference point, and thereafter the Compensation Committee applies its judgment to adjust individuals based on their performance, tenure or experience in the role, value contributed to the Company, retention concerns, market data for competitive positions and other relevant considerations, including the assessment of achievement of the Company’s strategic and tactical plans.
COMPENSATION REVIEW PROCESS
MARKET DATA AND PEER GROUP
The Compensation Committee evaluates NEO compensation by reviewing available competitive data, representing organizations of varying sizes (measured by market capitalization) and varying operating strategies. For purposes of making decisions regarding 2021 compensation, the Compensation Committee engaged Ferguson Partners Consulting (“FPC”), to, among other things: (1) review the methodology of peer group creation and propose a peer group of public REITs to be used for the 2021 compensation targets; (2) benchmark our executive compensation against our peers and assist in developing compensation objectives; (3) analyze trends in compensation in the marketplace generally and among our peers specifically; and (4) recommend the components and amounts of compensation for our NEOs. As discussed in Director Compensation on page 85, FPC also provided consulting services with respect to compensation for our Directors.
With assistance from FPC, the Compensation Committee undertook a comprehensive review to develop an appropriate peer group of companies to review with the goal of evaluating the competitiveness of the Company’s executive compensation program. The peer group was selected based on various criteria considered by the Compensation Committee, including industry (office-focused publicly-traded REITs), size (defined by equity market capitalization), and portfolio scale (defined by number of properties and/or total square footage). As a result of this peer group review and evaluation, while being mindful of best practices for selecting a peer set, the Compensation Committee selected the peer group shown below.
COMPENSATION DISCUSSION & ANALYSIS

The peer group recommended by the compensation consultant and approved by the Compensation Committee consists of 11 public real estate companies that focus on office properties and those that are similar in size to us in terms of equity market capitalization (market value of common and preferred stock and partnership units convertible into stock). This peer group was used because public real estate companies of the same size have similar characteristics to our company with respect to the demands and complexity of managing a similar portfolio, a significant development and acquisition pipeline and extensive capital market activities. The companies were selected so that our equity market capitalization approximates the median. As of the time the study was conducted (July 2020), this peer group had equity market capitalization ranging from $1.5 billion to $6.9 billion. Our equity market capitalization, as of that time, of $4.4 billion, was above the peer group median (80th percentile). This peer group was comprised of the following companies:

Brandywine Realty Trust	Hudson Pacific Properties, Inc.

Columbia Property Trust, Inc.	JBG Smith Properties

Corporate Office Properties Trust	Kilroy Realty Corporation

Douglas Emmett, Inc.	Paramount Group, Inc.

Empire State Realty Trust, Inc.	Piedmont Office Realty Trust

Highwoods Properties, Inc.

ROLE OF MANAGEMENT AND COMPENSATION CONSULTANTS
The Compensation Committee evaluates Company and individual performance when making compensation decisions with respect to our NEOs. In making decisions regarding NEO compensation, the Compensation Committee considers recommendations from our CEO with respect to the performance and contributions of each of the other NEOs but retains the right to act in its sole and absolute discretion. Representatives of the Compensation Committee’s independent compensation consultant will from time to time attend Compensation Committee meetings and provide guidance regarding interpreting the competitive compensation data and trends in the marketplace.
In 2022, the Compensation Committee considered the independence of FPC in accordance with NYSE listing standards. The Committee requested and received a letter from FPC addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Committee discussed these considerations and concluded that FPC is independent and that the work of the consultant did not raise any conflict of interest.

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COMPONENTS OF COMPENSATION

Component	Why We Pay It
Base Salary	Provide a fixed, competitive level of cash compensation that reflects the NEO’s leadership role and the relative market rate for the executive’s experience and responsibilities.

Annual Cash Incentive	Reward NEOs for achievement of annual financial and strategic goals that drive stockholder value, thereby aligning our NEOs’ interests with those of our stockholders.

Long Term Incentive:	Align the interests of our NEOs with those of our stockholders.
• Market RSUs	Motivate, retain, and reward NEOs to achieve multi-year strategic business objectives that drive relative TSR out-performance, because the ultimate value of the award is directly tied to the market value of our stock upon vesting, while conditioned upon achievement of at least a threshold relative performance, with no guaranteed minimum vesting or payout.
• Performance RSUs	Motivate, retain, and reward NEOs to achieve multi-year strategic business objectives that drive FFO out-performance, because the ultimate value of the award is directly tied to the market value of our stock upon vesting, while conditioned upon the achievement of FFO goals, with no guaranteed minimum vesting or payout.
• Restricted Stock	Motivate, retain, and reward NEOs to achieve multi-year strategic business objectives, because the ultimate value of the award is directly tied to the market value of our stock over the vesting period.

For our CEO, the mix of total direct compensation opportunity for 2021 (based on target values) is illustrated by the following chart:	For the NEOs, other than our CEO, the mix of total direct compensation opportunity for 2021 (based on target values) is illustrated by the following chart:

In 2021, total CEO compensation was 85% “At Risk” or “Performance Based” compensation.	In 2021, total other NEO compensation was 72% “At Risk” or “Performance Based” compensation.

COMPENSATION DISCUSSION & ANALYSIS

BASE SALARY
The Compensation Committee makes base salary decisions based on the individual’s scope of responsibilities, experience, qualifications, individual performance, and contributions to the Company, as well as an analysis of the market data discussed previously. The Compensation Committee reviewed base salaries of our NEOs for 2021 at its meeting on December 17, 2020. In light of the ongoing uncertainty of the COVID-19 pandemic, including its impact upon Company performance, no base salaries were increased for those NEOs who were first named NEO prior to 2021. Base salaries for the NEOs are as set forth below:

	2020 Base Salary	2021 Base Salary
M. Colin Connolly	$700,000	$700,000

Gregg D. Adzema	$475,000	$475,000

Richard G. Hickson IV	$412,000	$412,000

Kennedy Hicks*		$380,000

John S. McColl	$394,000	$394,000
*     Because 2021 is the first year for which Ms. Hicks is one of our NEOs, her compensation for 2020 has been omitted.
ANNUAL INCENTIVE CASH AWARD
Our NEOs have an opportunity to earn an annual incentive cash award designed to reward annual corporate performance. Each year the Compensation Committee establishes a target annual incentive cash award opportunity for each of our NEOs following a review of their individual scope of responsibilities, experience, qualifications, individual performance, and contributions to the Company, as well as an analysis of the market data discussed previously. The targeted annual incentive cash award opportunity and the performance goals set by the Compensation Committee (discussed below) are communicated to the NEOs at the beginning of each year.
In determining the actual annual incentive cash award paid to an executive officer, the Compensation Committee initially considers performance against the pre-established performance goals. The Compensation Committee, in exercising its judgment and discretion to adjust an award up or down, then considers all facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions of the executives, in making final award determinations.
2021 Target Opportunity
The Compensation Committee established target annual incentive cash awards for our NEOs for 2021 at its meeting on December 17, 2020. No changes were made to the targeted percentage of base salary for any of the executives who were first named NEO prior to 2021, other than for Mr. McColl, whose 2021 targeted percentage of base salary was increased to be more competitive with market data and to reflect his contributions to the Company.

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The changes in annual incentive compensation target opportunities, as a percentage of base salary, are as set forth below:

	2020 Bonus Target %	2021 Bonus Target %
M. Colin Connolly	130%	130%

Gregg D. Adzema	100%	100%

Richard G. Hickson IV	90%	90%

Kennedy Hicks*		90%

John S. McColl	85%	90%
* Because 2021 is the first year for which Ms. Hicks is one of our NEOs, her compensation for 2020 has been omitted.
2021 Performance Goals
The Compensation Committee, at its February 1, 2021 meeting, reviewed and discussed potential performance goals for the 2021 annual incentive cash award, in connection with a review of our annual business plan and budget for the year. In particular, the Compensation Committee discussed that the Company’s same property NOI performance was anticipated to be highly impacted by the timing of a general return to pre-COVID-19 physical occupancy in the Company’s properties, as physical occupancy is the primary driver of monthly and transient parking revenue. The Compensation Committee determined to delay formal approval of the 2021 performance goals, while the Company monitored the return to physical occupancy. At its April 26, 2021 meeting, the Compensation Committee determined that no greater certainty existed with respect to a general return to the office. Accordingly, the Compensation Committee determined to eliminate the same property NOI performance component of the performance goals, while reaffirming the remaining three components that were utilized in the 2020 performance period, adjusting their relative weighting proportionately. The annual incentive cash award performance goals for 2021, and their relative weighting, were as follows:
COMPENSATION DISCUSSION & ANALYSIS

1.     Funds From Operations Per Share Performance.
FFO is a non-GAAP financial measure that, when combined with the presentation of required GAAP measures, has improved the understanding of operating results of REITs among the investing public and has helped make comparisons of REIT operating results more meaningful. Management and the Board generally consider FFO per share to be useful measures for understanding and comparing our operating results because, by excluding real estate-related depreciation and amortization (which can differ across owners of similar assets in similar condition based on historical cost accounting and useful life estimates), impairment losses on depreciable real estate and gains or losses associated with disposition activities, FFO and FFO per share can help investors compare the operating performance of a company’s real estate across reporting periods and to the operating performance of other companies. Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current Nareit definition or that interpret the current Nareit definition differently.
The adjusted FFO goal for 2021 was $2.698 per share, weighted at 50% of the overall goals.
2.     Leasing Activity Volume.
We generate revenue and cash primarily by leasing our operating and development properties. When making leasing decisions, we consider, among other things, the creditworthiness of the tenant, the term of the lease, the rental rate to be paid at inception and throughout the lease term, the costs of tenant improvements and other landlord concessions, current and anticipated operating expenses, real estate taxes, overall vacancy, anticipated rollover and expected future demand for the space, the impact of any expansion rights and general economic factors, For purposes of calculating performance, this calculation would exclude all leases less than one year, amenity leases, percentage rent leases, storage leases, intercompany leases, rent deferrals and agreements related to the COVID-19 pandemic, and license agreements, along with residential leases.
For 2021, the Compensation Committee established a goal for us to lease 1.45 million square feet of office space, weighted at 25% of the overall goals.
3.     Net Effective Rent Performance.
Net Effective Rent is a calculation that deducts tenant allowance and other leasing expenses from the nominal total rental to be paid by a tenant over the initial term of the lease. Because these tenant concessions can significantly impact the economic value of the relevant lease, we view net effective rent as a reflection of the financial quality of our leasing performance.
For 2021, the Compensation Committee established a goal that the average net effective rent for all office leases executed in 2021 be not less than the budgeted net effective rent, with such calculation occurring with respect to each individual lease. The total calculation of performance would include the weighted average variance for all leases signed during the period. The net effective rent performance goal was weighted at 25% of the overall goals.

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The Compensation Committee approves only a target goal for each measure. In calculating performance, each component is capped at 200% of target, and total payouts are capped at 150% of overall target. At the time of approval of the 2021 performance goals, the Compensation Committee believed that the performance goals were aggressive and rigorous and the weighting of each performance goal for the 2021 annual incentive cash awards was appropriate given our business strategy, historic performance, and the current real estate market. The Compensation Committee retains the discretion to make adjustments in determining our performance against the goals to the extent it believes the adjustment is appropriate and in the best interests of the Company.
2021 Performance Against Goals
The Compensation Committee, at its meeting on January 31, 2022, evaluated the Company’s actual performance against the 2022 goals and determined that we had achieved 117.9% of the overall goals, on a weighted basis, as described in detail below:
1.     Funds From Operations Per Share Performance.
The Compensation Committee determined that we achieved adjusted FFO per share at an amount equal to 101.9% of our FFO per share goal.
2.     Leasing Activity Volume.
The Compensation Committee determined that we achieved 144.6% of our goal related to office leasing activity for 2021. This calculation excluded all leases less than one year, amenity leases, percentage rent leases, storage leases, intercompany leases, rent deferrals and agreements related to the COVID-19 pandemic, and license agreements, along with residential and retail leases.
3.     Net Effective Rent Performance.
The Compensation Committee determined that we achieved 123.4% of our goal related to net effective rent performance for 2021. This calculation excluded leasing activity for which no budgets existed for comparison purposes.
Our actual performance against the 2021 goals are also reflected in the chart below.

COMPENSATION DISCUSSION & ANALYSIS

The Compensation Committee reserves the discretion to adjust annual incentive cash awards up or down depending on individual and the Company’s performance. The COVID-19 pandemic significantly disrupted the global economy and the local markets in which the Company’s properties are located, with ongoing disruption to the revenue generated by monthly and transient parking (which is directly driven by in-person space utilization). In light of the adjustment in the performance award goal components, to exclude same property NOI performance, the Compensation Committee determined that no further adjustments were appropriate to any components of the annual incentive cash awards.
The actual annual incentive cash award for the 2021 performance period for each NEO is set forth in the table below and is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table:

	2021 Target % of Base Salary	Target Opportunity	2021 Actual Award
M. Colin Connolly	130%	$910,000	$1,072,890

Gregg D. Adzema	100%	$475,000	$560,025

Richard G. Hickson IV	90%	$370,800	$437,173

Kennedy Hicks*	90%	$342,000	$403,218

John S. McColl	90%	$354,600	$418,073

* Note that the amounts above reflect only Ms. Hicks’ annual incentive cash award opportunity and award. In connection with her 2018 hiring, Ms. Hicks received an additional opportunity for a bonus award of $50,000 for 2021. The additional award opportunity was not subject to the performance multiplier for the annual performance-based bonus award for 2021 but was payable concurrently with the award for that performance period. No further payments will be due or owing under this arrangement.

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2022 PERFORMANCE GOALS
The Compensation Committee, at its January 31, 2022 meeting, discussed potential performance goals for the 2022 annual incentive cash award, including the components and relative weighting. As part of this review and discussion, the Compensation Committee considered that, due to the continued uncertainty regarding the potential impact of COVID-19, same property NOI remained difficult to forecast, and accordingly the Compensation Committee determined not to reintroduce this component to the performance goals. The Compensation Committee reaffirmed the three components from the 2021 annual performance goals. For the first time, the Compensation Committee determined to include an ESG related component, as discussed below.

2022 Performance Goals
10%
40%
25%
25%
FFO per share performance
Net Effective Rent Performance
Leasing Activity Volume
Non-Financial ESG Metrics

The non-financial ESG metric, new for the 2022 performance period, represents 10% of the overall performance metric, and it is comprised of four sub-components, with each representing 2.5% of the overall performance goals:

Type of Goal	Component Details	% of Total Annual Performance Goals
Environmental	Achieve an identified minimum score on the GRESB annual Real Estate Assessment	2.5%

Environmental & Social	Achieve Fitwel certification for approximately 20% of the buildings in our portfolio	2.5%

Social	Sustain a healthy company culture	2.5%

Governance	Maintain Green Street governance score on its annual REIT ranking report	2.5%
The annual performance financial metrics of FFO performance, leasing activity volume and NER performance are discussed above.
COMPENSATION DISCUSSION & ANALYSIS

The new non-financial ESG metrics are described below:
1.     GRESB Real Estate Assessment Score.
As discussed in the “Commitment to Sustainability” on page 41, since 2015 the Company has participated in the annual Global Real Estate Sustainability Benchmark (“GRESB”) assessment. The GRESB assessment is a standardized, globally recognized framework for REITs and other real estate developers, operators, and managers to assess their ESG performance against industry benchmarks, focusing on material issues in the sustainability performance of real asset investments and identifying areas for improvement. The assessments are aligned with international reporting frameworks, such as GRI, SASB, DJSI, and TCFD recommendations. Each assessment analyzes enterprise-, portfolio- and asset-level data for the prior full calendar year. More information can be found at www.gresb.com.
We have consistently scored well above the GRESB average in the annual real estate assessments. The feedback we receive from the GRESB assessment process has assisted us to refine and improve our ESG data gathering and the transparency of our ESG data disclosure. The Compensation Committee has identified a minimum score, which the Company must achieve on the 2022 GRESB real estate assessment (which is based on 2021 ESG performance data) in order to achieve 100% performance on this component.
2.     Fitwel Certification.
We believe that the Fitwel certification is an appropriate complement to our existing extensive certifications for ENERGY Star, BOMA 360, and LEED, the Fitwel certification is focused on the integration of wellness within individual projects. Fitwel uses scorecards that include more than 55 evidence-based design and operational strategies to enhance buildings by addressing a broad range of health behaviors and risks, including impact on surrounding community health, increasing physical activity, promotion of occupant safety and instilling feelings of well-being. More information can be found at www.fitwel.org.
In 2021, we achieved our first Fitwel certification, for 100 Mill, our new office development in Tempe. Also in 2021, as discussed on page 10, we achieved the Fitwel Viral Response Module (“VRM”) certification for 56 of our buildings. The Fitwel VRM is based on a multi-faceted approach to mitigate the spread of disease. The Compensation Committee has determined that the Company needs to achieve Fitwel certification (in addition to the VRM) for 20% of the operating buildings in our portfolio, as of December 31, 2022, in order to achieve 100% performance on this component.
3.     Health of Company Culture.
A healthy Company culture has many facets, including employee engagement, civic engagement, and responsiveness to known and unforeseen challenges. The Compensation Committee has determined that their assessment of Company culture will be holistic in nature.
4.     Green Street Governance Score.
Green Street is a private real estate advisory firm, and has conducted and provided research, analysis, and insights on publicly-traded REITs for more than 35 years. Green Street also provides corporate governance rankings, based on 10 key variables from their corporate governance model. Our governance ranking scores have consistently been well above the Green Street average ranking scores. The Compensation Committee has identified a minimum score, which the Company must achieve on the 2022 Green Street Governance Ranking in order to achieve 100% performance on this component.

COUSINS 2022 PROXY STATEMENT

LONG-TERM INCENTIVE EQUITY AWARDS
Our LTI program is intended to provide incentives to our executives for the creation of value and the corresponding growth of our stock price over time. The ultimate goal of equity-based compensation is to encourage our executive officers to act as equity owners. We believe equity-based compensation plays an essential role in retaining and motivating our NEOs by providing incentives that are linked to our long-term success and increasing stockholder value. The Compensation Committee believes that our equity-based long-term compensation program should provide an appropriate balance between retention and market and Company performance incentive awards.
For more information, see “Evolution of Composition of Equity Awards” on page 63.
2021 Regular LTI Awards
In 2021, the Compensation Committee granted time-vested restricted stock (40% of the overall award), Market RSUs (42% of the overall awards) and Performance RSUs (18% of the overall award) to the NEOs under our LTI program, following a structure conforming to that of prior years.
The Compensation Committee, at its February 1, 2021 meeting, granted LTI awards (the “2021 LTI Awards”) to each of our NEOs with a target grant date dollar value determined at its December 17, 2020 meeting, following a review of the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously. The Compensation Committee utilizes a dollar amount as the target value of each NEO’s LTI award, rather than a number of shares or RSUs, so as to minimize the impact of stock price volatility between the Compensation Committee’s annual review and the grant date value. The target grant date dollar value of the 2021 LTI Awards, as compared with those of the prior year, were increased for each of the NEOs who were first named NEO prior to 2021, to be more competitive with the market data and to reflect their respective contributions to the Company.
The LTI Awards are as set forth below:

	2020 LTI Target	2021 LTI Target
M. Colin Connolly	$2,250,000	$2,750,000

Gregg D. Adzema	$950,000	$1,075,000

Richard G. Hickson IV	$375,000	$500,000

Kennedy Hicks*		$500,000

John S. McColl	$375,000	$475,000
* Because 2021 is the first year for which Ms. Hicks is one of our NEOs, her compensation for 2020 has been omitted.
The 2021 LTI Awards were comprised of a mix of 40% time-vested restricted stock, 42% Market RSUs subject to a TSR condition, and 18% Performance RSUs subject to Company achievement of an FFO condition. The time-vested restricted stock vests ratably over three years, provided that the holder is continuously employed with us through each anniversary date. For the Market RSUs and Performance RSUs, the measurement period is three years, and the RSUs vest in full only upon satisfaction of the market conditions or performance conditions, as applicable, and (except in certain circumstances discussed below) if the holder is continuously employed with us through the full performance period.
COMPENSATION DISCUSSION & ANALYSIS

The 2021 LTI Awards granted on February 1, 2021 by the Compensation Committee to our NEOs are set forth in the table below:

	Target LTI Award Value	Number of Restricted Shares Granted	Number of Market (TSR) RSUs Granted	Number of Performance (FFO) RSUs Granted
M. Colin Connolly	$2,750,000	33,794	35,484	15,207

Gregg D. Adzema	$1,075,000	13,210	13,871	5,945

Richard G. Hickson IV	$500,000	6,144	6,452	2,765

Kennedy Hicks	$500,000	6,144	6,452	2,765

John S. McColl	$475,000	5,837	6,129	2,627
For purposes of valuing the Restricted Stock, the Market RSUs and the Performance RSUs, we used our closing stock price on the date of grant, which was $32.55. The actual grant to an NEO for each component of the 2021 LTI Award was rounded to the nearest whole unit. The grant date fair value for financial reporting purposes for the 2021 LTI Awards is set forth in the “Stock Awards” column of the Summary Compensation Table and was determined in accordance with applicable accounting rules, and differs from the target value shown above.

2021 Market RSUs and Performance RSUs
The Market RSUs granted in 2021 require achievement of a total stockholder return goal to vest, and the Performance RSUs granted in 2021 require achievement of an FFO goal to vest. Each of these awards “cliff” vest at the end of the three-year performance period, but are payable only if the performance conditions are met and if the holder has been continuously employed through such date (except in certain circumstances discussed below). The terms of the 2021 Market RSUs and Performance RSUs are summarized as follows:
•     Market RSUs: 42% of the target value of the 2021 LTI Awards are comprised of Market RSUs that are subject to a performance condition based upon the total stockholder return (“TSR”) of our common stock over the three-year period beginning January 1, 2021 through December 31, 2023 relative to the TSR of the companies in the SNL US REIT Office Index as of January 1, 2021 (the “2021 LTI Peer Group”). This goal is evaluated on a sliding scale. TSR below the 30th percentile of the 2021 LTI Peer Group would result in no payout, TSR at the 30th percentile would result in 35% payout, TSR at the 50th percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 200% payout. Payouts are mathematically linearly interpolated between these stated levels, subject to the 200% maximum. Although the SNL US REIT Office Index has been discontinued, the terms of the 2021 LTI Awards consider the relative performance of those companies in that index on the grant date which remain publicly traded on a recognized exchange through the full performance period.
•     Performance RSUs: 18% of the target value of the 2020 LTI Awards are comprised of Performance RSUs which are subject to a performance condition that our Company FFO per share during the period beginning January 1, 2021 through December 31, 2023, is at least equal to a defined dollar amount per common share (the “FFO Target”). This goal is evaluated on a sliding scale. If FFO per share is less than 60% of the FFO Target, then there would be no payout.

COUSINS 2022 PROXY STATEMENT

If FFO per share is equal to 100% of the FFO Target, then the payout would be 100%. If FFO per share is 140% or greater of the FFO Target, then the payout would be 200%. Payouts are mathematically linearly interpolated between these stated levels, subject to the 200% maximum. The Compensation Committee considers the FFO Target to be aggressive, rigorous and appropriate given our business strategy, historic performance and the current real estate market.
The Compensation Committee retains the discretion to make adjustments to our performance in determining whether the vesting conditions are achieved under the 2021 Performance RSU awards. At its meeting on February 1, 2021, the Compensation Committee determined that for purposes of the FFO Target, and consistent with practice in prior years, it would adjust FFO to reflect any adjustments made to the FFO component of the annual incentive award goals for the years included in the 2021-2023 performance period.
Dividend equivalents are not paid on Market RSUs or Performance RSUs prior to full vesting. Upon satisfaction of the vesting conditions, dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock during the performance period are determined and paid on a cumulative, reinvested basis over the term of the award, at the time the award vests and based on the number of shares that are earned. For example, if the payout of a Market RSU at vesting equaled 100% of target, the payout would include dividend equivalents on shares at 100% of target on a reinvested basis over the three-year performance period.
LTI GRANT PRACTICES
We typically grant LTI awards to key employees at a regularly scheduled meeting of the Compensation Committee, which has been held in January or February in each of the last five years. We do not have any program, plan, or practice that coordinates the grant of equity awards with the release of material information. The Compensation Committee views LTI awards as an essential component of annual compensation of our NEOs and, as a result, the Committee approves the target grant date value of these awards in connection with the benchmarking exercise that results in the approval of annual base salaries, target annual cash incentive (bonus) awards and target LTI awards, with a review and approval of the structure and performance conditions occurring at the time of the issuance of an LTI award.
Evolution in Composition of Equity Awards
In furtherance of its goal to tie pay to performance and to ensure the long-term goals of retention and motivation, the Compensation Committee reviews the components and composition of the long-term incentive equity awards that it grants. During the period from 2009 to 2021, the composition of equity awards granted has moved from stock options and time-vested RSUs to a mix that is 42% comprised of Market RSUs (which are conditioned upon required total shareholder return, relative to a group of identified peer companies, 18% comprised of Performance RSUs (which are conditioned upon FFO performance over a three-year period), and 40% comprised of time-based restricted stock. Since 2011, no stock options have been granted and no options remain outstanding. Beginning in 2015, we increased the threshold for payout of the Market RSUs from the 25th percentile to 30th percentile; as a result, in the event that our three-year relative TSR performance is in the bottom quartile, no payout will occur for the Market RSUs. Beginning with the 2020 LTI awards, all newly-granted Market RSUs and Performance RSUs settle in stock, rather than cash.
COMPENSATION DISCUSSION & ANALYSIS

Restricted Stock
Time-vested full value awards, such as restricted stock, are used primarily as a retention tool. While time-vested full value equity awards do not reward stock price growth to the same extent as performance-conditioned awards or stock options, the Compensation Committee believes that full value awards are an effective compensation tool because the current value of the award is more visible to the executive. Additionally, full value awards create an interest that encourages executives to think and act like stockholders and serve as a competitive retention vehicle. The restricted stock granted in 2021 vests ratably over three years, provided that the holder is continuously employed with us through each anniversary date. The restricted stock was granted under our 2019 Omnibus Incentive Stock Plan. Holders of restricted stock receive all regular and special dividends declared with respect to our common stock, and the same are paid concurrently with payment of dividends to common stockholders.
Restricted Stock Units
Through December 2019, all awarded Restricted Stock Units have been cash-settled. Beginning in February 2020, the Compensation Committee determined that all newly-awarded RSUs would settle in stock. In each case, each RSU is a bookkeeping unit that is essentially the economic equivalent of one share of restricted stock. For the RSUs awarded through December 2019, upon vesting the RSUs are settled in cash, paying an amount equal to the 30-calendar day average closing price of our common stock for the period ending on the valuation date. Those RSUs were granted under our 2005 Restricted Stock Unit Plan. Beginning with the awards granted in February 2020, the Market RSUs and Performance RSUs are settled in stock upon vesting, with the number of shares vested being determined by the performance conditions. Those RSUs were granted under our 2019 Omnibus Incentive Stock Plan.
Upon retirement of a participant, including an NEO, RSUs are potentially subject to accelerated vesting if the participant satisfies the “Rule of 65” (as described under “Compensation Discussion and Analysis—Severance Policy, Retirement and Change in Control Agreements” on page 69). In the case of Market RSUs and Performance RSUs, upon the retirement of a participant who satisfies the Rule of 65, the requirement of continued employment is waived but not the performance condition. In the case of service-conditioned RSUs, upon the retirement of a participant who satisfies the Rule of 65, the requirement of continued employment is waived and the service-conditioned RSUs would be payable as of the date of retirement. The Compensation Committee has not adopted the Rule of 65 for restricted stock awards.
Stock Options
The Compensation Committee has not awarded options since 2011. No options remain outstanding. We do not expect to award options as part of our compensation program. If option awards are resumed, repricing will be expressly prohibited.

COUSINS 2022 PROXY STATEMENT

OTHER COMPENSATION ITEMS
LTI Awards Granted in 2019
At its meeting on January 31, 2022, the Compensation Committee evaluated the potential payout under the LTI Awards granted in February 2019. The Market RSUs were subject to market performance goals relating to relative TSR and the Performance RSUs were subject to Company performance goals relating to FFO. With respect to the Market RSUs, the target TSR performance over the period from January 1, 2019 to December 31, 2021 (the “2019 LTI Performance Period”) was targeted at the 50th percentile relative to the companies in the SNL US Office REIT Index as of January 1, 2019 that remained publicly traded on an established exchange for the entire performance period. During 2021, the SNL US Office REIT Index was discontinued. As of December 31, 2021, the companies initially on such index which remained publicly traded on an established exchange consisted of the following companies (collectively the “2019 LTI Peer Group”):

2019 LTI PEER GROUP
Alexandria Real Estate	Easterly Government Properties	Office Properties Income Trust

Boston Properties, Inc.	Empire State Realty Trust, Inc.	Paramount Group, Inc.

Brandywine Realty Trust	Equity Commonwealth	Piedmont Office Realty Trust

CIM Commercial Trust Corp.	Franklin Street Properties Corp.	SL Green Realty Corp.

City Office REIT, Inc.	Highwoods Properties, Inc.	Veris Residential (fka Mack-Cali)

Corporate Office Properties Trust	Hudson Pacific Properties, Inc.	Vornado Realty Trust

Douglas Emmett, Inc.	Kilroy Realty Corp.
The Market RSUs performance was evaluated on a sliding scale, based on the Company’s TSR performance during the 2019 LTI Performance Period, relative to the TSR performance for that period by the 2019 LTI Peer Group. TSR below the 30th percentile of the 2019 LTI Peer Group would result in no payout, TSR at the 30th percentile would result in 35% payout, TSR at the 50th percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 200% payout. Payouts are mathematically interpolated between these stated levels, subject to a 200% maximum. At its meeting on January 31, 2022, the Compensation Committee determined that our TSR for the 2019 LTI Performance Period was at the 80th percentile relative to the companies in the 2019 LTI Peer Group, and that the mathematical interpolation resulted in 200% of these Market RSUs being payable.
In addition, at its meeting on April 22, 2019, the Compensation Committee determined to adjust the FFO Targets for the 2019 Performance RSUs to reflect the subsequent 1-for-4 reverse split in June 2019 and to equitably reflect the anticipated impact of the TIER Merger. Accordingly, the Compensation Committee approved adjustments to the FFO Targets previously approved for the 2018 Performance RSUs, such that the anticipated performance of the Company against the adjusted FFO Targets (post-Merger) would be neutral to the anticipated performance of the Company against the original FFO Targets if the Merger had not occurred.
With respect to the Performance RSUs, the adjusted target performance required that we achieve aggregate FFO for the three calendar years during the 2019 LTI Performance Period of $7.97 per common share (the “FFO Target”). This performance of the 2019 Performance RSUs was also evaluated on a sliding scale. If FFO per share were less than 60% of the FFO Target, then there would be no payout. If FFO per share were equal to 100% of the FFO Target, then the payout would be 100%. If FFO per share were 140% or greater of the FFO Target, then the payout would be 200%. Payouts would be interpolated between these stated levels, subject to the 200% maximum. At its meeting on January 31, 2022, the Compensation Committee determined that the aggregate FFO per share achieved for the 2019 LTI Performance Period was $8.47, which corresponded to 106.0% of the target and which resulted in an interpolated payout at 115.0% of target for this component. Consistent with determinations previously approved by the Committee, the calculation of the FFO
COMPENSATION DISCUSSION & ANALYSIS

performance reflected adjustments approved by the Committee for the FFO component of the annual incentive compensation goals for 2019, 2020 and 2021.
Taken together, the weighted average payout for the Market RSUs and Performance RSUs was 174.5% of target, as reflected in the following chart:

2019 Performance Conditioned LTI Awards
Market RSUs (TSR) (70% of LTI Performance Awards)
200.0%
Performance RSUs (FFO) (30% of LTI Performance Awards)
115.0%
Weighted Average
174.5%

Because the settlement for the 2019 Market RSUs and Performance RSUs occurred in 2022, these awards will be reflected in the Stock Vested table in the 2023 proxy statement.

BENEFITS AND PERQUISITES
We provide health, dental, life, vision and disability insurance benefits to all of our employees. Our NEOs are eligible to participate on the same basis as all other employees. We contribute to individual health savings accounts for all employees who successfully complete wellness initiatives, with the amount of the Company contribution tied to the level of initiatives completed in a given year. We maintain a 401(k) retirement savings plan (“Retirement Savings Plan”) for all eligible employees, including our NEOs. In 2021, for each employee, including our NEOs, we provided an automatic contribution to the Retirement Savings Plan equal to 3% of eligible compensation, subject to statutory limits. We expect this program to continue in the future.

COUSINS 2022 PROXY STATEMENT

In 2021, we introduced an Employee Stock Purchase Plan, under which all eligible employees (including our NEOs) may contribute a portion of their eligible compensation to acquire shares of our common stock at a 15% discount. See Proposal 3 for a proposal to approve our Employee Stock Purchase Plan.
We do not have a pension plan or deferred compensation program for any of our employees, including our NEOs. Rather, we focus on providing short and long-term cash compensation and long-term equity-based awards in amounts necessary to retain our NEOs and to allow them to provide for their own retirement.
In 2021, we did not provide any perquisites to our NEOs above the reporting threshold.
Our NEOs are eligible for benefits under change in control agreements only in certain “double trigger” circumstances. These agreements are discussed below under “Severance Policy, Retirement and Change in Control Agreements.”

INCENTIVE-BASED COMPENSATION RECOUPMENT OR “CLAWBACK” POLICY
Our Board has adopted an incentive-based compensation recoupment policy (the “Recoupment Policy,” also sometimes commonly referred to as a “clawback” policy). Pursuant to the Recoupment Policy, if the Company is required to restate any previously issued financial statements due to the Company’s material noncompliance (as determined by the Company) with any financial reporting requirement under the federal securities laws, the Company will seek to recover incentive-based compensation from any current or former executive officer of the Company who received incentive-based compensation from the Company during the three-year period preceding the date on which the Company is required to prepare an accounting restatement. The amount to be recovered from the executive officer will be based on the excess, if any, of the incentive-based compensation paid to the executive officer based on the erroneous data over the incentive-based compensation that would have been paid to the executive officer if the financial accounting statements had been as presented in the restatement. The definition of “executive officer” and “incentive-based compensation,” the date on which the Company is required to prepare an accounting restatement, the amount to be recovered and any other interpretation of the policy shall be determined by the Compensation Committee acting in its sole discretion. The Board may amend the Recoupment Policy from time to time in its discretion and as it deems necessary or appropriate to reflect applicable regulations of the SEC, any rules or standards adopted by a national securities exchange, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and any changes in applicable law.

STOCK OWNERSHIP GUIDELINES AND STOCK HOLDING PERIOD
Our Corporate Governance Guidelines include stock ownership guidelines for our executive officers and Directors. With respect to our executive officers, the guidelines require ownership of our stock within five years of becoming an executive officer or from promotion to a new executive office, with a value equal to the multiple of his or her base salary corresponding to his or her officer title, as depicted below. In addition, in 2021 we increased the holding requirements for our Directors, such that each of our Directors is required to own stock with a value equal to five times the annual cash
COMPENSATION DISCUSSION & ANALYSIS

retainer for Directors. This resulted in an increase of our Director holding requirements from $180,000 to $350,000. Directors generally must accumulate the required ownership within five years of joining the Board. As of February 25, 2022, each of our Directors and executive officers satisfied the stock ownership guidelines (taking into account any period permitted to satisfy the guidelines, where applicable), as shown below:

Executive Officers and Non-Employee Directors	Multiple of Base Salary or Annual Director’s Cash Retainer	In Compliance?
CEO	4X	Yes

President (if not also CEO)	3X	Yes

Executive Vice Presidents	2X	Yes

Senior Vice Presidents	1X	Yes

Non-Employee Directors	5X	Yes
The guidelines are consistent with our belief that our executive officers’ and Directors’ interests should be aligned with those of our stockholders and our expectation that executive officers and Directors maintain a significant level of investment in our Company. The Chair of the Compensation Committee may approve exceptions to the guidelines from time to time as he or she deems appropriate. With respect to both executive officers and Directors, the following count toward the stock ownership requirements:
•     shares purchased on the open market;
•     shares owned outright by the officer, or by members of his or her immediate family residing in the same household, whether held individually or jointly, unless beneficial ownership is disclaimed by the executive officer or Director;
•     restricted stock and RSUs received pursuant to our LTI plans, whether performance or service-based and whether or not vested; and
•     shares held in trust for the benefit of the officer or his or her immediate family, or by a family limited partnership or other similar arrangement, unless beneficial ownership is disclaimed by the executive officer or Director.
Although our guidelines include unvested performance-based RSUs (which are awarded to executive officers, but not directors, as part of our compensation plan, as discussed above), if these were excluded from the calculation, each of our executive officers would continue to satisfy the stock ownership guidelines (taking into account any period permitted to satisfy the guidelines, as discussed above).
Under our Corporate Governance Guidelines, our executive officers are required to hold 50% of the after tax number of shares of restricted stock granted under our compensation plans for a period of 24 months following vesting. Although stock options are not currently utilized in our compensation program, our executive officers would be required to hold 50% of the after tax number of shares received as a result of exercise of any stock options which might be granted by us, for a period of 24 months following such stock option exercise. This holding requirement does not apply to stock-settled RSUs, whether performance-, market-, or service-based.

COUSINS 2022 PROXY STATEMENT

SEVERANCE POLICY, RETIREMENT AND CHANGE IN CONTROL AGREEMENTS
We have several arrangements that would provide for the payment of benefits in the event of a termination of one of our executive officers or a change in control of our company.
General Severance Benefit for All Employees
We provide a general severance benefit to all employees, including our executive officers, following termination of employment by us other than for “cause.” In general, the severance benefit payable is an amount equal to the employee’s weekly pay times the sum of (i) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by us, the years of service multiplied by 1.5, plus (ii) four. The calculation of the severance benefit payable to an employee, and the terms and conditions of the severance plan, are subject to change from time to time.
Equity Plans
The 2019 Omnibus Incentive Stock Plan (the “Equity Plan”) governs grants of restricted stock and RSUs made after April 21, 2019. The Equity Plan generally provides for accelerated vesting of awards upon a “change in control” if the plan is not continued or assumed. Under the Equity Plan, even if one or both of these plans are continued or assumed, the awards vest if the employee is terminated without “cause” or resigns for “good reason” within two years following a “change in control” (each as described below). With respect to Market RSUs and Performance RSUs, if accelerated vesting occurs in connection with a qualifying termination following of a change in control, then the payout amount is at the target award amount. Our executive officers participate in the Equity Plan on the same terms as our other key employees. The Compensation Committee believes that the “double-trigger” accelerated vesting of outstanding equity awards in connection with a qualifying termination following a change in control is a customary and reasonable component of an equity incentive program.
In general, an employee will forfeit any unvested LTI grants upon termination of employment for any reason other than following a change in control. However, stock options and service-conditioned RSUs, but not Market RSUs or Performance RSUs, vest upon retirement of the employee if the employee is at least 60 years of age and the sum of the employee’s whole years of age plus whole years of service equals at least 65 (collectively, the “Rule of 65”). The Compensation Committee adopted the Rule of 65 to provide a further incentive for long-term employment, as well as to recognize that options and RSUs are part of annual compensation and, if an employee retires after satisfying certain age and service requirements, then he or she should get the benefit of outstanding options and RSUs. With respect to Market RSUs and Performance RSUs, the Rule of 65 applies to waive any continuing service requirement but does not waive any performance condition. Also, the Compensation Committee did not adopt the Rule of 65 for restricted stock awards.
COMPENSATION DISCUSSION & ANALYSIS

Change in Control Agreements
Each of our executive officers is a party to a Change in Control Severance Agreement (the “Change in Control Agreement”), which provides the executive officer with benefits in the event that his or her employment is terminated under certain circumstances following a change in control, often referred to as a “double trigger.” These agreements have been in place since 2007 for those employees who were executive officers at that time. The Compensation Committee believes that the cash severance and other benefits provided under the Change in Control Agreement are customary and reasonable components of our compensation program that keep our executive officers focused on the interests of the stockholders in the event of a potential strategic transaction.
Each of our executive officers is party to a Change in Control Agreement that includes a “net best” provision instead of a tax gross-up provision. Our Change in Control Agreements also include non-competition clauses that prohibit the executive officer (without the prior written consent of the Company) to compete with the “Company’s Business” within a 15 mile radius of any of the Company’s projects for two years following termination of the executive officer’s employment following a change in control, with the definition of Company’s Business being those activities related to commercial office properties.
Severance and benefits under each of the Change in Control Agreements is subject to a “Protective Covenant Agreement” and a “Change in Control Severance Agreement Waiver and Release.” If the executive officer declines to enter into either the Protective Covenant Agreement or the Change in Control Severance Agreement Waiver and Release then the executive officer would forfeit his or her severance benefit.

TAX IMPLICATIONS OF EXECUTIVE COMPENSATION
The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. For taxable years commencing after 2017, Section 162(m) of the Internal Revenue Code, as amended (the “Code”), generally disallows a tax deduction to public corporations for compensation of more than $1 million paid to any “covered employee.” Accordingly, to the extent that compensation in excess of $1 million is payable to any such person in any fiscal year after 2017, such excess amount is likely to be non-deductible by the Company for federal income tax purposes.
Substantially all of the services rendered by our NEOs were performed on behalf of our operating partnership or its subsidiaries. Under final Section 162(m) regulations issued in December 2020, our executive compensation paid by our operating partnership or its subsidiaries after December 18, 2020 is subject to limitation. To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives related to their performance.
Because we qualify as a REIT under the Code and generally distribute at least 100% of our net taxable income (excluding any net capital gain) each year, we do not pay federal income tax. Accordingly, and based on the level of cash compensation paid to our executive officers as a result of their services performed on behalf of our operating partnership, the limitation on the federal tax deduction under Section 162(m) does not have a material impact on us.

COUSINS 2022 PROXY STATEMENT

ASSESSMENT OF COMPENSATION-RELATED RISKS
The Compensation Committee is responsible for overseeing the risks relating to the compensation policies and practices affecting our executive officers on an ongoing basis. The Committee believes that, because of the following factors, there is a low likelihood that our compensation policies and practices would encourage excessive risk-taking:
•     our policies and programs are generally intended to encourage executives to focus on long-term objectives;
•     overall compensation is maintained at levels that are competitive with the market;
•     the mix of compensation rewards long-term performance with a significant at-risk component;
•     annual cash bonuses for executives are linked to performance against goals in multiple categories, with specific weightings, and each executive has target and maximum bonus opportunities;
•     except for those employees who satisfy the conditions of the Rule of 65, all equity awards are subject to multi-year vesting;
•     executive officers are subject to minimum stock ownership guidelines and limitations on trading in our securities, including prohibitions on hedging and pledging; and
•     a clawback policy permits the Company to recoup compensation paid on the basis of financial results that are subsequently restated.
COMMITTEE REPORT ON COMPENSATION
The Compensation Committee is responsible for, among other things, setting and administering the policies that govern executive compensation, establishing the performance goals on which the compensation plans are based, and setting the overall compensation principles that guide the committee’s decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis herein and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2022 proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION, SUCCESSION, NOMINATING AND GOVERNANCE COMMITTEE

R. Kent Griffin, Jr., Chair

Charles T. Cannada

Lillian C. Giornelli

Donna W. Hyland

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934 (the “Acts”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.
COMPENSATION DISCUSSION & ANALYSIS

SUMMARY COMPENSATION TABLE FOR 2021
The following table sets forth information concerning total compensation for our NEOs for 2021, 2020, and 2019.

	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total
M. Colin Connolly	2021	$700,000	$2,999,439	$1,072,890	$32,280	$4,804,609
President and	2020	$700,000	$2,403,537	$773,500	$30,583	$3,907,620
Chief Executive Officer	2019	$600,000	$1,644,645	$1,083,420	$32,274	$3,360,339

Gregg D. Adzema	2021	$475,000	$1,172,509	$560,025	$32,830	$2,240,364
Executive Vice President and	2020	$475,000	$1,014,794	$403,750	$30,583	$1,924,127
Chief Financial Officer	2019	$450,000	$1,436,788	$625,050	$32,274	$2,544,112

Richard G. Hickson IV	2021	$412,000	$545,358	$437,173	$32,605	$1,427,136
Executive Vice President -	2020	$412,000	$400,602	$315,180	$30,583	$1,158,365
Operations	2019	$400,000	$696,332	$472,260	$32,024	$1,600,616

Kennedy Hicks(4)
Executive Vice President -	2021	$380,000	$545,358	$453,218	$17,736	$1,396,312
Investments & Managing Director

John S. McColl	2021	$394,000	$518,089	$418,073	$25,368	$1,355,530
Executive Vice President -	2020	$394,000	$400,602	$284,665	$29,933	$1,109,200
Development	2019	$382,454	$678,098	$451,544	$32,274	$1,544,370

(1)    This column reflects the aggregate grant date fair value of restricted stock awards, Market RSUs, and Performance RSUs and service-conditioned RSUs granted during the applicable year, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”).
For 2019, the grant date fair value of restricted stock awards is the number of shares of restricted stock granted multiplied by the closing stock price on the grant date. The grant date fair value of the Performance RSUs is the number of RSUs granted multiplied by the 30-day trailing average stock price on the date of grant. The grant date fair value of the Market RSUs is the target number of RSUs granted multiplied by the fair market value per RSU determined using a Monte Carlo valuation, with such valuation being performed as of the grant date. The grant date fair value of the service conditioned RSUs is the number of RSUs granted multiplied by the 30-day trailing average stock price on the date of grant. Information about the assumptions used to value these awards can be found in Note 15 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. An overview of the features of these awards can be found in “Compensation Discussion and Analysis” above.
For 2020 and 2021, the grant date fair value of the restricted stock awards and the Performance RSUs reflects the closing stock price on the grant dates of February 3, 2020 ($41.37) and February 1, 2021 ($32.55). The grant date fair value of the Market RSUs granted February 3, 2020 ($48.09) and February 1, 2021 ($39.58) reflect the fair market value per RSU determined using a Monte Carlo valuation. Assuming the highest level of performance conditions are achieved for the Market RSUs and Performance RSUs, resulting in 200% of those target RSUs being issued, the grant date values of all stock awards for 2021 would be as follows: Mr. Connolly — $4,898,884; Mr. Adzema — $1,915,033; Mr. Hickson — $890,729; Ms. Hicks — $890,729; and Mr. McColl — $846,184.
The actual amount ultimately realized by the NEO, if any, from a grant of restricted stock will depend upon the value of our common stock on the vesting date.

COUSINS 2022 PROXY STATEMENT

For 2019, the actual amount ultimately realized by the NEO, if any, from a grant of Market RSUs or Performance RSUs will depend upon the 30-day trailing average stock price on the last day of the performance period and our performance relative to the conditions. The actual amount ultimately realized by the NEO, if any, from a grant of service- conditioned RSUs will depend upon the 30-day trailing average stock price on the vesting date.
For 2020 and 2021, the amount ultimately realized by the NEO, if any, from a grant of Market RSUs or Performance RSUs will depend on the satisfaction of the market or performance conditions and the value of our stock on the settlement date.
(2)    Except as noted in footnote 4 below, these amounts reflect the actual annual incentive cash award earned by the NEOs for the applicable year, as determined by the Compensation Committee. For a description of the 2021 annual cash incentive award performance goals, see “Compensation Discussion and Analysis” above.
(3)    The components of All Other Compensation for 2021 are as set forth below. In 2021, we did not provide any perquisites to our NEOs above the reporting threshold.

	Retirement Savings Plan(A)	Insurance Premiums(B)	Total All Other Compensation
M. Colin Connolly	$8,700	$23,580	$32,280

Gregg D. Adzema	$8,700	$24,130	$32,830

Richard /g. Hickson IV	$8,700	$23,905	$32,605

Kennedy Hicks	$8,700	$9,036	$17,736

John S. McColl	$8,700	$16,668	$25,368
(A)     We maintain a Retirement Savings Plan for the benefit of all eligible employees. Beginning on January 1, 2019, the Company ceased its prior 3% “matching” program and commenced an automatic Company contribution to the plan equal to 3% of eligible compensation, subject to a maximum contribution of $8,700 in 2021. The automatic contributions were made for all employees, including our NEOs. Company automatic contributions vest in full after an employee has completed two years of service; thereafter all Company contributions are fully vested. These benefits are in a qualified 401(k) plan and generally provided to participants upon retirement but may be paid earlier in certain circumstances, such as death, disability, or termination of employment.
(B)     This column reflects the portion of health, dental, life, disability and accidental death insurance premiums paid by the Company on behalf of the NEOs, together with the cost of the employee assistance/wellness program to which the Company subscribes and the health savings account contributions made by the Company. All active employees regularly scheduled to work 24 hours or more per week are eligible to participate in the Company benefit plans. We contribute to health savings accounts for the benefit of all eligible employees, which are personal savings accounts funded with pre-tax dollars and used to pay for eligible health care expenses not covered by insurance. The Company contributes annually into an employee’s health savings account based upon the successful completion of wellness initiatives by the employee, subject to a maximum contribution of $750 in 2021. The contributions are available for all benefit-eligible employees, including our NEOs.
(4)     In accordance with SEC rules, because Ms. Hicks first became an NEO for 2021, only her 2021 compensation is included in the table. In connection with her 2018 hiring, Ms. Hicks received an additional opportunity for a bonus award of $50,000 for 2021, which was not subject to the performance multiplier for the annual performance-based bonus award for 2021 but was payable concurrently with the awards for that performance period. No further payment will be due or owing under this arrangement.
SUMMARY COMPENSATION TABLE

GRANTS OF PLAN-BASED AWARDS IN 2021
The following table sets forth information with respect to grants of plan-based awards to each of our NEOs during 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards (in units)(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
	Grant Date	Target ($)	Maximum ($)	Threshold	Target	Maximum
M. Colin Connolly
Annual Incentive Award(1)		$910,000	$1,365,000
Market RSUs (TSR)(2)	02/01/2021			12,419	35,484	70,968		$1,404,457
Performance RSUs (FFO)[2]	02/01/2021			380	15,207	30,414		$494,988
Restricted Stock(3)	02/01/2021						33,794	$1,099,995

Gregg D. Adzema
Annual Incentive Award(1)		$475,000	$712,500
Market RSUs (TSR)(2)	02/01/2021			4,855	13,871	27,742		$549,014
Performance RSUs (FFO)[2]	02/01/2021			149	5,945	11,890		$193,510
Restricted Stock(3)	02/01/2021						13,210	$429,986

Richard G. Hickson IV
Annual Incentive Award(1)		$370,800	$556,200
Market RSUs (TSR)(2)	02/01/2021			2,258	6,452	12,904		$255,370
Performance RSUs (FFO)[2]	02/01/2021			69	2,765	5,530		$90,001
Restricted Stock(3)	02/01/2021						6,144	$199,987

Kennedy Hicks(4)
Annual Incentive Award(1)		$342,000	$513,000
Market RSUs (TSR)(2)	02/01/2021			2,258	6,452	12,904		$255,370
Performance RSUs (FFO)[2]	02/01/2021			69	2,765	5,530		$90,001
Restricted Stock(3)	02/01/2021						6,144	$199,987

John S. McColl
Annual Incentive Award(1)		$354,600	$531,900
Market RSUs (TSR)(2)	02/01/2021			2,145	6,129	12,258		$242,586
Performance RSUs (FFO)[2]	02/01/2021			66	2,627	5,254		$85,509
Restricted Stock(3)	02/01/2021						5,837	$189,994

(1)     These amounts reflect target annual incentive cash amounts for 2021 as set by the Compensation Committee. In accordance with the Compensation Committee’s policies, there is no threshold amount set for this award. The maximum payout cannot exceed 150% of target.

COUSINS 2022 PROXY STATEMENT

(2)     These rows show the potential number of RSUs that would vest pursuant to the Market RSUs and Performance RSUs at the end of the applicable three-year performance period if the threshold, target or maximum market or performance goals are satisfied, provided the NEO remains continuously employed by us, or upon retirement if the NEO meets the Rule of 65. In addition, dividend equivalents will be paid upon satisfaction of the vesting conditions, if at all, on a cumulative, reinvested basis over the term of the award based on the number of RSUs which actually vest. See “Compensation Discussion and Analysis – 2021 LTI Awards” for a description of the performance parameters for these Market RSUs and Performance RSUs, and see “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards. Note that the threshold listed for Market RSUs reflects the resulting payout if the minimum performance threshold of 30th percentile is satisfied (35% payout), and the threshold listed for Performance RSUs reflects the resulting payout if the minimum performance threshold of greater than 60% of FFO target is satisfied (2.5% payout).
(3)     This row represents shares of restricted stock granted in 2021 under our Stock Plan. The restricted stock granted February 1, 2021 as part of the 2021 LTI Awards vests ratably over three years on each anniversary of the grant date, provided the NEO has been continuously employed by us through the applicable anniversary date. The restricted stock awards also receive dividends in an amount equal to all regular and special dividends declared with respect to our common stock, payable concurrently with payment of such dividends to common stockholders.
(4)     This column reflects the aggregate grant date fair value of restricted stock awards, Market RSUs, and Performance RSUs granted during 2021, computed in accordance with ASC 718. The grant date fair value of the restricted stock awards and the Performance RSUs reflects the closing stock price on the date of grant of February 1, 2021 ($32.55). The grant date fair value of the Market RSUs reflects the fair market value per RSU determined using a Monte Carlo valuation ($39.58). Information about the assumptions used to value these awards can be found in Note 15 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.
The actual amount ultimately realized by the NEO, if any, from a grant of restricted stock will depend upon the value of our common stock on the vesting date. The amount ultimately realized by the NEO, if any, from a grant of Market RSUs or Performance RSUs will depend on the satisfaction of the market or performance conditions and the value of stock on the settlement date.
GRANT OF PLAN BASED AWARDS IN 2021

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END
The following table sets forth information with respect to all outstanding option and stock awards for each of our NEOs on December 31, 2021.

	Stock Awards(1)
	Number of Shares or Units of Stock that Have Not Vested(2)(3)	Market Value of Shares or Units of Stock that Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested(5)	Equity Incentive Plan Awards: Market Value of Unearned Units that Have Not Vested(6)
M. Colin Connolly	102,219	$4,117,366	83,324	$3,356,291

Gregg D. Adzema	62,893	$2,533,343	33,594	$1,353,166

Richard G. Hickson IV	28,715	$1,156,629	14,656	$590,344

Kennedy Hicks	22,260	$896,636	13,568	$546,519

John S. McColl	28,037	$1,129,319	14,195	$571,775
(1)     See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.
(2)     Included in this number are Market RSUs and Performance RSUs granted on February 4, 2019, as adjusted in connection with the subsequent 1-for-4 reverse split in June 2019. These awards had a performance evaluation date and vesting date of December 31, 2021 with a settlement date of February 10, 2022. The Market RSUs and the Performance RSUs each surpassed the threshold. Therefore, as of December 31, 2021, the Market RSUs and Performance RSUs had been earned, but not yet settled. These awards met the criteria for an average weighted payout of 174.5%, which is reflected in the number of shares above. They settled on February 10, 2022, based on the 30-day average of our closing stock price as December 31, 2021 ($39.19). The number of shares and the amount earned by each NEO upon vesting, with the amount earned including dividend equivalent units, as it relates to these shares is as follows:

	Number of TSR-based RSUs	Number of FFO based RSUs	Amount Earned Upon Vesting
M. Colin Connolly	38,759	9,550	$1,893,234

Gregg D. Adzema	23,254	5,730	$1,135,938

Richard G. Hickson IV	8,398	2,070	$410,208

Kennedy Hicks	5,427	1,337	$265,048

John S. McColl	8,398	2,070	$410,208

COUSINS 2022 PROXY STATEMENT

(3)     Included in this number are service-conditioned RSUs granted to Ms. Hicks and Messrs. Adzema, Hickson and McColl on December 19, 2019. Subject to satisfaction of the service condition by each NEO, these 2019 service-conditioned RSUs will vest on February 3, 2023, based on the 30-day average of our closing stock price on that date. See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards. DEUs that may apply to these service-conditioned RSUs are not included, but will be settled concurrently with the settlement of the service-conditioned RSUs. Both will be cash-settled.
(4)     Market value was calculated by multiplying the number of unvested restricted shares and earned unvested RSUs at year-end by our closing stock price on December 31, 2021 ($40.28).
(5)     Represents Market RSUs and Performance RSUs granted in 2020 and 2021, assuming that the target performance goals will be achieved for the awards granted in 2020 and 2021. The performance period for these awards is incomplete and actual performance may vary. See Note 15 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for an overview of the features of these awards. See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.
(6)     Market value was calculated by multiplying the number of unearned unvested RSUs at year-end by our closing stock price on December 31, 2021 ($40.28). DEUs that may apply to these Market RSUs and Performance RSUs are not included.
OUTSTANDING EQUITY AWARDS

STOCK VESTED IN 2021
The following tables set forth information concerning the amounts realized in 2021 upon the vesting of restricted stock and RSUs. No options were held or exercised by any of our NEOs in 2021.

	Stock Awards
	Number of Shares Aquired on Vesting(1)	Value Realized on Vesting(2)
M. Colin Connolly	44,481	$1,492,559

Gregg D. Adzema	37,082	$1,250,958

Richard G. Hickson IV	7,405	$248,103

Kennedy Hicks	6,212	$233,741

John S. McColl	13,918	$469,435
(1)     The number of shares acquired upon vesting includes the following:

	Shares of Restricted Stock	RSUs(A)
M. Colin Connolly	16,094	28,387

Gregg D. Adzema	9,561	27,521

Richard G. Hickson IV	2,932	4,473

Kennedy Hicks	1,753	4,459

John S. McColl	3,596	10,322
(A)    RSUs awarded prior to 2020 are paid in cash at vesting. The Market RSUs and Performance RSUs met the criteria for an average weighted payout of 176.8%, which is reflected in the number of shares above. The number of shares and the amount earned by each NEO upon vesting includes dividend equivalent units. Also included in these awards are service based RSUs granted to Ms. Hicks in 2018 (in connection with her hiring), and settled in 2021 at a value of $176,755.
(2) The value shown includes amounts based on the trailing 30-day average closing market price of our common stock of $34.03 for the RSUs that vested on December 31, 2020 but were settled in February 2021 after the Compensation Committee confirmed performance. The value shown also includes dividend equivalents for these RSUs. The value shown also includes amounts based on the trailing 30-day average closing market price of our common stock of $39.64 on November 5, 2021, the vesting date of the service-based RSUs for Ms. Hicks. Finally, the value shown also includes amounts based on the closing market price of our common stock of $32.40, $32.64, and $33.60 for the restricted shares that vested on February 3, 2021, February 4, 2021, and February 5, 2021, respectively. If the vesting date is not an NYSE trading day, the prior trading day’s closing price is used.

COUSINS 2022 PROXY STATEMENT

POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE IN CONTROL
We provide severance benefits to our NEOs as described in “Compensation Discussion and Analysis — Severance Policy, Retirement and Change in Control Agreements” in the event that (1) a “change in control” occurs and (2) during the two-year period thereafter, the NEO’s employment is terminated without “cause” (discussed below) or the NEO resigns for “good reason” (discussed below). The severance benefit is payable in a lump sum six months and one day after termination. For each of Messrs. Adzema, Hickson and McColl and Ms. Hicks, we have agreed to pay an amount equal to 2.00 times the sum of his or her annual base salary plus his or her average cash bonus. For Mr. Connolly, we have agreed to pay an amount equal to 3.00 times the sum of his annual base salary plus his average cash bonus.
For purposes of determining the severance benefit, “annual base salary” is the NEO’s annual base salary in effect on the day before the NEO’s employment terminates in connection with the change in control. The “average cash bonus” is the sum of the annual cash bonuses that were paid to the NEO during the three years immediately prior to the date the NEO’s employment terminates in connection with the change in control, divided by the number of annual cash bonuses the NEO was eligible to receive during such period. The table below assumes a triggering event occurred on December 31, 2021 (prior to the vesting of the 2019 Market RSUs or the 2019 Performance RSUs). The annual base salary is the salary in effect for 2021 and the average bonus is based on the annual cash incentive awards actually paid in 2019, 2020, and 2021 (such annual cash incentive awards relate to the performance during the prior calendar year). For Ms. Hicks, the average bonus does not include the additional bonus payable in connection with the terms of her 2018 hiring, as discussed on page 73.
The terms of each Change in Control Agreement are substantially identical and are summarized as follows:
Health Benefits – The Change in Control Agreement provides that we will continue to provide the NEO with health benefits for two years, either under our plan, an outside plan, or by reimbursing the premiums paid by the NEO for outside coverage.
Change in Control – Under the Change in Control Agreement, a “change in control” generally means that any one of the following events occurs:
•     A person (or group) acquires, directly or indirectly, the beneficial ownership representing 30% or more of the combined voting power for the election of Directors of the outstanding securities of the Company, subject to certain exceptions;
•     A majority of the Board changes during a two-year period (unless the new Directors were elected by two-thirds of the Board members that were members on the first day of the two-year period);
•     Stockholders approve our dissolution or liquidation;
•     The sale or other disposition of all or substantially all of our assets, subject to certain exceptions; or
•     In certain situations, a consolidation, merger, reorganization or business combination involving us or our acquisition of the assets or stock in another entity.
Cause – The Change in Control Agreement defines “cause” generally as any felony or any act of fraud, misappropriation or embezzlement or any material act or omission involving malfeasance or gross negligence in the performance of the NEO’s duties to our material detriment.
POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

Good Reason – The Change in Control Agreement defines “good reason” generally to mean:
•     a reduction in the NEO’s annual base salary or eligibility to receive any annual bonuses or other incentive compensation;
•     a significant reduction in the scope of the NEO’s duties, responsibilities, or authority or a change in the NEO’s reporting level by more than two levels (other than mere change of title consistent with organizational structure);
•     a transfer of the NEO’s primary work site more than 35 miles from the then current site; or
•     failure to continue to provide to the NEO health and welfare benefits, deferred compensation benefits, executive perquisites, stock options, and restricted stock grants (or restricted stock unit grants) that are in the aggregate comparable in value to those provided immediately prior to the change in control.
Protective Covenant Agreement and Waiver and Release – In order to receive the benefits of the Change in Control Agreement, an NEO must enter into a “Protective Covenant Agreement” and a “Change in Control Severance Agreement Waiver and Release.” If the NEO declines to enter into either the Protective Covenant Agreement or the Change in Control Severance Agreement Waiver and Release then the NEO would forfeit his or her severance benefit.
•     The Protective Covenant Agreement generally provides that the NEO will protect certain of our interests in exchange for the payment. In particular, the Protective Covenant Agreement provides that the NEO will not, during a “protection period,” (1) compete with our then existing projects, (2) solicit any business from any of our customers, clients, tenants, buyers, or sellers that he or she had contact with during the preceding three years while employed, and (3) solicit any of our employees that he or she had personal contact with during his or her employment with us. For this purpose, the “protection period” is generally two years or, if shorter, the number of years used as a multiplier to determine the executive’s change in control benefit.
•     The Change in Control Severance Agreement Waiver and Release is a standard release that is required for all employees to receive any severance benefits from us and provides, in particular, that the NEO waives any and all claims against us and also covenants not to sue or to disparage us.
Tax Protection – None of our NEOs are entitled to a gross-up payment pursuant to the Change in Control Agreements that they have entered into with us, but their agreements do have a “best net” provision that reduces payment to the applicable NEO if excise taxes would otherwise be triggered, to the extent that such a reduction results in a greater after-tax amount for the NEO.
The following table shows the potential payments to the NEOs upon a termination of employment under various scenarios, assuming that the triggering event occurred on December 31, 2021 (prior to the vesting of the 2019 Market RSUs or the 2019 Performance RSUs). The table does not include a severance benefit payable generally to all salaried employees following termination of employment other than for cause, in an amount equal to the employee’s weekly pay times the sum of (i) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by the Company, the years of service multiplied by 1.5, plus (ii) four. The Change in Control Severance Agreement Waiver and Release required to be signed by an NEO as a condition to receive the benefits of the Change in Control Agreement includes a waiver of eligibility to participate in this general employee severance plan. No NEO will be able to receive benefits under both the general severance plan and the Change in Control Agreement, and circumstances shall determine whether either of the two is applicable.

COUSINS 2022 PROXY STATEMENT

	Cash(1)	Accelerated Vesting of Restricted Stock and Service RSUs(2)	Accelerated Vesting of Market RSUs and Performance RSUs(3)	Health and Welfare Benefits	Total(4)
M. Colin Connolly
• Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—
• Involuntary or good reason termination following change in control	$4,368,280	$2,171,495	$4,373,461	$45,103	$10,958,339
• Death	—	$2,171,495	$4,373,461	—	$6,544,956

Gregg D. Adzema
• Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—
• Involuntary or good reason termination following change in control	$1,910,107	$1,365,855	$1,963,469	$46,203	$5,285,632
• Death	—	$1,365,855	$1,963,469	—	$3,329,323

Richard G. Hickson IV
• Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—
• Involuntary or good reason termination following change in control	$1,458,902	$734,989	$810,736	$45,753	$3,050,380
• Death	—	$734,989	$810,736	—	$1,545,725

Kennedy Hicks
• Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—
• Involuntary or good reason termination following change in control	$1,465,820	$624,219	$688,919	$16,015	$2,794,973
• Death	—	$624,219	$688,919	—	$1,313,138

John S. McColl
• Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—
• Involuntary or good reason termination following change in control	$1,490,691	$707,679	$792,167	$31,278	$3,021,815
• Death	—	$707,679	$792,167	—	$1,499,846
POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

(1)     Represents cash payments pursuant to Change in Control Agreement.
(2)     These amounts represent the value of unvested restricted shares and the unvested service-based RSUs as of December 31, 2021. The amounts were calculated by multiplying the number of unvested restricted shares and service-based RSUs at year-end by the closing stock price on December 31, 2021 ($40.28). These unvested service-based RSUs are comprised of the grants made on the grants made on December 19, 2019 to Ms. Hicks and Messrs. Adzema, Hickson, and McColl, which will vest on February 3, 2023.
(3)     These amounts represent the value of unvested Market RSUs and Performance RSUs as of December 31, 2021. These Market RSUs and Performance RSUs were granted in 2021, 2020, and 2019 and vest at the target award level upon a change in control. The amounts were calculated by multiplying the number of unvested RSUs at year-end by the closing stock price on December 31, 2021 ($40.28). DEUs that may apply to these Market RSUs and Performance RSUs are not included.
(4)     None of the NEOs are entitled to a gross-up payment pursuant to their Change in Control Agreements, but they do have the benefit of “best net” provisions. The calculations above do not take into account any initial excise tax applicable to any executive as a result of application of 280(G), or whether the “best net” provision would result in a reduction of an executive’s cash severance.

COUSINS 2022 PROXY STATEMENT

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 401(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
As permitted by SEC rules, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the prior CEO pay ratio disclosure. We reviewed the changes in our employee population and employee compensatory arrangements and determined there has been no change in our employee population or employee compensatory arrangements that would significantly impact the pay ratio disclosure and thus require us to identify a new median employee. As a result, we are using the same median employee as we did in the CEO pay ratio disclosure included in our proxy statement filed with the SEC on March 17, 2021. This median employee was identified as summarized below:
1.     We determined that, as of December 31, 2020, our employee population consisted of 316 individuals with all of these individuals located in the United States. This population consisted of our full-time employees; we had no part-time or temporary employees nor any independent contractors on December 31, 2020.
2.     To identify the “median employee” from our employee population, we compared the amount of salary and wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2020. In making this determination, we annualized the compensation of 44 full-time employees who were hired in 2020 but did not work for us for the entire fiscal year.
3.     We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the “median employee.”
4.     Once we identified our median employee, we combined all of the elements of our median employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in an annual total compensation of $116,570. The difference between such employee’s salary and wages and the employee’s annual total compensation represents the value of such employee’s health care and welfare benefits (estimated for the employee and such employee’s eligible dependents at $24,847), the Company’s automatic contribution to the employee’s 401(k), and the value of annual incentive cash award (bonus) to such employee for the 2021 performance period.
5.     With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the 2021 Summary Compensation Table included on page 72 of this proxy statement.
CEO PAY RATIO

For 2021, our last completed fiscal year, the annual total compensation of the median employee of our company (taking into account all employees other than our CEO, pursuant to the methodology described above), the annual total compensation of our CEO (as reported in the Summary Compensation Table), and the resulting ratio is as set forth below.

CEO: Median Employee Pay Ratio
CEO Annual Total Compensation	$4,804,609

Median Employee Annual Total Compensation	$116,570

Pay Ratio	41:1

Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a meaningful basis for comparison between companies.

COUSINS 2022 PROXY STATEMENT

DIRECTOR COMPENSATION
Our non-employee Director compensation is intended to attract, retain, and appropriately compensate highly qualified individuals to serve on our Board of Directors. The compensation for our non-employee Directors is determined by our Board, after recommendation by the Compensation Committee, and it is reviewed periodically as appropriate. These reviews include the engagement of the Compensation Committee’s compensation consultant, Fergus Partners Consulting (together with its predecessors, “FPC”) to evaluate and provide counsel regarding the following: (1) review of compensation objectives; (2) analysis of trends in compensation in the marketplace generally and among our peers specifically, utilizing the same peer group used for executive compensation decisions, as discussed on page 51; (3) comparison of our Director pay practices to those of peers; and (4) recommendation of the components and amounts of compensation for our Directors.
For their service on the Board, our non-employee Directors receive cash compensation and an annual equity award. Our CEO, who is also a Director, receives no additional compensation for his service on the Board.
In April 2020, the Compensation Committee engaged FPC to review and provide counsel as outlined above. However, in light of the uncertainties then surrounding the COVID-19 pandemic, and the potential impact thereof on the Company and its employees, customers and communities, the Compensation Committee and the full Board determined not to adjust compensation from the structure first adopted in April 2017. In April 2021, the Compensation Committee engaged FPC to update its review and counsel. Based on this analysis, the cash portion of the 2020 per Director retainer was at the 30th percentile when compared to the cash compensation for directors in our peer group, and our equity portion fell between the 10th and the 30th percentile. This analysis also noted that the aggregate board pay fell at the 9th percentile of the peer group. This analysis also reviewed the composition of the Director retainer program and the stock ownership requirements.
The 2021 Director compensation was adjusted as follows:

	2020 Director Retainer	2021 Director Retainer
Cash Retainer - Each Non-Employee Director	$60,000	$70,000

Equity Retainer - Each Non-Employee Director	$90,000	$105,000

Chair of Board Retainer	$50,000	$50,000

Chair of Audit Committee Retainer	$17,500	$20,000

Chair of CSNG Committee Retainer	$12,000	$15,000
Consistent with our prior practice, the cash component of our director retainers are paid on or about May 31st of each year. With respect to the equity component, each Director is granted a number of shares of common stock under the Equity Plan, based on the average closing price of our common stock on May 31 or the next business day occurring thereafter. In addition, the approved program continues to provide the option to our Directors to elect to receive all or a portion of the cash retainers in stock, at a value equal to 95% of the market price on the issuance date.
For any Director joining the Board or assuming a chair role between annual meetings, the foregoing compensation is generally prorated. Ms. Nelson joined the Board in May 2021, prior to the annual payments and grants, and accordingly her 2021 retainer was not prorated.
We pay or reimburse Directors for reasonable expenses incurred in attending Board and committee meetings. In 2021, we did not provide any perquisites to our Directors above the reporting threshold.
We do not pay Directors any meeting fees.
DIRECTOR COMPENSATION

2021 COMPENSATION OF DIRECTORS
The following table shows the amounts paid to our non-employee Directors in 2021.

	Fees Earned Paid in Cash or Stock(1)	Stock Awards(2)(3)	Total
Charles T. Cannada	$70,000	$108,661	$178,661

Robert M. Chapman	$120,000	$111,272	$231,272

Scott W. Fordham	$70,000	$104,990	$174,990

Lillian C. Giornelli	$70,000	$106,806	$176,806

R. Kent Griffin, Jr.	$85,000	$109,455	$194,455

Donna W. Hyland	$90,000	$109,720	$199,720

Dionne Nelson	$70,000	$104,991	$174,991

R. Dary Stone	$70,000	$108,661	$178,661

(1)     Our Equity Plan provides that an outside Director may elect to receive our common stock in lieu of cash fees otherwise payable for services as a Director. Under the Equity Plan, the price at which these shares are issued is equal to 95% of the market price on the issuance date. In 2021, Mmes. Giornelli and Hyland and Messrs. Cannada, Chapman, and Stone elected to participate in this program. In lieu of some or all of the cash fees shown in the table, the named Directors received shares of common stock as follows: Ms. Giornelli – 958; Ms. Hyland – 2,465; Mr. Cannada – 1,917; Mr. Chapman – 3,286; Mr. Griffin – 2,328; and Mr. Stone – 1,917.
(2)     On June 1, 2021, each of Mmes. Giornelli, Hyland, and Nelson and Messrs. Cannada, Chapman, Fordham, Griffin and Stone was granted 2,732 shares of common stock which vested immediately on the grant date. The grant date fair value reflected above is based on the closing stock price on the grant date ($38.43).
(3)     These amounts include the incremental value of the 5% discount on stock received in lieu of cash fees, as follows: Ms. Giornelli – $1,816; Ms. Hyland – $4,730; Mr. Cannada – $3,670; Mr. Chapman – $6,281; Mr. Griffin – $4,465; and Mr. Stone – $3,670.

COUSINS 2022 PROXY STATEMENT

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Our Compensation Committee currently consists of Mmes. Giornelli and Hyland and Messrs. Cannada and Griffin, and as of April 26, 2022, it will consist of Ms. Hyland and Messrs. Cannada and Griffin. None of these Directors has any interlocking relationships that are required to be disclosed in this proxy statement.
EQUITY COMPENSATION PLAN INFORMATION
The Equity Plan governs grants of restricted stock and RSUs made after April 21, 2019. The table below provides details of our Equity Plan as of February 25, 2022. There were no options outstanding under the plan as of February 25, 2022. As discussed in Proposal 3, we are requesting approval for the 2021 Employee Stock Purchase Plan (the “ESPP”). Pursuant to the ESPP, eligible employees have the option of acquiring shares of the Company’s common stock, at a 15% discount, subject to a maximum of 2,500 shares, during an offering period commencing December 1 and ending on November 30. Column A below reflects the maximum shares which are subject to issuance, conditioned upon approval of Proposal 3.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (Column A)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (Column B)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A) (Column C)
Equity compensation plans approved by the security holders	971,257	—	2,631,299

Equity compensation plans not approved by the security holders*	20,126	$37.48	2,979,874

Total	991,383	$37.48	5,611,173
Tax Fees
*     The equity compensation plan not approved by the security holders represents the ESPP. Based on anticipated contributions and the maximum purchase price of $37.48 set December 1, 2021 the company expects to issue 20,126 shares. The actual number of shares to be purchased by participants will equal total contributions divided by 85% of the purchase price, which is the lower of the price at the beginning of the offering period ($37.48) at December 1 or the price at the end of the offering period November 30.
PROPOSAL 1 - ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

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PROPOSAL 2 - ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and as required under Section 14A of the Exchange Act, stockholders have the opportunity to vote, on an advisory basis, on the compensation of our NEOs. This is often referred to as a say on pay, and provides you, as a stockholder, with the ability to cast a vote with respect to our 2021 executive compensation programs and policies and the compensation paid to the NEOs as disclosed in this proxy statement through the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this proxy statement.”
•     As discussed in the Compensation Discussion and Analysis section, the compensation paid to our NEOs reflects the following goals of our compensation program:
• To provide overall compensation that is designed to attract and retain talented executives;
• To reward individual and corporate performance, while at the same time keeping in mind our accountability to our stockholders; and
• To provide a meaningful portion of total compensation via equity-based awards, including awards that are contingent upon future performance.
Although the vote is non-binding, the Compensation Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with stockholders to better understand the concerns that influenced the vote. The Compensation Committee will consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our NEOs.
As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board and will not create or imply any change to or any additional fiduciary duties of the Board.

Our Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of executive compensation.
PROPOSAL 2 - ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

PROPOSAL 3 - APPROVAL OF OUR 2021 EMPLOYEE STOCK PURCHASE PLAN
On October 26, 2021 the board of directors adopted the Cousins Properties Incorporated 2021 Employee Stock Purchase Plan (the “ESPP”), subject to the approval of our stockholders. A copy of the ESPP is attached as Appendix A.
We established the ESPP to give all eligible employees an increased personal interest in our success and progress, by encouraging their ownership of our common stock. The board believes that equity ownership by employees promotes our long-term success by aligning the interests of our employees with the interests of our stockholders and providing a direct and demonstrable stake in our success.
In our first year of the ESPP, 95 employees, representing 32% of our total employee base, have elected to participate in the opportunity to acquire stock through the ESPP.
SUMMARY OF PLAN
The following summary of the ESPP does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the ESPP, which is attached to this proxy statement as Appendix A.
The ESPP will become effective only upon approval of our stockholders.
All of our employees are generally eligible to participate in the ESPP. An eligible employee will enroll in the ESPP by authorizing payroll deductions that are used to purchase shares of our common stock. The payroll deduction may be designated as a fixed dollar amount or as a specific percentage of the individual’s eligible compensation for the offering period. Eligible compensation includes base salary, overtime, annual incentive compensation (bonus) and commissions. The deductions may occur ratably over the offering period or may occur in one lump sum through any bonus payout. Participants may decrease their future payroll deductions at any time. A participant may withdraw from the ESPP and receive a refund for his or her contributions (without interest) at any time. The aggregate fair market value of all shares of common stock that an employee may purchase under the ESPP cannot exceed the lesser of 15% of such employees’ eligible compensation or $25,000. No dividends will accrue or be payable prior to settlement at the conclusion of an offering period.
Assuming stockholders approve this proposal, up to 3,000,000 shares may be issued pursuant to the ESPP. The number of shares authorized for issuance under the ESPP will be adjusted as is equitably required in the event of a share dividend, share split, consolidation of shares or other changes in our capitalization.
Payroll deductions for each participant will be accumulated during the plan’s offering periods. Unless the administrator determines otherwise, each offering period will last twelve months and offering periods will begin on December 1 of each calendar year. At the end of each twelve-month offering period, each participant’s account balance will be applied to acquire shares of common stock at a cost that is calculated at 85% of the lesser of (x) the closing price on the New York Stock Exchange on the first day of the offering period (i.e., December 1), and (y) the closing price on the New York Stock Exchange on the last day of the offering period (i.e., November 30).
Shares that are purchased for each participant will initially be held in a stock account with our agent. Although a participant may sell shares prior to the first anniversary of settlement, participants may not transfer to an alternative stock account prior to that anniversary.

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All current employees are eligible to participate in the ESPP. Subject to the Rule of 65, if an employee’s employment terminates for any reason other than death or disability, any cash in such participant’s account will promptly be paid to the terminated employee. For any employee who satisfies the Rule of 65, discussed on page 69, at the time of employment termination, that employee’s participant account shall be permitted to remain open and for shares to be purchased at the conclusion of the then-current offering period.

ADMINISTRATION
The ESPP is administered by the Compensation Committee. The administrator is responsible for interpreting the plan and adopting rules and regulations that are necessary or appropriate for the administration of the plan.
The ESPP may not be subsequently amended without stockholder approval to the extent required by the New York Stock Exchange. Generally, under current New York Stock Exchange rules, all material amendments to any equity incentive plan, including those that materially increase the number of shares available and expand the types of awards available or the persons eligible to receive awards, must be approved by stockholders.

TAX TREATMENT
For federal income tax purposes, the ESPP is designed to comply with the requirements of Section 423 of the Internal Revenue Code of 1986 (“Section 423”). Eligible participants that choose to participate in the ESPP can elect to contribute an amount to the ESPP during an offering period. Amounts contributed to the ESPP during the offering period are deducted on an after-tax basis from the participant’s normal payroll. At the end of the offering period, the amounts contributed to the ESPP by a participant are used to purchase shares of Company stock at 85% of the fair market value of the Company’s stock, which shall be the lower of such value on the share purchase date or on the first day of the offering period. Even though the shares (“ESPP shares”) are being acquired at less than their current fair market value, the purchase of shares under the ESPP will not be a taxable event
Under Section 423, the “grant date” of the ESPP shares is generally the beginning of the offering period during which the ESPP shares were purchased, and the “exercise date” is generally the end of such offering period. If the ESPP shares are sold prior to the date two years from grant date and one year from the exercise date, a “disqualifying disposition” occurs, and the participant will recognize ordinary income (wages) equal to the difference between the fair market value of the ESPP shares on the exercise date and the price paid for such shares. If those shares are sold after such two year / one year period, a “qualifying disposition” occurs, and if the shares are sold for an amount greater than the price originally paid, the participant will recognize ordinary income (wages) equal to the difference between the fair market value of the ESPP shares on the grant date and an assumed 85% purchase price. Any sales proceeds in excess of the price paid for the shares, plus any ordinary income realized upon the sale, is subject to capital gains tax. Thus, the timing of sale, the purchase price, the purchase price fair market value, the offering date fair market value and the sales prices can all be factors in determining whether any portion of the sales proceeds will be treated as ordinary income and any portion that will be treated as capital gains to the participants.
To the extent a disqualifying disposition occurs, the Company is entitled to a compensation deduction for tax purposes equal to the ordinary income reported to the participant. The Company is not entitled to a compensation deduction related to the ordinary income realized by the participant in a qualifying disposition.
PROPOSAL 3 - APPROVAL OF OUR 2021 EMPLOYEE STOCK PURCHASE PLAN

PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Deloitte & Touche, LLP (“Deloitte”), our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2022 and to prepare a report on this audit, subject to approval by the Audit Committee of the fee estimate and the audit plan for the period. A representative of Deloitte will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions by our stockholders.
We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our bylaws, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders do not ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our stockholders.
Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of the independent registered public accounting firm.
SUMMARY OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We retained Deloitte as our independent registered public accounting firm for the years ended December 31, 2021 and 2020. Aggregate fees for services provided to us related to the fiscal years ended December 31, 2021 and 2020 by Deloitte were as follows:

		2021	2020
Audit and Audit-related Fees	Audit fees - recurring	$767,600	$748,525
	Audit-related fees(a)	$75,180	$71,295
	Audit-related fees - non-recurring(b)	$167,500	$33,500
	Total Audit and Audit-related Fees	$1,010,280	$853,320

Tax Fees	Tax compliance(c)	$224,569	$494,125
	Tax consulting(d)	$217,761	$192,792
	Tax fees - non-recurring(e)	$207,067	$244,400
	Total Tax Fees	$649,397	$931,317

Other Fees		$—	$—

(a)     Includes fees paid for audits of benefit plans and those required by lenders, joint ventures, and tenants.
(b)    Includes fees related to registration statements and the audit of a benefit plan.
(c)    Includes general tax advice services. Also includes fees for outsourced compliance work, following an internal staff reduction.
(d)     Includes fees for tax consultations related to routine transactions.
(e)    Includes fees for non-routine transactions, such as services provided in connection with registration statements and certain acquisitions and dispositions. Also includes fees related to the Merger with TIER REIT, Inc., of $76,428 in 2020.

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Audit Fees – These are fees for professional services performed for the audit of our annual financial Statements and the required review of quarterly financial statements and other procedures (including reviews of the purchase price allocation of acquisitions and dispositions) to be performed by the independent registered public accounting firm to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements, and services that generally only the independent registered public accounting firm reasonably can provide, such as services associated with filing registration statements, periodic reports, and other filings with the SEC.
Audit-Related Fees – These are fees for assurance and related services that traditionally are performed by independent registered public accounting firms, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, non-recurring agreed-upon procedures, and other professional fees associated with transactional activity.
Tax Fees – These are fees for all professional services performed by professional staff in our independent registered public accounting firm’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance filings, tax planning and tax advice, including federal, state and local issues. Services may also include assistance with tax notices, audits, and appeals before the Internal Revenue Service and similar state and local agencies.
All Other Fees – These are fees for other permissible work performed that do not meet the above-described categories, including assistance with internal audit plans and risk assessments.
*Excludes all fees related to the TIER Merger and other non-recurring services.
As stated in its charter, the Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by our independent registered public accounting firm. Pre-approvals are generally provided for no more than one year at a time, typically identify the particular services or category of services to be provided, and are generally subject to a dollar limit. The Audit Committee charter also provides that the Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent registered public accounting firm, provided that the approvals are presented to the Audit Committee at its next scheduled meeting. Other than tax consulting, there were no other non-audit services provided by Deloitte to the Company in 2021 or 2020. No services were approved by the Audit Committee pursuant to the waiver of pre-approved provisions as set forth in applicable rules of the SEC.
PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board of Directors. The Audit Committee operates under a written charter, the full text of which is available on the Investor Relations page of the Company’s website at www.cousins.com.
Management has primary responsibility for financial statements and the reporting process, including the systems of internal controls, and has represented to the Audit Committee that the Company’s 2021 consolidated financial statements are in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed the financial statements contained in the Company’s Quarterly Reports on Form 10-Q, as well as the audited financial statements contained in the Company’s Annual Report on Form 10-K, and discussed these financial statements with management and Deloitte, the Company’s independent registered public accounting firm.
The Audit Committee reviewed with Deloitte the matters required to be discussed under Statement of Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, and other PCAOB standards, rules of the SEC, and other applicable regulations related to the 2021 audit. The Audit Committee also received written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence.
The Audit Committee met with Deloitte, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting for 2021.
The Audit Committee also met with the Company’s internal audit department, with and without management present, to discuss the results of their reviews and evaluations of the Company’s internal controls for 2021.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Donna W. Hyland, Chair

Charles T. Cannada

Lillian C. Giornelli

Dionne Nelson

R. Dary Stone

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

COUSINS 2022 PROXY STATEMENT

COUSINS 2022 PROXY STATEMENT

CERTAIN TRANSACTIONS
In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving or ratifying the terms and conditions of transactions between the Company and any Director or executive officer, or their affiliates or family members. Our Ethics Code requires that all of our employees and Directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of the Company as a whole. If an “Ethics Contact” (defined in our Ethics Code to be our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, or our General Counsel) believes that a transaction or relationship would require approval or ratification by the Audit Committee, the Ethics Contact will bring the transaction or relationship to the attention of the Audit Committee.
At least annually, each Director and executive officer completes a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which the Company is involved and in which the executive officer, a Director, or a related person has a direct or indirect material interest. In addition, we conduct a quarterly review to determine whether an executive officer, a Director, or a company employing a Director engaged in transactions with us during the quarter.
The Governance Committee, as the successor to the Compensation, Succession, Nominating and Governance Committee, which is composed of independent Directors, conducts an annual review of the information from the questionnaire, evaluates related-party transactions (if any) involving the Directors and their related persons, including any transaction that would require disclosure under Item 404(a) of Regulation S-K, and makes recommendations to the Board regarding the independence of each Board member.
If a transaction arises during the year that may require disclosure as a related party transaction, information about the transaction would be provided to the Audit Committee and the Governance Committee, as applicable, for review, approval, or ratification of the transaction. No transaction has been entered into with any director or executive officer that does not comply with those policies and procedures. There were no related-party transactions since January 1, 2021 that would require disclosure under Item 404(a) of Regulation S-K.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, Directors, and persons who own more than 10% of our common stock to file certain reports with respect to their beneficial ownership of our stock. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who did not file a report on a timely basis as required by Section 16(a) during the most recent fiscal year. Based solely on a review of these reports and written representations from the Directors and executive officers, we believe that all Directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2021.

FINANCIAL STATEMENTS
Our Annual Report on Form 10-K for the year ended December 31, 2021, including audited financial statements, are available on our website, www.cousins.com, or through the website www.proxyvote.com.

COUSINS 2022 PROXY STATEMENT

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
Pursuant to Rule 14a-8(e)(2) under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2023 Annual Meeting must be received by us by November 16, 2022 which is 120 days before the anniversary of the date this proxy statement is released to stockholders in connection with the Annual Meeting. However, pursuant to such Rule, if the 2023 Annual Meeting is held on a date that is earlier than March 26, 2023 or later than May 26, 2023, then a stockholder proposal submitted for inclusion in our proxy statement for the 2023 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2023 Annual Meeting.
Under our bylaws, a stockholder is eligible to submit director nominations and stockholder proposals outside the processes of Rule 14a-8 if the stockholder is (1) of record at the time of such proposal and at the time of the annual meeting and (2) entitled to vote at the annual meeting. The stockholder also must provide timely notice in proper written form of the nomination or proposal to our Corporate Secretary. To be timely under our bylaws, we must receive advance notice of the nomination or proposal no earlier than December 27, 2022, and no later than January 26, 2023; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences March 26, 2023 and ends May 26, 2023, such stockholder’s notice must be delivered by the later of (A) the tenth day following the day of the public announcement of the date of the annual meeting or (B) the date which is ninety (90) days prior to the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Stockholder nomination and proposals should be submitted to Corporate Secretary, Cousins Properties Incorporated, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802.

EXPENSES OF SOLICITATION
We will bear the cost of proxy solicitation. We have retained Okapi Partners LLC to assist in the solicitation of proxies for the 2022 Annual Meeting at a fee of approximately $6,500, plus associated costs and expenses. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail, facsimile or mail by one or more of our employees or by our proxy solicitor, Okapi Partners LLC. Upon request, we also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to the beneficial owners of our stock.

INFORMATION ABOUT VOTING AND THE MEETING
SHARES OUTSTANDING
Stockholders owning Cousins Properties common stock at the close of business on February 25, 2022 (the record date) may vote at the 2022 Annual Meeting and any postponements or adjournments of the meeting. As of the Record Date 148,763,433 shares of Cousins Properties common stock were outstanding. Each share is entitled to one vote on each matter considered at the meeting.
ATTENDANCE AT THE MEETING
This year’s Annual Meeting will be a virtual meeting of the stockholders conducted via live webcast. The meeting will be followed by management remarks and a question and answer session. All shareholders of record on February 25, 2022 are invited to participate in the meeting. We have structured our virtual meeting to provide shareholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.
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To attend the meeting please visit www.virtualshareholdermeeting.com/CUZ2022. To participate in the Annual Meeting, you will need the 16-digit control number included on your notice or in your proxy card. Beneficial shareholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank or other nominee’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting; instructions should also be provided on the voting instruction card provided by your broker, bank or other nominee.
Only shareholders with a valid control number will be allowed to ask questions. Questions relevant to meeting matters will be taken live via phone and answered during the meeting as time allows, to emulate an in-person question and answer session.
Additional information regarding the rules and procedures for participating in the virtual Annual Meeting will be provided in our meeting rules of conduct, which shareholders can view during the meeting at the meeting website.
If you have any technical difficulties or any questions regarding the virtual meeting website, please call the support team at the numbers listed on the log-in screen. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our Investor Relations website, www.cousins.com/investors, including information on when the meeting will be reconvened.
Please note that participation in the meeting may be limited due to the capacity of the host platform, in which case access to the meeting will be accepted on a first-come, first-served basis. If you cannot attend the meeting or if you are not a shareholder of record, you can still listen to the meeting which will be webcast and available on our Investor Relations website. Electronic entry to the meeting will begin at 11:30 a.m. and the meeting will begin promptly at 12:00 p.m. Eastern Time.
VOTING
How to Vote. Stockholders have a choice of voting over the internet, by telephone or by using a traditional proxy card.
•     To vote over the internet, go to at www.proxyvote.com, and follow the instructions there. You will need the 16 digit number included on your proxy card, voter instruction form or notice.
•     To vote by telephone, registered stockholders should dial 1-800-690-6903 and follow the instructions. Beneficial holders should dial the phone number listed on your voter instruction form. You will need the 16 digit number included on your proxy card, voter instruction form or notice.
•     If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:
•     By Internet: www.proxyvote.com
•     By Telephone: 1-800-579-1639
•     By E-Mail: sendmaterial@proxyvote.com (your email should contain the 16 digit number in the subject line)
• During the Annual Meeting: log into the virtual Annual meeting website at www.virtualshareholdermeeting.com/CUZ2022 and following the instructions provided on the website.

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If you are the beneficial owner of shares held in street name, you should refer to the voting instructions provided by your brokerage firm, bank or other holder of record. Beneficial owners may also attend and vote online during the Annual Meeting. We encourage you to vote your proxy by internet, telephone, or mail prior to the meeting, even if you plan to attend the virtual annual meeting.
To facilitate timely delivery, request the materials on or before April 12, 2022.
Deadline for Voting. The deadline for voting by telephone or electronically is 11:59 p.m. Eastern Time, on April 25, 2022. If you attend the virtual meeting, you may vote your shares at the meeting.
Proxies Submitted but not Voted. If you properly sign and return your proxy card or complete your proxy via the telephone or internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for Director as set forth under “Election of Directors,” FOR the advisory vote on executive compensation, FOR the approval of the 2021 Employee Stock Purchase Plan, and FOR the ratification of the appointment of the independent registered public accountants.
Revocation of Proxies. You may revoke your proxy and change your vote at any time before the close of balloting at the Annual Meeting by submitting a written notice to the Corporate Secretary, by submitting a later dated and properly executed proxy (including by means of a telephone or internet vote), or by voting in at the virtual Annual Meeting.
Confirmation of Voting. From April 11, 2022 through June 26, 2022, you may confirm your vote beginning twenty-four hours after your vote is received, whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.proxyvote.com using the 16 digit number (located on your notice or proxy card). If you hold your shares through a bank or brokerage account, the ability to confirm your vote may be affected by the rules of your bank or broker and the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.
Broker Voting. Under New York Stock Exchange Rules, the proposal to approve the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of Directors, the advisory vote on executive compensation, and the vote to approve the 2021 Employee Stock Purchase Plan are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for Directors, the advisory vote on executive compensation, and the vote to approve the 2021 Employee Stock Purchase Plan.
Results of Voting. We will file results with the Securities and Exchange Commission as required by applicable rules.
COUSINS 2022 PROXY STATEMENT

Stock Ownership
Based on a review of filings with the Securities and Exchange Commission (the “SEC”), the Company has determined that the following persons hold more than 5% of the outstanding shares of Cousins Properties common stock.

Name and Address of Beneficial Owner	Shares	Percent of Class(1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	21,517,675(2)	14.47%

Blackrock, Inc. 55 East 52nd Street New York, NY 10055	19,018,135(3)	12.80%

Principal Real Estate Investors, LLC 801 Grand Avenue Des Moines, IA 50392	8,626,098(4)	5.80%

Cohen & Steers 280 Park Avenue New York, NY 10017	7,658,775(5)	5.15%

To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of the Company’s stock.
(1)     The percent of class for each listed beneficial owners is as of December 31, 2021, and as calculated in the respective owners’ filings with the SEC.
(2)     According to filings with the SEC, Vanguard has sole voting power with respect to no shares, shared voting power with respect to 215,727 shares, sole dispositive power with respect to 21,171,022 shares, and shared dispositive power with respect to 346,653 shares.
(3) According to filings with the SEC, Blackrock has sole voting power with respect to 17,487,652 shares, shared voting power with respect to no shares, sole dispositive power with respect to 19,018,135 shares, and shared dispositive power with respect to no shares.
(4) According to filings with the SEC, Principal has sole voting power with respect to no shares, shared voting power with respect to 8,626,098 shares, sole dispositive power with respect to no shares, and shared dispositive power with respect to 8,626,098 shares.
(5) According to filings with the SEC, Cohen & Steers has sole voting power with respect to 4,102,740, shared voting power with respect to no shares, sole dispositive power with respect to 7,658,775 shares, and shared dispositive power with respect to no shares.

COUSINS 2022 PROXY STATEMENT

The following table shows the amount of Cousins common stock beneficially owned (unless otherwise indicated) by current Directors, nominees and NEOs and by Directors, nominees and executive officers as a group. All information is as of February 25, 2022.

Directors, Nominees for Director and Named Executive Officers	Shares(1)	Restricted Stock(2)	Percent of Class(3)
Gregg D. Adzema	58,160	24,058	*

Charles T. Cannada	40,339(4)		*

Robert M. Chapman	33,135		*

M. Colin Connolly	55,781	65,052	*

Scott W. Fordham	109,411(5)		*

Lillian C. Giornelli	73,891(6)		*

R. Kent Griffin, Jr.	41,760		*

Kennedy Hicks	5,249	11,287	*

Richard G. Hickson IV	13,031	11,010	*

Donna W. Hyland	33,647		*

John S. McColl	42,227(7)	10,806	*

Dionne Nelson	2,732		*

R. Dary Stone	52,954		*

Total for all Directors and executive officers as a group (15 persons)	586,776(8)	138,374	0.86%
(*)     Less than 1% individually
(1)     Based on information furnished by the individuals named in the table. Includes shares for which the named person has sole voting or investment power or shared voting or investment power with his or her spouse. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest. Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names. As of February 25, 2022, no options are outstanding and exercisable by directors or executive officers. No executive officer owns shares through the Company’s Retirement Savings Plan.
(2)     Represents shares of restricted stock awarded to executive officers. The executive officers have the right to direct the voting of the shares of restricted stock reflected in the table.
(3)     Based on 148,763,433 shares of common stock issued and outstanding as of February 25, 2022.
(4)     Excludes 203 shares owned by Mr. Cannada’s spouse, as to which Mrs. Cannada has sole voting power, and for which Mr. Cannada disclaims beneficial ownership.
(5)     Includes 1,937 shares owned by Mr. Fordham and his spouse, as to which Mr. Fordham shares voting and investment power.
(6)     Includes 233 shares owned by Ms. Giornelli and her spouse, as to which Ms. Giornelli shares voting and investment power. Includes 1,874 shares owned by Nonami Foundation, Inc., of which Ms. Giornelli and her spouse, as the sole trustees, share voting and investment power; 13,785 shares owned by The Cousins Foundation, of which Ms. Giornelli is one of four trustees who share voting and investment power; 9,443 shares owned by TGC Partners LLP, a trust for which Ms. Giornelli is the sole trustee, with sole voting and investment power; and 4,282 shares owned by TGC Partners II LLP, a trust for which Ms. Giornelli is the sole trustee, with sole voting and investment power.
(7)     Represents shares owned jointly by Mr. McColl and his spouse, as to which Mr. McColl shares voting and investment power.
(8)     Includes 88,475 shares as to which Directors and executive officers share voting and investment power with others. Does not include 203 shares owned by spouses and other affiliates of Directors and executive officers, as to which they disclaim beneficial ownership.
Stock Ownership

APPENDIX A - COUSINS PROPERTIES INCORPORATED
2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I
PURPOSE AND SCOPE OF THE PLAN
1.1 Purpose and Scope. The purpose of the Cousins Properties Incorporated 2021 Employee Stock Purchase Plan (as amended from time to time, the “Plan”) is to provide employees of the Company and its Participating Subsidiaries with an opportunity to purchase Shares of the Company on a payroll deduction basis.
1.2 Code Section 423. The Company intends the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (an “Employee Stock Purchase Plan”), but makes no representation or undertaking to maintain such status. The provisions of the Plan will, with respect to the grant of Options and issuance of Shares, be construed so as to extend and limit participation on a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.
1.3 Separate Offerings. The Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan).
1.4 Participating Subsidiaries. The Committee will designate which Subsidiaries are to participate as Participating Subsidiaries in each separate Offering. As of the Effective Date, the sole Participating Subsidiary is Cousins Employees, LLC, a wholly-owned subsidiary of the Company.

ARTICLE II
DEFINITIONS
Whenever the following terms are used in the Plan, they shall have the meaning specified below unless the context clearing indicates to the contrary. The singular pronoun shall include the plural where the context so requires.
2.1 “Account” shall mean a bookkeeping account established and maintained by the Company in the name of each Participant in accordance with Article V hereof.
2.2 “Affiliate” shall mean the Company and any Parent or Subsidiary of the Company.
2.3 “Board” shall mean the Board of Trustees of the Company.
2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended, including regulations promulgated, and guidance issued, thereunder.
2.5 “Committee” shall mean the Compensation, Succession, Nominating and Governance Committee of the Board or any other committee designated by the Board to administer the Plan.
2.6 “Company” shall mean Cousins Properties Incorporated, a Georgia real estate investment trust, and any successor company.
2.7 “Compensation” of an Employee shall mean the regular straight time earnings, base salary, commissions, vacation pay, holiday pay, jury duty pay, funeral leave pay or military pay paid to the Employee by the Company or any Affiliate on each Payday as compensation for the services to the Company or any Affiliate before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan or any plan pursuant to Section 125 of the Code of the Company or any Affiliate, including prior week adjustments and overtime, and annual bonuses, but excluding one-time bonuses (such as retention or sign-on bonuses), fringe benefits (including, without limitation, employer gifts), education or tuition reimbursements, imputed income arising under any Company or Affiliate group insurance or benefit program, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units, or other compensatory equity awards, and all contributions made by the Company or any Affiliate for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholding but shall be withheld from the Employee’s net income.

COUSINS 2022 PROXY STATEMENT

2.8 “Contributions” shall mean all payroll deduction amounts, including any amounts deducted from bonus or commission payments, that are credited to a Participant’s Account. Contributions to the Plan may only be made through deductions to payroll.
2.9 “Corporate Transaction” shall mean (i) any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation, extraordinary cash dividend or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, or (iii) any other transaction or event having an effect similar to the foregoing.
2.10 “Disability” shall mean, with respect to a Participant, the Participant’s becoming eligible for permanent and total disability benefits under a long-term disability plan of the Company or any Affiliate.
2.11 “Effective Date” shall mean October 26, 2021, the date on which the Plan was adopted by the Board, provided that the Plan shall qualify as an Employee Stock Purchase Plan only if it is approved by the Company’s shareholders within the 12 month period following the Effective Date.
2.12 “Eligible Employee” shall have the meaning set forth in Section 3.1 hereof.
2.13 “Employee” shall mean any person who renders services to the Company or a Participating Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any trustee of the Company or a Participating Subsidiary who does not render services to the Company or a Participating Subsidiary in the status of an employee within the meaning of Section 3401 of the Code.
2.14 “Employee Stock Purchase Plan” shall have the meaning set forth in Section 1.2 hereof.
2.16 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
2.17 “Expiration Date” shall mean the tenth (10th) anniversary of the Effective Date.
2.18 “Fair Market Value” shall mean, as of any date, the value of a Share determined as follows:
(a) if the Shares are (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(b) if the Shares are not listed on an established securities exchange, national market system or automated quotation system, but the Shares are regularly quoted by recognized securities dealers, its Fair Market Value shall be the mean of the high bid and low asked prices for a Share for such date, or if there are no high bid and low asked prices for a Share on such date, the mean of the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(c) if the Shares are neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith, and such determination shall be conclusive and binding on all persons.
2.20 “Initial Offering Period” shall mean the period commencing on December 1, 2021, or such later date as determined by the Committee, and ending on November 30, 2022, or such later date as determined by the Committee.
2.21 “Offering” shall mean the grant to Eligible Employees of Options, with the exercise of those Options automatically occurring at the end of one or more Purchase Periods.
2.22 “Offering Date” shall mean the date selected by the Committee for an Offering to commence.
APPENDIX A - COUSINS PROPERTIES INCORPORATED 2021 EMPLOYEE STOCK PURCHASE PLAN

2.23 “Offering Period” shall mean (i) the Initial Offering Period and (ii) each 12-month period commencing on each December 1 and ending on each subsequent November 30, that occurs during the term of the Plan following the commencement of the Initial Offering Period, unless otherwise determined by the Committee in its discretion; provided, however, that no Offering Period shall have a duration exceeding 27 months.
2.24 “Option” shall mean the right to purchase Shares pursuant to the Plan during each Offering Period.
2.25 “Parent” shall mean a “parent corporation” of the Company within the meaning of Section 424(e) of the Code.
2.26 “Participant” shall mean any Eligible Employee who elects to participate in the Plan.
2.27 “Participating Subsidiary” shall mean any Subsidiary, whether now or subsequently established, and designated by the Committee as eligible to participate in the Plan. As of the Effective Date, the sole Participating Subsidiary is Cousins Employees, LLC.
2.28 “Payday” shall mean the regular and recurring established day for payment of Compensation to an Employee of the Company or any Participating Subsidiary.
2.29 “Plan” shall have the meaning ascribed to it in the preamble.
2.30 “Purchase Date” shall mean the last Trading Day of each Purchase Period.
2.31 “Purchase Period” shall mean, with respect to any Offering Period, unless otherwise determined by the Committee in its discretion, each twelve (12)-month period commencing on December 1 and ending on November 30. The Purchase Period and Offering Period may, but need not, be the same period in the discretion of the Committee.
2.32 “Purchase Price” shall mean eighty-five percent (85%) of the Fair Market Value of a Share on the first Trading Day of the Offering Period or eighty-five percent (85%) of the Fair Market Value of a Share on the Purchase Date, whichever is less; provided, however, that the Committee reserves the right to increase the Purchase Price in its discretion for any Offering Period that has not yet commenced.
2.33 “Retirement” shall mean, with respect to a Participant, the Participant’s termination of employment with the Company or a Participating Subsidiary after the date on which the Participant has attained age 65 or has attained age 60 and the sum of the Participant’s whole years of age plus the Participant’s whole completed years of service with the Company, any Subsidiary or Affiliate equals at least 65.
2.34 “Share” shall mean a share of common stock, $1.00 par value, of the Company, as adjusted from time to time pursuant to Article XIII hereof.
2.35 “Subsidiary” shall mean any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code, provided that a limited liability company or partnership may be treated as a Subsidiary to the extent either (i) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (ii) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.
2.36 “Trading Day” shall mean a day on which the principal securities exchange or the national market system on which the Shares are listed is open for trading or, if the Shares are not listed on a securities exchange or national market system, shall mean a business day, as determined by the Committee in good faith.
2.37 “Withdrawal Election” shall mean the meaning set forth in Article VIII hereof.

APPENDIX A - COUSINS PROPERTIES INCORPORATED 2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE III
ELIGIBILITY
3.1    Eligible Employees. Subject to Section 3.2, below, any person who is an Employee, with the exception of any Employee whose customary employment is not for more than 20 hours per week or five months per year, on the Offering Date in a given Offering Period will be eligible to participate in the Plan for that Offering Period subject to the requirements of Article IV and the limitations imposed by Section 423(b) of the Code; provided that, notwithstanding the foregoing, the Committee may, on a prospective basis, (i) impose an eligibility service requirement of up to two years of employment, and (ii) exclude from participation in the Plan a designated group of highly compensated employees (within the meaning of Section 414(q) of the Code) (each Employee eligible to participate in the Plan pursuant to this Article III, an “Eligible Employee”); provided, however, that an Eligible Employee who works for a Participating Subsidiary and is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan to violate Section 423 of the Code; and, provided further, that, an Eligible Employee (or group of Eligible Employees) may be excluded from participation if the Committee has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason, provided, however, that no such exclusion shall occur in the event it would jeopardize the compliance of the Plan with the requirements of Section 423 of the Code.
3.2     5% Holders. Notwithstanding any other provision of the Plan, no Employee will be eligible to participate in the Plan if the Employee (or any other person whose shares would be attributed to the Employee pursuant to Section 424(d) of the Code) owns capital stock of the Company and/or holds outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary.

ARTICLE IV
ENROLLMENT
An Eligible Employee may become a Participant in the Plan by completing any required enrollment documents provided by the Committee or its designee and submitting such documents to the Committee or its designee in accordance with the rules established by the Committee. Participation in the Plan is entirely voluntary. The enrollment documents will set forth the amount of the Participant’s Compensation, in an amount up to fifteen percent (15%) of the Participant’s Compensation, or such other minimum and maximum dollar amounts or percentages of Compensation as may be designated by the Committee, to be paid as Contributions pursuant to the Plan. Enrollment documentation must be completed and delivered to the Committee or its designee no later than the close of business on the fifth (5th) business day prior to the applicable Offering Date, or by such other time as the Committee may determine. Enrollment will be effective as of the Offering Date next following the Committee’s or its designee’s receipt of properly and timely completed enrollment documents.

APPENDIX A - COUSINS PROPERTIES INCORPORATED 2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE V
CONTRIBUTIONS
5.1     Payroll Deductions. An Eligible Employee may elect to participate in an Offering under the Plan by way of regular payroll deductions made on each Payday during the Offering Period, and/or by way of one or more lump sum payroll deductions with respect to annual bonus or commission payments made on one or more Paydays during the Offering Period. The Committee may permit Eligible Employees to make separate elections with respect to the Eligible Employee’s annual bonus Compensation and the Eligible Employee’s other Compensation. A Participant’s election will be set forth in the enrollment documents for the Offering Period. A Participant’s payroll deductions will begin on the first Payday following the Offering Date and will end on the last Payday on or before the Purchase Date of the Purchase Period, unless the Participant elects to withdraw from the Plan as provided in Article VIII or ceases Contributions during the Offering Period. All payroll deductions shall be credited to a Participant’s Account.
5.2    Changes to Contributions. Unless otherwise determined by the Committee, a Participant may not increase the dollar amount or percentage of Compensation contributed by way of payroll deductions after commencement of an Offering Period. A Participant may decrease his or her payroll deductions or lump sum Contributions once during each Purchase Period by delivery of a new payroll deduction form to the Committee. The change will become effective as soon as administratively practicable after receipt. A Participant may cease Contributions to the Plan at any time. Unless the Participant makes a Withdrawal Election as provided in Article VIII, upon a cessation of Contributions to the Plan during an Offering Period, the funds in the Participant’s Account will not be refunded to the Participant but instead will be used to purchase Shares for the Participant on the Purchase Date.
5.3     No Interest; No Trust or Segregation. No interest or other earnings will accrue on a Participant’s Account or Contributions to the Plan. The Company shall have no obligation to hold a Participant’s Account in a trust or any segregated account.
5.4     Automatic Re-enrollment. The payroll deduction rate or amount, as applicable, selected by the Participant for an Offering shall remain in effect for subsequent Offerings unless the Participant timely submits new enrollment documents to change the Contribution amount for a subsequent Offering Period in accordance with the rules established by the Committee.

ARTICLE VI
SHARE PURCHASES
6.1     Automatic Purchase. On each Purchase Date, subject to such Participant remaining an Eligible Employee through such Purchase Date, each Participant shall be deemed, automatically and without further action on the part of the Participant, to have elected to purchase the largest number of whole, or if determined in the Committee’s discretion, fractional Shares, that the Contributions in the Participant’s Account can purchase at the Purchase Price on the Purchase Date, subject to the limitations of Article VII. Except as otherwise specified by the Committee, any Contributions that are not sufficient to purchase a whole Share and any other amounts remaining in a Participant’s Account after the Purchase Date will be returned to the Participant.
6.2     Delivery of Shares. As soon as practicable after each Purchase Date, the Committee will arrange for the delivery of the Shares purchased by the Participants on the Purchase Date. The Committee may require that Shares purchased under the Plan be deposited directly with a provider designated by the Committee. Except as may be otherwise specified by the Committee, Shares shall be retained by the designated provider for a one-year period of time commencing upon delivery of Shares. The Committee may restrict dispositions during that period, and the Committee may establish other procedures to permit tracking of disqualifying dispositions of the Shares or restrict transfer of the Shares.

APPENDIX A - COUSINS PROPERTIES INCORPORATED 2021 EMPLOYEE STOCK PURCHASE PLAN

6.3     Notice Requirements. The Committee may require, as a condition to participation in the Plan, that each Participant agree to notify the Company if the Participant sells or otherwise disposes of any Shares purchased pursuant to the Plan within two years of the Offering Date or one year of the Purchase Date for the Purchase Period in which the Shares were purchased.
6.4     Shareholder Rights. A Participant will have no interest or dividend or voting rights in a Share until a Share has been purchased on the Participant’s behalf under the Plan and delivered pursuant to Section 6.2.
ARTICLE VII
LIMITATION ON PURCHASES
7.1     Purchase Period Limitation. Subject to the calendar year limit provided by Section 7.2, the maximum number of Shares that a Participant will have the right to purchase in any Offering Period pursuant to an Option intended to qualify under Section 423 of the Code will be 2,500 Shares.
7.2     Calendar Year Limitation. No Employee participating in the Plan shall be granted an Option to purchase Shares if such right, when combined with all other rights and options granted under all Employee Stock Purchase Plans of the Company, its Subsidiaries or any Parent, would permit the Employee to purchase Shares with a Fair Market Value (determined at the time the right or Option is granted) in excess of $25,000.00 for each calendar year in which the right or Option is outstanding at any time, determined in accordance with Section 423(b)(8) of the Code.
7.3     Refunds. As of the first Purchase Date on which this Article VII limits a Participant’s ability to purchase Shares, the Participant’s payroll deductions will terminate and no further Contributions shall be paid to or accepted by the Company, and the Participant will receive a refund of the balance in the Participant’s Account as soon as practicable after the Purchase Period.
ARTICLE VIII
WITHDRAWAL FROM PARTICIPATION
A Participant may withdraw all, but not less than all, of the Contributions credited to the Participant’s Account at any time before a Purchase Date by notifying the Committee or its designee of the Participant’s election to withdraw (a “Withdrawal Election”), pursuant to rules specified by the Committee. If a Participant makes a Withdrawal Election, all of the Participant’s Contributions credited to the Participant’s Account will be returned to the Participant and the Participant may not make any further Contributions to the Plan for the purchase of Shares during that Offering Period and the subsequent Offering Period. A Participant’s Withdrawal Election during an Offering Period will not have any effect on the Participant’s eligibility to participate in the Plan during the second Offering Period following the Offering Period in which the Withdrawal Election is made or any subsequent Offering Period.
ARTICLE IX
EMPLOYMENT TERMINATION
9.1     Termination Other Than Death, Disability or Retirement. If a Participant’s employment with the Company or a Participating Subsidiary terminates for any reason other than death, Disability or Retirement (as described in Sections 9.2 and 9.3 below) prior to a Purchase Date, the Participant will cease to participate in the Plan and the Company will refund to the Participant the balance in the Participant’s Account.
9.2     Ineligible Employee. If at any time during a Purchase Period a Participant dies or ceases to be an Eligible Employee for any reason other than employment termination, at the election of the Participant, or the Participant’s legal representative in the event of the Participant’s death, the Participant’s Account will be (i) distributed to the Participant, or to the Participant’s estate in the event of the Participant’s death, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Article VI. Section 9.2(ii) shall apply in the event the Participant or legal representative fails to make a timely election pursuant to rules established by the Committee.
APPENDIX A - COUSINS PROPERTIES INCORPORATED 2021 EMPLOYEE STOCK PURCHASE PLAN

9.3     Termination Due to Disability or Retirement. If a Participant’s employment with the Company or a Participating Subsidiary terminates during a Purchase Period due to Disability or Retirement no more than three months before the Purchase Date for the Purchase Period, at the Participant’s election, the balance in the Participant’s Account will be (i) distributed to the Participant, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Article VI. Section 9.3(ii) shall apply in the event the Participant fails to make a timely election pursuant to rules established by the Committee.
9.4     Leaves of Absence. The Committee may establish rules regarding when leaves of absence will be considered a termination of employment. Notwithstanding the foregoing, where a period of leave exceeds ninety (90) days, a Participant’s employment relationship with the Company or a Participating Subsidiary will be deemed to have terminated on the ninety-first (91st) day of such leave unless the Participant’s right to reemployment is guaranteed either by statute or contract.

ARTICLE X
PLAN ADMINISTRATION
The Plan will be administered by the Committee. The Board may from time to time fill vacancies on the Committee. Subject to the express provisions of the Plan, the Committee will have the power to:
(i)     determine how and when Options will be granted and the provisions of each Offering, which need not be identical;
(ii)     exercise discretionary authority to construe and interpret the Plan and to take any actions necessary to implement the Plan;
(iii)     prescribe, amend, and rescind rules and regulations relating to the Plan;
(iv)     make all determinations necessary or advisable in administering the Plan;
(v)     settle all controversies regarding the Plan and Options granted thereunder;
(vi)     amend, suspend or terminate the Plan at any time as provided in Article XV;
(vii)     exercise such powers and perform such acts as it deems necessary or expedient to promote the best interests of the Company and the Participating Subsidiaries and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan;
(viii)     adopt such rules, procedures and sub-plans under the Plan relating to the operation and administration of the Plan as necessary or appropriate under applicable local laws, regulations and procedures to permit or facilitate participation in the plan by Eligible Employees who are foreign nationals or employed or located outside of the United States;
(ix)    determine the length and timing of Offering Periods and Purchase Periods and the associated Offering Dates and Purchase Dates;
(x)     determine whether an Employee is an Eligible Employee as of any Offering Date or Purchase Date; and
(xi)     determine which Subsidiaries will be designated as Participating Subsidiaries eligible to participate in the Plan and Offerings thereunder.
All actions and determinations by the Committee in good faith shall be final and binding upon all persons. The Committee may request advice or assistance or employ or designate such other persons as are necessary or advisable for the proper administration of the Plan. The Committee may also delegate its authority to administer to the Plan, to the extent permitted by law, to any individual or group of individuals.

APPENDIX A - COUSINS PROPERTIES INCORPORATED 2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE XI
RIGHTS NOT TRANSFERABLE
Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution and, during the Participant’s lifetime, may be exercised only by the Participant.

ARTICLE XII
RESERVED SHARES
12.1     Reserved Shares. Subject to adjustments as provided in Article XIII, the maximum number of Shares available for purchase under the Plan on or after the Effective Date is Three Million (3,000,000) Shares.
12.2     Incomplete Exercise. If any Option terminates without having been exercised in full, the Shares not purchased under such Option will again become available for issuance under the Plan.
12.3     Shares Issued. Shares issued under the Plan may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company on the open market.

ARTICLE XIII
CAPITAL CHANGES
In the event of a Corporate Transaction, other than a Corporate Transaction in which the Company is not the surviving entity, the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan, and the Purchase Price and other relevant provisions of the Plan will be appropriately adjusted by the Committee, whose determination will be binding upon all persons. If the Company is a party to a Corporate Transaction and the Company is not the surviving entity, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

ARTICLE XIV
PLAN APPROVAL
The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

ARTICLE XV
AMENDMENT AND TERMINATION
15.1     Amendment. The Committee may at any time and from time to time amend the Plan in any respect. The shareholders of the Company, however, must approve any amendment required under Section 423 of the Code or any applicable listing requirement of any stock exchange on which the Shares are listed.
15.2     Termination. The Plan and all rights of Employees under the Plan will terminate: (a) on the Purchase Date on which Participants become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase as set forth in Article XII, or (b) at any date at the discretion of the Committee. In the event the Plan terminates under circumstances described in (a), above, reserved Shares remaining as of the Termination Date will be made available for purchase by Participants on the Purchase Date on a pro rata basis based on the amount credited to each Participant’s Account. Upon termination of the Plan, each Participant will receive the remaining balance in the Participant’s Account.
APPENDIX A - COUSINS PROPERTIES INCORPORATED 2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE XVI
GOVERNMENT REGULATIONS
16.1 Compliance with Law. The Plan, the grant and exercise of Options, and the Company’s obligation to sell and deliver Shares upon the exercise of Options, will be subject to all applicable federal, state and foreign laws, rules regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required or desirable. The Company shall not be under any obligation to issue Shares upon the exercise of any Option unless and until the Company has determined that: (i) it and the Participant have taken all actions required to register the Shares under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof, (ii) any applicable listing requirement of any stock exchange on which the Shares are listed has been satisfied, and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied. The Committee may withhold from any payment due under the Plan or take any other action it deems appropriate to satisfy any federal, state of local tax withholding requirements.
16.2 Section 409A. Neither the Plan nor any Option granted hereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance issued after the Effective Date (together, “Section 409A”). Notwithstanding any provision of the Plan to the contrary, if the Committee determines that any Option may be or become subject to Section 409A of the Code, the Committee may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Committee determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.

ARTICLE XVII
MISCELLANEOUS
17.1 Retirement and Welfare Plans. Neither the grant of Options nor the issuance of Shares may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.
17.2 Nonexclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
17.3 No Constraint on Corporate Action. Nothing in the Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or Affiliate to take any action that such entity deems to be necessary or appropriate.
17.4 Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company or any Subsidiaries or Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive benefits from the Company or any Subsidiary or Affiliate under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary or the Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

APPENDIX A - COUSINS PROPERTIES INCORPORATED 2021 EMPLOYEE STOCK PURCHASE PLAN

17.5 Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan (including without limitation, prospectuses required by the Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Participant elections) in a manner prescribed by the Committee.
17.6 No Representation or Warranties Regarding Tax Effect. Notwithstanding any provision of the Plan to the contrary, the Company, Subsidiaries, Affiliates, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Option granted or any Shares issued to any Participant under the Plan including, but not limited to, when and to what extent such Options or Shares may be subject to tax, penalties and interest under the Tax Laws.
17.7 Indemnification. Subject to requirements of the laws of the state of Georgia, each individual who is or shall have been a member of the Board or the Committee, or an officer of the Company or other person to whom authority was delegated in accordance with Article X, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful or gross misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
17.8 Data Protection. By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by the Company, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering the Plan. The Company may share such information with any Subsidiary or Affiliate, any trustee, its registrars, brokers, other third-party administrator or any person who obtains control of the Company or any Subsidiary or Affiliate or any division respectively thereof.

ARTICLE XVIII
GOVERNING LAW
The Plan will be governed by the laws of the state of Georgia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Participants are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Georgia to resolve any and all issues that may arise out of or relate to the Plan. The Plan shall be construed in a manner consistent with the Company’s status as a real estate investment trust (“REIT”). No Options will be granted, and no Shares will be issued: (i) to the extent that the grant of Options or issuance of Shares could cause the Participant or any other person to be in violation of the ownership limit or any other provision of the Company’s organizing documents; or (ii) if, in the discretion of the Committee, the grant of Options or issuance of Shares could impair the Company’s status as a REIT.
APPENDIX A - COUSINS PROPERTIES INCORPORATED 2021 EMPLOYEE STOCK PURCHASE PLAN

APPENDIX B

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS
TO FUNDS FROM OPERATIONS
(in thousands, except per share amounts)

	Year Ended December 31, 2020			Year Ended December 31, 2021
	Dollars	Weighted Average Common Shares	Per Share Amount	Dollars	Weighted Average Common Shares	Per Share Amount

Net Income Available to Common Stockholders	$237,278	148,277	$1.60	$278,586	148,666	$1.87
Noncontrolling interest related to unit holders.	315	297	—	56	25	—
Conversion of stock options	—	8	—	—	1	—
Conversion of unvested restricted stock units	—	54	—	—	199	—
Net Income - Diluted	237,593	148,636	$1.60	278,642	148,891	$1.87

Depreciation and amortization of real estate assets:
• Consolidated properties	287,960	—	$1.94	287,469	—	$1.93
• Share of unconsolidated joint ventures	8,740	—	0.06	9,674	—	0.06
• Partners’ share of real estate depreciation	(742)	—	—	(929)	—	(0.01)
Gain/loss on sale of depreciated properties:
• Consolidated properties	(90,105)	—	(0.61)	(152,611)	—	(1.01)
• Share of unconsolidated joint ventures	(450)	—	—	39	—	—
• Investment in unconsolidated joint ventures	(44,578)	—	(0.31)	(13,083)	—	(0.09)
Impairment	14,829	—	0.10	—	—	—
Funds From Operations	$413,247	148,636	$2.78	$409,201	148,891	$2.75

COUSINS 2022 PROXY STATEMENT

RECONCILIATION OF NET INCOME TO NET OPERATING INCOME
AND SAME PROPERTY NET OPERATING INCOME
(in thousands)

	Year Ended December 31, 2020	Year Ended December 31, 2021

Net income	$238,114	$278,996
Net operating income from unconsolidated joint ventures	18,836	19,223
Fee income	(18,226)	(15,559)
Termination fee income	(3,835)	(5,105)
Other income	(231)	(451)
Reimbursed expenses	1,580	2,476
General and Administrative expenses	27,034	29,321
Interest expense	60,605	67,027
Impairment	14,829	—
Depreciation and amortization	288,648	288,092
Transaction costs	428	—
Other expenses	2,091	2,131
Income from unconsolidated joint ventures	(7,947)	(6,801)
Gain on sale of investment in unconsolidated joint ventures, net	(45,767)	(13,083)
Gain on sale of investment properties	(90,125)	(152,547)
Net Operating Income	$486,034	$493,720

Net Operating Income
Same Property	$403,722	$401,760
Non-Same Property	82,312	91,960
	$486,034	$493,720

APPENDIX B – RECONCILIATION OF NET INCOME TO NET OPERATING INCOME AND SAME PROPERTY
NET OPERATING INCOME

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Cousins

3344 Peachtree Road NE
Suite 1800
Atlanta, GA 30326
404-407-1000

COUSINS PROPERTIES INCORPORATED
ATTN: LEGAL
3344 PEACHTREE ROAD NE
SUITE 1800
ATLANTA, GA 30326

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CUZ2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D66897-P67380

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COUSINS PROPERTIES INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "FOR" PROPOSAL 4.

Nominees:	For	Against	Abstain
1a. Charles T. Cannada	☐	☐	☐
1b. Robert M. Chapman	☐	☐	☐
1c. M. Colin Connolly	☐	☐	☐
1d. Scott W. Fordham	☐	☐	☐
1e. Lillian C. Giornelli	☐	☐	☐
1f. R. Kent Griffin, Jr.	☐	☐	☐
1g. Donna W. Hyland	☐	☐	☐
1h. Dionne Nelson	☐	☐	☐
1i. R. Dary Stone	☐	☐	☐

	For	Against	Abstain
2. Approve, on an advisory basis, the compensation of the named executive officers.	☐	☐	☐
3. Approve the Cousins Properties Incorporated 2021 Employee Stock Purchase Plan.	☐	☐	☐
4. Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated March 16, 2022.

Please vote, sign and date this proxy and promptly return it in the enclosed envelope whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may revoke the proxy and vote these shares through the virtual format.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D66898-P67380

COUSINS PROPERTIES INCORPORATED
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
April 26, 2022 12:00 PM EDT

The undersigned hereby appoints Robert M. Chapman and M. Colin Connolly, and each of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of stock of Cousins Properties Incorporated which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held Tuesday, April 26, 2022, 12:00 PM EDT, and at any postponements or adjournments thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated March 16, 2022, and upon any other business that may properly come before the meeting or any postponements or adjournments thereof.

The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows and otherwise in their discretion upon all other matters that may properly come before the meeting or any postponements or adjournments thereof.

This proxy will be voted as directed. If no direction is indicated, this proxy will be voted "FOR ALL NOMINEES" for Director, "FOR" Proposal 2, "FOR" Proposal 3, and "FOR" Proposal 4.

(Continued and to be signed on the reverse side.)